    As filed with the Securities and Exchange Commission on October 8, 1999
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------

                                PHOTRONICS, INC.
             (Exact name of registrant as specified in its charter)

         Connecticut                       3861                       06-0854886
 (State or other jurisdiction   (Primary Standard Industrial       (I.R.S. Employer
      of incorporation)         Classification Code Number)       Identification No.)
                                 1061 East Indiantown Road
                                  Jupiter, Florida  33477
                                       (561) 745-1222

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Jeffrey P. Moonan, Esq.
                 Executive Vice President and General Counsel
                               Photronics, Inc.

                             --------------------

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

       Steven L. Wasserman, Esq.                    Richard A. Boehmer, Esq.
 Paul, Hastings, Janofsky & Walker LLP               O'Melveny & Myers LLP
            399 Park Avenue                          400 South Hope Street
    New York, New York  10022-4697               Los Angeles, California  90017
            (212) 318-6000                               (213) 430-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the consummation of the Merger (as defined below).

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

                                                  CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                                    Proposed maximum         Amount of
Title of each class of securities      Amount to be         Proposed maximum       aggregate offering    priceregistration
 to be registered                     registered (1)    offering price per share          (2)                  fee (2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value              5,725,669  shares        Not Applicable           $96,664,609           $26,872.76
     $.01 per share
---------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated number of shares of common stock, par value $.01 per share ("Photronics Common Stock"), issuable by the Registrant upon consummation of the merger (the "Merger") of a subsidiary of the Registrant with and into Align-Rite International, Inc. ("Align-Rite").

(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee was computed on the basis of (a) the average of the high and low prices of the common stock of Align-Rite as reported on the Nasdaq National Market on October 5, 1999 ($18.5625) multiplied by (b) 5,207,521 the maximum number of shares of Align-Rite common stock which will be converted into shares of Photronics common stock pursuant to the merger.

          The Registrant hereby amends this Registration Statement of such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

                  Subject to Completion, dated October 8, 1999

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT.


     As you may know, the boards of directors of Photronics, Inc. and Align-Rite International, Inc. have agreed on a merger that will create one of the world's largest photomask manufacturers. If we complete the merger, Align-Rite shareholders will receive Photronics common stock in exchange for their Align-Rite common stock.

     We will determine the number of Photronics shares that Align-Rite shareholders will receive in the merger for each Align-Rite share of common stock by dividing $23.09 by the average of the daily average per share high and low sales prices of one share of Photronics common stock as quoted on the Nasdaq National Market during the 20 consecutive trading days ending on the third trading day before the Align-Rite shareholders meeting, or if the closing of the merger is more than five business days after that meeting, the closing date. Until this conversion ratio is finally determined, the conversion ratio will vary with the average price of Photronics common stock during this period. The number of Photronics shares that the Align-Rite shareholders will receive generally will increase if the average price of Photronics shares decreases, and vice-versa. However, an Align-Rite shareholder cannot receive fewer than 0.8173 shares of Photronics common stock or more than 1.0995 shares of Photronics common stock for each share of Align-Rite common stock regardless of the price of Photronics common stock during the 20 consecutive trading day period.

     The average of the daily average per share high and low sales prices of Photronics common stock as quoted on the Nasdaq National Market during the 20 consecutive trading days ended ., 1999 was $. per share and the closing price of the common stock on the Nasdaq National Market on ., 1999 was $. per share. Assuming the average of the daily average per share high and low sales price at the time of the Align-Rite shareholders meeting is the same as at ., 1999, we would convert each share of Align-Rite common stock into . shares of Photronics common stock in the merger.

     The merger will not change the aggregate number of shares of Photronics common stock held by Photronics shareholders before the merger. However, Photronics shareholders' ownership percentage of the total shares outstanding will decrease as a result of the merger. As the conversion ratio increases, the post-merger ownership percentage of Align-Rite shareholders increases and the post-merger ownership percentage of Photronics shareholders decreases. Assuming a conversion ratio of ., we estimate that Align-Rite shareholders would own approximately .% of the outstanding Photronics common stock after the merger based on the number of shares of Align-Rite and Photronics common stock outstanding on

 ., 1999, and assuming Photronics sells 1,000,000 shares of its common stock as described below in this joint proxy statement/prospectus.

     Each of our boards of directors believes that the merger is advisable and in your best interest and unanimously recommends that you vote for the proposals relating to the merger at your meeting.

     We cannot complete the merger unless Align-Rite shareholders approve the merger and Photronics shareholders approve the issuance of Photronics common stock to Align-Rite shareholders in the merger. We have scheduled special meetings of our shareholders to vote on these matters. Your vote is very important.

     The dates, times and places of the special shareholder meetings are as follows:

For Photronics shareholders:            For Align-Rite shareholders:
[to be inserted]                        [to be inserted]


     It is important that your shares are represented and voted at your meeting regardless of the number of shares you own and whether or not you plan to attend the meeting. If you fail to vote or abstain, it will have the effect of a vote against the merger. We request that you complete, sign, date and promptly return the enclosed proxy card at your earliest convenience.

     For a description of certain significant considerations in connection with the merger and related matters described in this document, see "Risk Factors" beginning on page ..

     Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of the Photronics common stock to be issued in the merger or determined whether this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated ., 1999 and is being mailed to shareholders on ., 1999.

                                PHOTRONICS, INC.
                           1061 East Indiantown Road
                            Jupiter, Florida  33477
                            ________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [__________], 1999
                           _________________________

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Photronics, Inc. will be held on [__________], 1999, at [_____] p.m., local time at [____________________________], [_______________], [___________], for the
following purposes:

          1. To consider and vote upon a proposal to approve the issuance of shares of Photronics common stock in the merger contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 1999, among Photronics, Inc., AL Acquisition Corp., a wholly-owned subsidiary of Photronics, and Align-Rite International, Inc. A copy of the merger agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex A.

          2. To transact such other business as may properly come before the special meeting of shareholders or any adjournment or postponement thereof.

     The close of business on [__________], 1999 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the special meeting of shareholders and at any and all adjournments or postponements thereof.

     The board of directors of Photronics unanimously recommends that shareholders vote FOR approval of the share issuance. The affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy at which a quorum is present is required to approve the issuance of Photronics common stock in the merger. The merger will not be completed unless the share issuance is approved by Photronics shareholders.

     The accompanying Joint Proxy Statement/Prospectus gives you more information about the merger and the share issuance. We have enclosed a proxy card for you to cast your vote.

     Whether or not you plan to attend the special meeting of shareholders, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. You may revoke your proxy in writing or in person at any time before the special meeting of shareholders in accordance with the instructions in the accompanying Joint Proxy

Statement/Prospectus. If your proxy card is signed, dated and returned without specifying your choice, the shares will be voted as recommended by the directors.


                                 By Order of the Board of Directors


                                 _______________________________
                                 Jeffrey P.  Moonan
                                 Secretary

Jupiter, Florida
____________, 1999

                         ALIGN-RITE INTERNATIONAL, INC.
                              2428 Ontario Street
                           Burbank, California  91504
                            ________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON [__________], 1999
                           _________________________

     A special meeting of shareholders of Align-Rite International, Inc. will be held on [________], 1999, at [_______] a.m., local time, at the
[_______________], [____________________], [______], [_________], [_________]
for the purposes of considering and acting on the following proposals:

          1. A proposal to approve and adopt the principal terms of the Agreement and Plan of Merger dated as of September 15, 1999, among Photronics, Inc., AL Acquisition Corp., a wholly-owned subsidiary of Photronics, and Align-Rite International, Inc., and approve the merger. A copy of the merger agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex A.

          2. To transact such other business as may properly be presented at the special meeting of shareholders or any adjournment or postponement thereof.

     Holders of record of the Align-Rite common stock at the close of business on [___________], 1999 are entitled to notice of and to vote at the special meeting of shareholders.

     The board of directors of Align-Rite unanimously recommends that shareholders vote FOR approval of the principal terms of the merger agreement and the merger. The affirmative vote of the holders of a majority of the outstanding shares of Align-Rite common stock is required to approve the principal terms of the merger agreement and approve the merger. The merger will not be completed unless the merger is approved by the Align-Rite shareholders.

     The accompanying Joint Proxy Statement/Prospectus gives you more information about the merger. We have enclosed a proxy card for you to cast your vote.

     Whether or not you plan to attend the special meeting of shareholders in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. You may revoke your proxy in writing or in person at any time before the special meeting of shareholders in accordance with the instructions in the accompanying Joint Proxy Statement/Prospectus. If your proxy card is signed, dated and returned without specifying your choice, the shares will be voted as recommended by the directors.

                                 By Order of the Board of Directors



                                 [_________________]
                                 Petar N.  Katurich
                                   Secretary



Burbank, California
[___________ __, 1999]

                               Table of Contents


Section                                                                       Page
-------                                                                       ----
QUESTIONS AND ANSWERS ABOUT THE MERGER........................................   1

SUMMARY.......................................................................   6

RISK FACTORS..................................................................  21

  The merger consideration to be received by Align-Rite shareholders is not determinable in advance and could substantially differ from their expectations..........................................................  21

  The cap on the conversion ratio could result in a substantial reduction in the value of the merger consideration to be received by
  Align-Rite shareholders.....................................................  21

  The merger may be terminated if Photronics' stock price falls substantially.  21

  Photronics shareholders will be diluted by the merger.......................  22

  We may have difficulties in combining the operations of Photronics and Align-Rite..............................................................  22

  We depend on demand for integrated circuit design activity by the semiconductor industry, which fluctuates....................................  22

  We may experience fluctuations in our quarterly operating results...........  23

  Rapid technological change may affect our operations........................  23

  Our operations require significant capital investments......................  24

  We depend on major customers, the loss of which could adversely affect our operating results and financial condition...............................  24

  We depend on major suppliers and the inability to obtain equipment or raw materials when required could affect adversely our business and results of operations...............................................................  24

  Our acquisition strategy could place significant demands on our management and systems.................................................................  25

  Our operations in international markets could pose risks....................  25

  We will depend on key personnel of Photronics and Align-Rite................  26

  Forward looking statements..................................................  26

THE SPECIAL MEETINGS..........................................................  28
  Times and Places; Purposes..................................................  28
  Record Dates; Voting Rights.................................................  28
  Votes Required..............................................................  28
  Quorum......................................................................  29
  Proxies; Revocation of Proxies..............................................  29
  Solicitation of Proxies.....................................................  31
  Share Ownership of Management...............................................  32


INFORMATION ABOUT ALIGN-RITE..................................................  32
  Beneficial Ownership of Align-Rite Common Stock.............................  33

INFORMATION ABOUT PHOTRONICS..................................................  34
  Beneficial Ownership of Photronics Common Stock.............................  35

THE MERGER....................................................................  38
  Structure of the Merger.....................................................  38
  Merger Consideration........................................................  38
  No Fractional Shares........................................................  39
  Effective Time of the Merger................................................  40
  Background of the Merger....................................................  40
  Photronics Board Reasons for the Merger; Recommendation of the
            Photronics Board..................................................  43
  Align-Rite Board Reasons for the Merger; Recommendation of the
            Align-Rite Board..................................................  44
  Opinions of Financial Advisors..............................................  46
  Opinion of Financial Advisor to the Photronics Board........................  46
  Opinion of Financial Advisor to Align-Rite Board............................  63
  Interests of Certain Persons in the Merger..................................  75
  Certain U.S. Federal Income Tax Consequences................................  77
  Anticipated Accounting Treatment............................................  79
  Regulatory Approvals........................................................  80
  Percentage Ownership Interest of Align-Rite Shareholders After the Merger...  80
  Dissenters' Rights..........................................................  80
  Nasdaq National Market Listing..............................................  83
  Certain Consequences of the Merger..........................................  83
  Management After the Merger.................................................  83
  Resales of Photronics Common Stock..........................................  83

TERMS OF THE MERGER AGREEMENT.................................................  84
  Conversion of Shares in the Merger..........................................  84
  Exchange Agent; Procedures for Exchange of Certificates.....................  84
  Representations and Warranties..............................................  85
  Conduct of Business Pending the Merger......................................  86
  Other Covenants.............................................................  89
  Shareholders meetings.......................................................  89
  Access to Information; Confidentiality......................................  89
  Filings; Other Actions......................................................  89
  No Solicitation.............................................................  90
  Sale of Shares by Photronics................................................  91
  Conditions to the Merger....................................................  91
  Employee Matters............................................................  92
  Indemnification of Directors and Officers...................................  92
  Termination.................................................................  93
  Fees and Expenses...........................................................  95
  Termination Fee.............................................................  95
  Amendment...................................................................  95
  Waiver......................................................................  95

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.............................  97

COMPARISON OF THE RIGHTS OF HOLDERS OF ALIGN-RITE
 COMMON STOCK AND PHOTRONICS COMMON STOCK.....................................  106


EXPERTS.......................................................................  120

LEGAL OPINIONS................................................................  120

SHAREHOLDER PROPOSALS.........................................................  120

OTHER MATTERS.................................................................  121


WHERE YOU CAN FIND MORE INFORMATION...........................................  121

ANNEX A    Agreement and Plan of Merger,
           dated as of September 15, 1999
           among Photronics, Inc., AL
           Acquisition Corp. and Align-Rite
           International, Inc.

ANNEX B    Opinion of Banc of America
           Securities  LLC

ANNEX C    Opinion of CIBC World Markets
           Corp.

ANNEX D    Chapter 13 of the California
           General Corporation Law

ANNEX E    Align-Rite Annual Report on Form
           10-K for the Fiscal Year Ended
           March 31, 1999

ANNEX F    Align-Rite Quarterly Report on
           Form 10-Q for the Quarter Ended
           June 30, 1999
                            ------------------------


This document incorporates important business and financial information about Photronics and Align-Rite that is not included in or delivered with this document. Shareholders may obtain this information from the appropriate company without charge upon written or oral request to the following:

Photronics, Inc.                   Align-Rite International, Inc.
15 Secor Road                      2428 Ontario Street
Brookfield, CT 06804               Burbank, California 91504
Attention:  Michael W. McCarthy    Attention: Petar N. Katurich
(203) 775-9000                     (818) 843-7220

If you would like to request documents from us, please do so by *, 1999 so that you may receive them before the special shareholder meetings. If you request any incorporated documents, we will mail them to you by first class mail or other equally prompt means as soon as practicable after we receive your request.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why do Photronics and Align-Rite want to merge?

A. We believe that the merger will enable Photronics and Align-Rite to more effectively operate in the photomask industry by creating a larger company that will be better able to fund increased capital expenditures and research and development costs necessary to remain competitive and to serve customers in global markets. For more detailed reasons for the merger, see pages . through ..

Q:  What will Align-Rite common shareholders receive in the merger?

A: We will exchange each outstanding share of Align-Rite common stock for between 0.8173 and 1.0995 of a share of Photronics common stock based on a conversion ratio to be calculated as described below. Align-Rite shareholders will not receive any fractional shares. Instead, they will receive cashbased on the market value of a share of Photronics common stock multiplied by the appropriate fraction in lieu of any fractional shares.

Q:  How is the conversion ratio determined?

A: We will determine the conversion ratio by dividing $23.09 by the average of the daily average per share high and low sales prices of one share of Photronics common stock as quoted on the Nasdaq National Market during the 20 consecutive trading days ending on the third trading day before the Align-Rite shareholders meeting, or if the closing is more than five business days after the meeting, the closing date. However, if the average is greater than $28.25, the conversion ratio will be fixed at 0.8173 and if the average is less than $21.00, the conversion ratio will be 1.0995.


   The following table illustrates how the conversion ratio will be calculated based on assumed averages of the daily average per share high and low sales price of Photronics common stock:

 Photronics average per share
 high and low sales price               Conversion Ratio
------------------------------         ------------------
       $29.00                              .8173
        28.50                              .8173
        28.25                              .8173
        27.50                              .8396

        27.00                              .8552
        26.50                              .8713
        26.00                              .8881
        25.50                              .9055
        25.00                              .9236
        24.50                              .9424
        24.00                              .9621
        23.50                              .9826
        23.00                             1.0039
        22.50                             1.0262
        22.00                             1.0495
        21.50                             1.0740
        21.00                             1.0995
        20.50                             1.0995
        20.00                             1.0995

        If the average price of Photronics common stock falls below $16.00, Align-Rite may terminate the merger agreement.

        If you would like up-to-date information on what the conversion ratio would be as of a date prior to the date of the special shareholders meetings, you may call Align-Rite's proxy solicitor, ., at ..

Q: What percentage of Photronics common stock will be received by Align-Rite shareholders?

A: Assuming a conversion ratio of 0.8173, we estimate that Align-Rite shareholders would own approximately 14.6% of the outstanding Photronics common stock after the merger based on the number of outstanding shares of Align-Rite and Photronics common stock on August 1, 1999. The percentage assumes the exercise of options and other rights to purchase approximately 530,000 shares of Align-Rite common stock. The percentage also gives effect to the sale by Photronics of1,000,000 shares of its common stock in order for the merger to qualify for pooling of interests treatment. As the conversion ratio increases, the post-merger ownership percentage of Align-Rite shareholders will increase, and the maximum percentage would be 18.7%.

Q: Will Photronics shareholders receive any shares as a result of the merger?

A: No. Photronics shareholders will continue to hold the Photronics shares they own at the time of the merger.

Q: Will the merger dilute the ownership of Photronics shareholders?

A: Yes. The issuance of shares of Photronics common stock to Align-Rite shareholders will dilute the ownership of existing Photronics shareholders. The extent of the dilution will depend upon the conversion ratio.

Q: What are the tax consequences of the merger to Align-Rite and Photronics shareholders?

A: The exchange of shares of Align-Rite shareholders will be tax-free to them for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of Photronics common stock. The merger will have no tax consequences to Photronics shareholders. A summary of the material federal income tax consequences of the merger is included in the section "The Merger -- Certain U.S. Federal Income Tax Consequences" on page ..

Q: When do you expect to complete the merger?

A: We expect to complete the merger as soon as possible after the shareholders meetings if we obtain the required shareholder approvals at these meetings. However, we cannot complete the merger untilwe satisfy numerous additional conditions. We cannot predict when we will complete the merger since we do not know when we will satisfy all of the conditions. For example, federal and state antitrust authorities must complete the review of the merger. However, either company can terminate the merger agreement if we do not complete the merger by February 25, 2000.

Q: What do I need to do now?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that the proxyholder may vote your shares at your shareholders meeting.

Q: How will my shares be voted if I return a blank proxy card?

A: If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposal submitted at your shareholders meeting.

Q: What will be the effect if I do not vote?

A: If you fail to return your properly executed proxy card or abstain from voting and you are

   .an Align-Rite shareholder, it will have the same effect as voting against the merger

   .a Photronics shareholder, it will have the same effect as a vote against the proposal to issue Photronics common stock in the merger.

Q: Can I vote my shares in person?

A: Yes. You may attend your shareholders meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q: Can I revoke my proxy and change my vote?

A: Yes. You may revoke your proxy on or before the day of your shareholders meeting by following the directions on page .. Then you can either change your vote or attend your shareholders meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

Q: Should I send in my stock certificates now?

A: No. After we complete the merger, we will send Align-Rite shareholders written instructions to exchange their stock certificates for certificates evidencing Photronics common stock. Photronics shareholders will retain their stock certificates after the merger.

                       Who Can Help Answer Your Questions

     If you have more questions about the merger you should contact:

        Photronics, Inc.                       Align-Rite International, Inc.
       Investor Relations                            Investor Relations
          15 Secor Road                             2428 Ontario Street
      Brookfield, CT 06804                       Burbank, California 91504
 Attention:  Michael W. McCarthy               Attention: Petar N.  Katurich
         (203) 775-9000                                (818) 843-7220


     If you would like additional copies of this document, if you want updated information concerning the conversion ratio or if you have other questions about the merger, you may contact Align-Rite's proxy solicitor:

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of the merger fully and for a more complete description of these terms, you should read carefully this entire document, including the annexes and the documents we have referred you to. See "Where You Can Find More Information" on page ..


                           The Companies (see page .)

Photronics, Inc.
1061 East Indiantown Road
Jupiter, Florida 33477

  Photronics is a leading global manufacturer of photomasks. Based upon available market information, Photronics believes that it is one of the largest photomask manufacturers in the world.

Align-Rite International, Inc.
2428 Ontario Street
Burbank, California 91504

  Align-Rite manufactures and markets photomasks for the global semiconductor industry. Align-Rite currently serves more than 250 customers located in 21 countries from four manufacturing facilities in Burbank, California, Melbourne, Florida, Bridgend, Wales and Heilbronn, Germany.

                Our Recommendations To Shareholders (see page .)

To Photronics Shareholders:

  The Photronics board of directors believes that the merger is advisableand is in your best interest and unanimously recommends that you vote FOR the Photronics merger proposal to approve the issuance of Photronics common stock in the merger.

To Align-Rite Shareholders:

  The Align-Rite board of directors believes that the merger is advisable and is in your best interest and unanimously recommends that you vote FOR the Align-Rite merger proposal to approve the principal terms of the merger agreement and approve the merger.


                         Opinions of Financial Advisors
                                  (see page .)

  In deciding to approve the merger, we considered opinions from our respective financial advisors as to the fairness of the conversion ratio from a financial point of view to Photronics and the Align-Rite shareholders.

Photronics received an opinion from Banc of America Securities and Align-Rite received an opinion from CIBC World Markets. These opinions are attached as Annexes B and C to this document. We encourage you to read them in their entirety and consider these opinions.

           Photronics Shares to be Issued to Align-Rite Shareholders

  We will exchange each outstanding share of Align-Rite common stock for between
0.8173 and 1.0995 of a share of Photronics common stock based on a conversion ratio to be calculated as described elsewhere in this document. Align-Rite shareholders will not receive any fractional shares. Instead, they will receive cash based on the market value of a share of Photronics common stock multiplied by the appropriate fraction in lieu of any fractional shares.

                        Interests of Certain Align-Rite
                        Executive Officers and Directors
                                 in the Merger
                                  (see page .)

  When considering the recommendation of the board of directors of Align-Rite regarding the merger, you should be aware of the interest that certain executive officers and directors of Align-Rite have in the merger that are different from your and their interests as shareholders:

  .James L. MacDonald - Align-Rite's Chairman of the Board, Chief Executive
   Officer and President and Petar N. Katurich - Align-Rite's Vice President of Finance, Chief Financial Officer, Secretary and a director of Align-Rite have entered into amendments to their existing employment agreements with Align-Rite. These amendments will be effective only if the merger occurs and provide for salary and bonus arrangements that will apply after the merger;

  .Under the terms of existing stock option agreements, if the merger is completed, stock options to purchase an aggregate of 510,652 shares of Align-Rite common stock will become exercisable immediately, including stock options to purchase 304,196 shares of Align-Rite common stock held by directors and executive officers of Align-Rite. Each stock option will become an option to purchase Photronics common stock;

  .Photronics has agreed to continue in effect the indemnification currently in effect for Align-Rite's directors and officers and to maintain directors' and officers' liability insurance covering Align-Rite's directors and officers for a period of six years after the merger; and

  .Mr. MacDonald and a trust in which he is co-trustee have agreed to vote for approval of the principal terms of the merger agreement and the merger and to pay Photronics a specified amount if the merger agreement is terminated under certain circumstances and Align-Rite completes a business combination with a third party at a price in excess of $23.09 per share of Align-Rite common stock.

                          Risks Related to the Merger
                                  (see page .)

  Please note that once the merger is completed, the combined company is subject to certain risks as discussed in the section "Risk Factors" on pages . through
 ..  These risks include:

  .possible difficulties in combining two companies that were previously operated independently;

  .cyclicality of demand for photomasks by semiconductor manufacturers;

  .fluctuations in quarterly operating results;

  .rapid technological changes;

  .the continuing need for significant investment in our business;

  .dependence on major customers and suppliers;

  .demands on our management and systems as a result of our acquisition strategy;

  .risks posed by our international operations; and

  .dependence on key personnel.


                             The Photronics Meeting
                                  (see page .)

  The special meeting of the Photronics shareholders will be held at [___________] on ., 1999, at . p.m. local time.

  At the Photronics meeting, holders of Photronics common stock will consider and vote upon the proposal to approve the issuance of Photronics common stock to the Align-Rite shareholders in the merger.

  Approval of the issuance of Photronics common stock to Align-Rite shareholders in the merger requires the affirmative vote of the holders of a majority of the shares represented at the Photronics meeting in person or by proxy at which a quorum is present.

  Only Photronics common shareholders who hold Photronics common stock at the close of business on the Photronics record date, ., 1999, will be entitled to notice of and to vote at the Photronics meeting. On September 30, 1999, directors and executive officers of Photronics and their affiliates beneficially owned approximately 15.6% of the outstanding shares of Photronics common stock, including shares issuable pursuant to options.

  In conjunction with the execution of the merger agreement, Constantine S. Macricostas, Chairman of the Board of Photronics, entered into an agreement with Align-Rite to vote all Photronics common stock that he is entitled to vote in favor of the merger proposal. Mr. Macricostas has voting control, or is a partner, shareholder or officer of entities that have voting control, with respect to 2,993,742 shares of Photronics common stock, which represented approximately 12.5% of the outstanding shares of Photronics common stock as of September 30, 1999.

  As of ., 1999, Photronics had a total of . shares of common stock outstanding.


                             The Align-Rite Meeting
                                  (see page .)

  The special meeting of the Align-Rite shareholders will be held at . on ., 1999, at . a.m. local time.

  At the Align-Rite meeting, holders of Align-Rite common stock will consider and vote to approve the principal terms of the merger agreement and the merger. This approval requires the affirmative vote of the holders of a majority of the outstanding shares of Align-Rite common stock.

  Only Align-Rite common shareholders who hold Align-Rite common stock at the close of business on the Align-Rite record date, ., 1999, will be entitled to notice of and to vote at the Align-Rite meeting. On September 30, 1999, directors and executive officers of Align-Rite and their affiliates beneficially owned approximately 15.85% of the outstanding shares of Align-Rite common stock, including shares issuable pursuant to options.

  In conjunction with the execution of the merger agreement, certain Align-Rite shareholders who hold an aggregate of approximately 11.9% of the outstanding Align-Rite common stock as of the date of this document entered into a voting agreement with Photronics to vote all Align-Rite common stock that they are entitled to vote in favor of approving the merger proposal.

  As of ., 1999, Align-Rite had a total of . shares of common stock outstanding.


                                   The Merger

  The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.


Conditions to the Merger (see page .)

  We will not complete the merger until we have satisfied numerous conditions. Some of the conditions are listed below:

  .the Photronics and Align-Rite shareholders approve the merger proposals;

  .no law or court order prohibits the merger;

  .the federal antitrust authorities complete their review of the merger and do not seek to prohibit the merger;

  .Photronics and Align-Rite each receives letters from its independent auditors stating their concurrence with the respective management's conclusion as to the appropriateness of pooling of interests accounting treatment for the merger;

  .Photronics and Align-Rite each receives opinions from its counselthat the merger qualifies as a tax-free reorganization under the Internal Revenue Code; and

  .there are not effective demands for payment of dissenters' rights by shareholders of Align-Rite for five percent or more of its outstanding shares.

  Certain conditions may be waived by the company entitled to assert the condition.


Regulatory Approvals (see page .)

  Under the Hart-Scott-Rodino Antitrust Improvements Act, we must furnish certain information and materials to the Department of Justice and the Federal Trade Commission and wait a specified period of time before we can complete the merger. The Department of Justice or the Federal Trade Commission has the authority to challenge the merger on antitrust grounds before or after we complete the merger. We filed premerger notification forms with the Department of Justice and the Federal Trade Commission on October 1, 1999.

  Some governmental authorities may impose conditions on the merger before granting approval. We cannot predict whether we will obtain the required regulatory approvals within the time frame specified in the merger agreement or on conditions that would not be detrimental to either of us or the combined company.


Termination of the Merger Agreement (see page .)

  The board of directors of both companies can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, either company can individually terminate the merger agreement if we do not complete the merger by February 25, 2000 or the shareholders of either company fail to approve such company's merger proposal. Align-Rite also has certain termination rights if it receives a superior acquisition proposal or if the average of the daily average per share high and low sales prices of one share of Photronics common stock during a specified period falls below $16.00. Both companies have additional termination rights more specifically described in the section "Terms of the Merger Agreement -- Termination."

  If the merger agreement is terminated, in certain circumstances, Align-Rite must pay Photronics a termination fee of $3,640,000.

Accounting Treatment (see page .)

  Photronics expects to account for themerger as a pooling of interests. Under this accounting method, Photronics will restate its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of Align-Rite. In order for the merger to qualify for pooling of interests treatment, Photronics must sell 1,000,000 shares of its common stock that it acquired within the two years before the transaction.


Tax Consequences of the Merger
(see page .)

The conversion of shares of Align-Rite shareholders will be tax-free to them for U.S. federal income tax purposes, except for taxes payable on any gain recognized as a result of receiving cash in lieu of fractional shares of Photronics common stock. The merger will have no tax consequences to Photronics shareholders.

Comparison of Rights of Align-Rite and Photronics Shareholders
(see page .)

When the merger is completed, Align-Rite shareholders will become Photronics shareholders. Align-Rite is a California corporation and Photronics is a Connecticut corporation. For a comparison of the rights of Align-Rite shareholders and of Photronics shareholders see "Comparison of the Rights of Holders of Align-Rite Common Stock and Photronics Common Stock."


Treatment of Stock Options
(see page .)

All outstanding Align-Rite stock options that are not vested will vest when the merger is completed. Each Align-Rite stock option will become an option to purchase Photronics common stock. Each option will entitle its holder to receive upon exercise the same number of shares of Photronics common stock as the holder would receive if he exercised the option immediately before the merger. The exercise price for each option will be equal to (x) the aggregate exercise price for the Align-Rite common stock purchasable upon exercise of the option divided by (y) the number of shares of Photronics common stock purchasable under the option.


Dissenters' Rights (see page .)

  If holders of 5% or more of the outstanding shares of Align-Rite common  stock

  .vote against the merger;

  .make a written demand to Align-Rite for the purchase of their shares; and

  .take certain other action to secure their dissenters' rights;

they would be entitled to receive the fair market value in cash of their shares of Align-Rite common stock as of the date prior to the announcement of the proposed terms of the merger. However, this would allow Photronics to terminate the merger agreement.

                                Photronics, Inc.
                       Selected Historical Financial Data

     The following selected financial data for Photronics is derived from its consolidated financial statements. This selected historical financial data is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes to those financial statements contained in Photronics' Annual Report on Form 10-K for the year ended November 1, 1998 and Quarterly Report on Form 10-Q for the quarter and nine months ended August 1, 1999. All share and per share amounts have been adjusted for a two-for-one stock split for shareholders of record on November 17, 1997.

                                                        Year Ended                   Nine Months Ended
                               -------------------------------------------------------------------------
                                Oct. 31,   Oct. 31,  Oct. 31,   Nov. 2    Nov. 1,    Aug. 2,    Aug. 1,
                                  1994      1995       1996      1997      1998       1998       1999
                               -------------------------------------------------------------------------
                                                (in thousands, except per share amounts)
OPERATING DATA:
Net sales                         $80,696   $125,299  $160,071  $197,451  $222,572   $169,920   $160,675
Operating costs and expenses       66,459    101,709   127,806   157,047   183,314    136,529    148,346
Non-recurring restructuring
 charge                                 -          -         -         -     3,800      3,800          -
                                  -------   --------  --------  --------  --------   --------   --------
 Operating income                  14,237     23,590    32,265    40,404    35,458     29,591     12,329
Other income (expense),   net       1,064      6,252     1,638     1,032    (2,376)    (1,458)    (2,704)
Income before income taxes         15,301     29,842    33,903    41,436    33,082     28,133      9,625
Provision for income taxes          4,965*    11,210    12,900    15,800    12,600     10,700      3,700
                                  -------   --------  --------  --------  --------   --------   --------
 Net income                       $10,336*  $ 18,632  $ 21,003  $ 25,636  $ 20,482   $ 17,433   $  5,925
                                  =======   ========  ========  ========  ========   ========   ========
Earnings per share:
 Basic                            $  0.53*  $   0.87  $   0.89  $   1.07  $   0.84   $   0.72   $   0.25
                                  =======   ========  ========  ========  ========   ========   ========
 Diluted                          $  0.51*  $   0.83  $   0.87  $   1.03  $   0.84   $   0.70   $   0.25
                                  =======   ========  ========  ========  ========   ========   ========
Weighted average number of
 common shares outstanding:
 Basic                             19,488     21,504    23,496    23,910    24,350     24,356     23,966
                                  =======   ========  ========  ========  ========   ========   ========
 Diluted                           20,124     22,414    24,202    26,628    28,958     29,082     23,966
                                  =======   ========  ========  ========  ========   ========   ========


* Includes cumulative effect of change in accounting for income taxes of $237, or $0.01 per basic and diluted share.

                                                                   As of
                                 ----------------------------------------------------------------------------
                                 October 31,  October 31,  October 31,  November 2,   November 1,   August 1,
                                    1994         1995         1996         1997         1998          1999
                                 -----------  -----------  -----------  -----------   -----------   ---------
                                                               (in thousands)
BALANCE SHEET DATA:

Working capital                      $32,329     $ 49,653     $ 21,613     $ 81,398     $ 36,871   $ 17,197
Property, plant and equipment         39,205       72,063      123,666      203,813      251,381    280,919
Total assets                          98,346      174,218      211,903      365,212      371,549    387,075
Long-term debt                           495        1,809        1,987      106,194      104,261    115,799
Shareholders' equity                  80,402      134,045      156,417      185,975      200,430    204,114

                         Align-Rite International, Inc.
                       Selected Historical Financial Data


  Set forth below is selected financial data for Align-Rite for and as of the periods indicated. This selected historical financial data is only a summary and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes to those consolidated financial statements contained in Align-Rite's Annual Report on Form 10-K for the year ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

                                               Fiscal Years Ended March 31,               Nine Months Ended
                                      -----------------------------------------------------------------------
                                                                                          June 30,   June 30,
                                        1995      1996       1997      1998      1999       1998       1999
                                      -------   --------   --------  --------  --------   --------   --------
                                                   (In thousands, except per share amounts)
OPERATING DATA:
Net sales                              $25,404   $33,290    $38,001   $46,721   $52,443    $38,371   $38,121
Operating costs and expenses            20,402    26,260     29,935    37,187    43,946     30,688    33,565
                                       -------   -------    -------   -------   -------    -------   -------
   Operating income                      5,002     7,030      8,066     9,534     8,497      7,683     4,556
Interest income (expense), net            (200)      325        315       254      (124)       249      (232)
Income before income tax
   provisions and minority interest      4,802     7,355      8,381     9,788     8,373      7,928     4,324
Income tax provision                     1,216     2,219      3,056     3,688     3,069      2,982     1,508
Minority interest                          162       172          -         -         -          -         -
                                       -------   -------    -------   -------   -------    -------   -------
Net income                             $ 3,424   $ 4,964    $ 5,325   $ 6,100   $ 5,304    $ 4,946   $ 2,816
                                       =======   =======    =======   =======   =======    =======   =======
Basic earnings per share                 $3.05     $1.46      $1.21     $1.37     $1.18      $1.11   $  0.62
                                       =======   =======    =======   =======   =======    =======   =======
Shares used in per share
   computation                           1,123     3,393      4,386     4,439     4,495      4,457     4,526
                                       =======   =======    =======   =======   =======    =======   =======

Diluted earnings per share               $1.17     $1.12      $1.11     $1.25     $1.09      $1.01   $  0.58
                                       =======   =======    =======   =======   =======    =======   =======
Shares used in per share
   computation                           2,933     4,446      4,799     4,865     4,869      4,880     4,868
                                       =======   =======    =======   =======   =======    =======   =======

                                                      As of March 31                          As of June 30,

                                        1995      1996      1997     1998       1999               1999
                                      -------   --------  --------  --------  --------           --------
                                                                (In thousands)
BALANCE SHEET DATA:

Cash and cash equivalents              $ 3,861   $12,707  $ 6,734  $ 5,523  $ 6,328             $    4,550

Working capital                          3,849    17,254   10,727    6,636    2,130                  6,613

Property and equipment, net              6,506     8,517   22,089   33,575   61,333                 60,223

Total assets                            17,261    30,422   38,781   51,158   80,292                 78,875

Long-term debt, less current
   portion*                              1,905         -        -        -   15,208                 17,960

Total shareholders' equity               5,977    25,285   31,373   37,766   43,302                 44,255

*As of March 31, and June 30, 1999, includes $10,008,000 and $10,760,000, respectively of equipment payables to be financed utilizing existing bank lines of credit.

              Summary Unaudited Pro Forma Combined Financial Data

     The following summary unaudited pro forma combined financial data gives effect to the merger, which we will account for as a pooling of interests in accordance with generally accepted accounting principles. The operating data assumes that the merger was completed at the beginning of the periods presented, and the balance sheet data assumes that the merger was completed as of August 1, 1999. The summary unaudited pro forma combined financial data does not reflect any cost savings and other synergies which may result from the merger and is not necessarily indicative of the results of operations or the financial position which would have occurred had the merger been completed on the dates indicated, nor is it necessarily indicative of future results or financial position. This information is only a summary and you should read the information presented below in conjunction with the historical financial statements of Photronics and Align-Rite contained in their annual and quarterly reports incorporated by reference and the Unaudited Pro Forma Financial Statements and the related notes included in this joint proxy statement/prospectus



                                          Year Ended                   Nine Months Ended
                             -------------------------------------   ---------------------
                             October 31,  November 2,  November 1,   August 2,   August 1,
                                1996         1997         1998         1998        1999
                              --------     --------     --------     --------   --------
                                    (in thousands, except per-share amounts)
OPERATING DATA:  (1)
   Net sales                  $198,072     $244,172     $274,936     $208,291   $198,796
                              ========     ========     ========     ========   ========
   Net income                 $ 26,328     $ 31,736     $ 27,239     $ 22,379   $  8,741
                              ========     ========     ========     ========   ========
   Earnings per share:
   Diluted                    $   0.92     $   1.08     $   0.93     $   0.76   $   0.30
                              ========     ========     ========     ========   ========
   Basic                      $   0.94     $   1.12     $   0.94     $   0.77   $   0.30
                              ========     ========     ========     ========   ========
                                As of
                              August 1,
                                1999
                              ---------
BALANCE SHEET DATA:
   Total assets               $465,950
   Long-term debt              113,759
   Shareholders' equity        265,369

                             Summary Per Share Data


  We have summarized below the per share information of Photronics and Align-Rite on a historical, pro forma combined and pro forma equivalent basis. The information should be read in conjunction with the historical financial statements and related notes to those financial statements of Photronics and Align-Rite that are incorporated by reference in this joint proxy statement/prospectus. For information on where you can find more information about Photronics and Align-Rite, see pages . and ..

  You should be aware that pro forma information may not be indicative of what actual results will be in the future or what results would have been had Photronics and Align-Rite been merged for the periods presented.


                                         Year Ended       Nine Months Ended
                                          March 31,            June 30,
                                     ------------------   -----------------
                                      1997   1998  1999     1998      1999
                                     -----  ------ -----   ------    ------
Align-Rite Historical

Income per common share, basic       $1.21  $1.37  $1.18    $1.11    $0.62
Income per common share, diluted      1.11   1.25   1.09     1.01     0.58
Cash dividends declared per share        -      -      -        -        -
Book value per share (1)                            9.54              9.73

                                                     Year Ended                 Nine Months Ended
                                       --------------------------------------  --------------------
                                       October 31,   November 2,  November 1,  August 2,  August 1,
                                          1996          1997         1998        1998       1999
                                       -----------   -----------  -----------  ---------  ---------
Photronics Historical

Income per common share, basic             $0.89        $1.07        $0.84      $0.72      $0.25
Income per common share, diluted            0.87         1.03         0.84       0.70       0.25
Cash dividends declared per share              -            -            -          -          -
Book value per share (1)                                              8.29                  8.54

                                                     Year Ended                 Nine Months Ended
                                       --------------------------------------  --------------------
                                        October 31,  November 2,  November 1,  August 2,  August 1,
                                           1996         1997         1998        1998       1999
                                       -----------   -----------  -----------  ---------  ---------
Unaudited pro forma combined (2):
 Income per common share, basic               $0.94        $1.12        $0.94      $0.77      $0.30
 Income per common share, diluted
                                               0.92         1.08         0.93       0.76       0.30
 Cash dividends declared per share                -            -            -          -          -
 Book value per share                             -            -         8.44          -       9.07

Align-Rite per share equivalent (3):
 Income per common share, basic
 Income per common share, diluted
 Cash dividends declared per share
 Book value per share


(1) Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) For purposes of the unaudited pro forma combined share data, Align-Rite's financial information has been conformed to within 93 days of Photronics' financial information for the year ended November 1, 1998.

(3) The equivalent pro forma share amounts of Align-Rite are calculated by multiplying unaudited pro forma combined income per share and book value per share amounts by an assumed conversion ratio of . based on the average of the daily average high and low sales prices of Photronics common stock of . for the 20 consecutive trading days ending on [________], 1999.

          Comparative Per Share Market Price and Dividend Information


     Photronics common stock is traded on the Nasdaq National Market under the symbol "PLAB." Align-Rite common stock is traded on the Nasdaq National Market under the symbol "MASK."

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Photronics common stock and Align-Rite common stock each as reported on the Nasdaq National Market.

                                        Photronics          Align-Rite
                                          Common              Common
                                          Stock               Stock
                                        Sale Price          Sale Price
                                        ----------          ----------
                                      High      Low       High       Low
                                    --------  --------  --------  ----------
1997

First Quarter                       $19.1250  $13.9375  $13.7500    $11.3750

Second Quarter                       23.8750   13.7500   14.7500      9.9375

Third Quarter                        31.3750   22.8750   23.8750     12.0000

Fourth Quarter                       29.5000   17.5625   24.0000     12.7500

1998

First Quarter                        31.0000   20.0625   17.1250     13.0025

Second Quarter                       37.0625   20.1250   17.2500     13.2500

Third Quarter                        24.2500   12.6250   15.0625      9.8750

Fourth Quarter                       24.9375    9.5000   14.5000      8.6875

1999

First Quarter                        28.1250   18.6250   14.1250     11.5625

Second Quarter                       25.8125   19.1250   14.0000     11.1250

Third Quarter                        29.5000   22.4380   19.6250     13.0000

Fourth Quarter (through ., 1999)


     On September 15, 1999, the last full trading day prior to the public announcement of the execution and delivery of the merger agreement, the closing price per share of: (i)

Photronics common stock was $24.25 and (ii) Align-Rite common stock was $14.75. On ., 1999, the most recent practicable date prior to the date of this document, the closing price per share of: (i) Photronics common stock was $. and (ii) Align-Rite common stock was $.. We urge shareholders to obtain current market quotations before making any decision with respect to the merger.

     Neither Photronics nor Align-Rite has declared a cash dividend on its common stock since it became a public company. Photronics intends to retain future earnings for use in its business and does not anticipate paying any dividends on Photronics common stock in the foreseeable future. Photronics' credit facility limits its ability to pay dividends, other than dividends payable wholly in Photronics common stock. Under Align-Rite's existing credit facilities, Align-Rite is limited from paying cash dividends on Align-Rite's common stock.

     There were approximately . holders of record of Photronics common stock on the record date for the special meeting of the Photronics shareholders. There were approximately . holders of record of Align-Rite common stock on the record date for the special meeting of the Align-Rite shareholders.

     Following the completion of the merger, shares of Photronics common stock will continue to be traded on the Nasdaq National Market, and shares of Align-Rite common stock will cease to be traded on the Nasdaq National Market.

                                  RISK FACTORS


     In making your determination as to how to vote on the merger proposals, you should consider the following factors:


 The merger consideration to be received by Align-Rite shareholders is not determinable in advance and could substantially differ from their expectations.

     The number of shares that Align-Rite shareholders will receive in the merger will depend on the price of Photronics common stock. The conversion ratio will be based on the average of the daily average of the high and low sales prices of Photronics common stock during the 20 consecutive trading days ending on the third trading day prior to the Align-Rite shareholders meeting, or if the closing of the merger is more than five business days after the meeting, the closing date. The conversion ratio would be (i) 0.8173, if the average of the daily average high and low sales prices of Photronics common stock is greater than $28.25 and (ii) 1.0995, if the average of the daily average high and low sales prices of Photronics common stock is less than $21.00. In addition, as the conversion ratio is determined based upon the average of the daily average high and low sales prices of Photronics common stock during a 20 consecutive trading day period, the market price of the Photronics common stock to be received by Align-Rite shareholders on the closing of the merger could differ substantially from that average price.


 The cap on the conversion ratio could result in a substantial reduction in the value of the merger consideration to be received by Align-Rite shareholders.

     The merger agreement caps the conversion ratio at 1.0995 when the average price of Photronics common stock falls below $21.00 per share during the applicable measurement period. Thus, Align-Rite shareholders cannot receive more than 1.0995 shares of Photronics common stock in exchange for each share of Align-Rite common stock regardless of how much the average price of Photronics common stock falls below $21.00 per share. If the average price of Photronics common stock falls below $21.00 per share, Align-Rite shareholders will receive Photronics common stock with an average market value of less than $23.09 per share of Align-Rite common stock.


 The merger may be terminated if Photronics' stock price falls substantially.

     If the average price of Photronics common stock falls below $16.00 during the 20 day measurement period, Align-Rite's board of directors has the authority to terminate the merger agreement.

 Photronics shareholders will be diluted by the merger.

     The merger will dilute the ownership position of the present shareholders of Photronics. The extent of the dilution will depend upon the conversion ratio. Because the conversion ratio will not be final until the Align-Rite shareholders meeting or if the closing date is more than five business days after the Align-Rite shareholders meeting, the closing date, Photronics shareholders could experience a greater degree of dilution than anticipated at the time they vote upon the merger if the price of Photronics common stock drops prior to the closing date.

     Based on the number of shares of Align-Rite common stock outstanding on August 1, 1999 and assuming a conversion ratio of 1.0995 (the highest) or
0.8173 (the lowest), Photronics would issue to Align-Rite shareholders approximately 5,725,669 shares or 4,256,107 shares, respectively, of Photronics common stock in the merger. As a result, based on the shares of Photronics common stock outstanding at August 1, 1999, and assuming a conversion ratio of
1.0995 or 0.8173, Align-Rite shareholders would hold approximately 18.7% or 14.6%, respectively, of Photronics common stock outstanding after the completion of the merger. These percentages assume the exercise of options and other rights to purchase approximately 530,000 shares of Align-Rite common stock. These percentages also give effect to the sale by Photronics of 1,000,000 shares of its common stock in order for the merger to qualify for pooling of interests accounting treatment.

We may have difficulties in combining the operations of Photronics and Align-
Rite.

     Photronics may not be able to combine successfully the operations of Align-Rite with its own operations. Any delays or increased costs of combining the two companies could adversely affect Photronics and disrupt its operations. As a result of the merger, Photronics and/or Align-Rite may experience the loss of key personnel.

  We depend on demand for integrated circuit design activity by the semiconductor industry, which fluctuates.

     Photronics and Align-Rite sell substantially all of their photomasks to semiconductor designers and manufacturers. We believe that the demand for photomasks primarily depends on integrated circuit design activity rather than the volume of semiconductor sales. Consequently, an increase in semiconductor sales does not necessarily result in a corresponding increase in photomask sales. In addition, the reduced use of customized integrated circuits or other changes in the technology or methods of manufacturing semiconductors could reduce demand for photomasks even if demand for semiconductors increases. Further, advances in semiconductor and photomask design and semiconductor production methods could reduce the demand for photomasks. During the early 1990s, certain of these factors contributed to flat demand for photomasks despite increased semiconductor design activity. Although demand for photomasks increased beginning in late 1993, a cyclical slow down in the semiconductor industry occurred beginning in late 1997, which began to adversely affect Photronics during the third fiscal quarter 1998. We experienced weakness in photomask demand and accentuated competitive pressures, especially for more mature technologies during 1998. We cannot assure you that any of the preceding factors will not have a material adverse effect on our business and results of operations.

 We may experience fluctuations in our quarterly operating results.

     Photronics and Align-Rite have experienced fluctuations in their quarterly operating results and we anticipate that such fluctuations will continue and could intensify in the future. Fluctuations in operating results may result in volatility in the price of our common stock. Our operating results may fluctuate as a result of many factors, including:

     .    size and timing of orders and shipments;
     .    loss of significant customers;
     .    product mix;
     .    technological change;
     .    competition; and
     .    general economic conditions.

Our customers generally order our products on an as-needed basis, and substantially all of our net sales in any quarter are dependent on orders received during that quarter. Since we operate with a limited backlog and the rate of new orders may vary significantly from month to month, our capital expenditures and expense levels are based primarily on sales forecasts. Consequently, if anticipated sales in any quarter do not occur when expected, capital expenditures and expense levels could be disproportionately high, and our operating results would be adversely affected. This occurred during the second half of Photronics' 1998 fiscal year and 1999 fiscal year, as sales did not increase as anticipated and capital expenditure commitments were incurred, which contributed to the substantially lower operating income compared to Photronics' first half of fiscal year 1998. Due to these factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. In addition, in some future quarters our operating results could be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the market price of our common stock.

 Rapid technological change may affect our operations.

     To remain competitive, we will be required to continually anticipate, respond to and utilize changing technologies occurring within the photomask industry. In particular, we believe that as semiconductor geometries continue to become smaller, we will be required to manufacture optical proximity correction and phase-shift photomasks. These technologies currently are in developmental stages and we have not yet manufactured these types of photomasks in significant volume. In addition, demand for photomasks has been and could in the future be adversely affected by changes in methods of semiconductor manufacturing, which could affect the type or quantity of photomasks utilized, or increased market acceptance of alternative methods of transferring circuit designs onto semiconductor wafers which could reduce or eliminate the need for photomasks. If we were unable to anticipate, respond to or utilize these or other changing technologies, our business and results of operations could be materially adversely affected.

 Our operations require significant capital investments.

     The manufacture of photomasks requires a significant investment in fixed assets. We expect that Photronics will be required to continue to make significant capital expenditures to expand and improve its operations. We cannot assure you that we will be able to obtain any additional capital on reasonable terms, or at all, or that any such expenditures will not have a material adverse effect on our results of operations.

  We depend on major customers, the loss of which could adversely affect our operating results and financial condition.

     Approximately 43% of Photronics' net sales in fiscal 1998 was derived from sales to its five largest customers. Although Photronics has arrangements which assure it a specified amount of certain customers' requirements so long as its performance is satisfactory, Photronics generally does not have contracts requiring customers to purchase any minimum quantity of photomasks. Any loss of, or significant reduction in, orders from any of these customers could have a material adverse effect on Photronics' business and results of operations.

  We depend on major suppliers and the inability to obtain equipment or raw materials when required could affect adversely our business and results of operations.

     We rely on a limited number of photomask equipment manufacturers to develop and supply the equipment used in the photomask manufacturing process. We use significant manufacturing systems that usually are built to order and typically have order lead times that can exceed one year. Further, we rely on equipment suppliers to develop future generations of manufacturing systems to support our requirements. The inability to obtain equipment when required could have a material adverse affect on our business and results of operations.

     Photronics uses high precision quartz photomask blanks, protective transparent cellulose membranes and electronic grade chemicals in our manufacturing processes. Any delays or quality problems in connection with significant raw materials, particularly photomask blanks, could cause delays in shipments of photomasks which could adversely affect our business and results of operations. The fluctuation of exchange rates with respect to prices of significant raw materials used in manufacturing also could have a material adverse effect on our business and results of operations, although they have not been material to date.

 Our acquisition strategy could place significant demands on our management and systems.

     Photronics has rapidly expanded its operations, primarily by acquisitions of existing photomask manufacturing operations. This expansion has placed, and will continue to place, significant demands on our administrative, operational and financial personnel and systems. Managing acquired operations, including Align-Rite, entails numerous operational and financial risks, including difficulties in the assimilation of acquired operations, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired operations. Sales of acquired operations also may decline following an acquisition, particularly if there is an overlap of customers served by us and the acquired operation, and such customers transition to another vendor in order to ensure a second source of supply. In addition, we have experienced in the past, and could experience in the future, difficulties and delays in ramping up new production facilities. Our failure to successfully manage our expanding operations could have a material adverse effect on our business and results of operations.

 Our operations in international markets could pose risks.

     International sales account for significant portions of both Photronics and Align-Rite sales and we plan to continue to expand our international operations. We believe that achieving additional international sales in markets in which we have no manufacturing presence requires us to develop, among other things, a local presence in these markets. Such a strategy requires a significant investment of financial, management, operational and other resources. In certain international markets where we do not have a significant presence, existing independent photomask suppliers have local presences and market share. Accordingly, we would likely experience competition as we expand to new markets which could adversely affect our ability to establish a significant presence in the international markets that we target. In addition, existing and any new operations outside the United States can be affected by:

          . fluctuations in exchange rates;
          . political and economic conditions in various countries;
          . unexpected changes in regulatory requirements;
          . tariffs and other trade barriers;
          . difficulties in staffing and managing foreign operations; and . longer accounts receivable payment cycles and potentially adverse tax consequences.

We cannot assure you that these factors will not have a material adverse effect on our ability to generate sales outside the United States and, consequently, on our business and results of operations.

 We will depend on key personnel of Photronics and Align-Rite.

     Our success, in part, depends upon key managerial, engineering and technical personnel of Photronics and Align-Rite, as well as our ability to continue to attract and retain additional personnel. The loss of certain key personnel could have a material adverse effect upon our business and results of operations. We cannot assure you that Photronics can retain its key managerial, engineering and technical employees and those of Align-Rite or that we can attract similar skilled employees in the future.


Forward-looking statements

     Certain statements about Photronics, Align-Rite and the combined company contained in this joint proxy/prospectus, including statements containing the words "believes", "anticipates", "intends", "expects", and words of similar import, constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve numerous known or unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those in forward looking statements, certain of which are beyond the control of Photronics, Align-Rite or the combined company, include:

     . general economic and business conditions, both nationally and internationally and including in those localities in which Photronics or Align-Rite operates manufacturing facilities;

     . uncertain demand for photomasks and the cyclical nature of the semiconductor industry;

     .  rapid technological changes;

     .  competition;

     .  the need for capital to fund expansion;

     .  the ability to manage expanding operations;

     .  dependence on customers and suppliers; and

     . other factors referenced in this joint proxy statement/prospectus or in our reports incorporated by reference.

          Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factor or to publicly announce the results of any revisions to any of the forward-looking statements contained here to reflect future events or developments.

                              THE SPECIAL MEETINGS


     This document is furnished in connection with the solicitation of proxies from Photronics common shareholders by the Photronics board for use at Photronics shareholders meeting and Align-Rite common shareholders by the Align-Rite board for use at the Align-Rite shareholders meeting.

 Times and Places; Purposes

The Photronics shareholders meeting will be held on ., 1999, at . p.m., local time, at ., ., ., .. The purpose of the Photronics shareholders meeting is to consider and vote upon the Photronics merger proposal to approve the issuance of shares of Photronics common stock in the merger and to transact any other business which properly comes before the meeting or any adjournment or postponement.

The Align-Rite shareholders meeting will be held on ., 1999, at . a.m., local time, at ., ., ., .. The purpose of the Align-Rite shareholders meeting is to consider and vote upon the Align-Rite merger proposal to approve the principal terms of the merger agreement and approve the merger and to transact any other business which properly comes before the meeting or any adjournment or postponement.

 Record Dates; Voting Rights

     Photronics. Only holders of record of Photronics common stock at the close of business on ., 1999 are entitled to receive notice of and to vote at Photronics shareholders meeting. At the close of business on ., 1999, there were . shares of Photronics common stock outstanding. Each share of Photronics common stock is entitled to one vote at the Photronics shareholders meeting.

     Align-Rite. Only holders of Align-Right common stock at the close of business on ., 1999 are entitled to receive notice of and to vote at the Align-Rite shareholders meeting. At the close of business on ., 1999, there were . shares of Align-Rite common stock outstanding. Each share of Align-Rite common stock is entitled to one vote at the Align-Rite shareholders meeting.

 Votes Required

     Photronics. The rules governing companies listed on the Nasdaq National Market require companies to obtain shareholder approval before issuing additional shares of common stock in connection with an acquisition if the number of additional shares proposed to be issued exceeds 20% of the shares outstanding before the issuance. Depending on what the conversion ratio will be and the number of Align-Rite shares outstanding, Photronics may have to issue more than 20% of its outstanding common stock to Align-Rite shareholders. As such, Photronics is seeking its shareholders' approval of the issuance of Photronics common stock in the merger. The rules of the Nasdaq National Market provide that the issuance must be approved by the affirmative vote of the holders of a majority of the votes cast at the Photronics meeting in person or by proxy. However, Photronics' bylaws require approval of any matter presented to shareholders by a majority of the voting power represented at a shareholders meeting, except as otherwise provided by a bylaw, the certificate of incorporation or law.

     Align-Rite. California law requires the affirmative vote of holders of a majority of the outstanding shares of Align-Rite common stock for the approval of the principal terms of the merger agreement and approval of the merger.

 Quorum

     Photronics. The presence in person or by proxy of the holders of a majority of the Photronics common stock issued, outstanding and entitled to vote at the Photronics shareholders meeting will constitute a quorum for the transaction of business. The shares of Photronics common stock present at the Photronics shareholders meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for the purpose of determining a quorum. A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. If a quorum is not present at the Photronics shareholders meeting, the Photronics board will likely adjourn or postpone the meeting to solicit additional proxies.

     Align-Rite. The presence in person or by proxy of the holders of a majority of the Align-Rite common stock issued, outstanding and entitled to vote at the Align-Rite shareholders meeting will constitute a quorum for the transaction of business. The shares of Align-Rite common stock present at the Align-Rite shareholders meeting that abstain from voting or that are the subject of broker non-votes will be included for the purpose of determining a quorum and will have the effect of a vote against the Align-Rite merger proposal. A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. If a quorum is not present at the Align-Rite shareholders meeting, the Align-Rite board will likely adjourn or postpone the meeting to solicit additional proxies.

 Proxies; Revocation of Proxies

     Photronics. The Photronics board is soliciting proxies for the shareholders meeting to enable its shareholders to vote upon the Photronics merger proposal, whether or not they attend the Photronics shareholders meeting. For all shares of Photronics common stock represented by a properly executed proxy received before or at the Photronics shareholders meeting, the proxy holders will vote in accordance with the instructions on the proxies. If no voting instructions are indicated on a proxy, then the proxy holders will vote the shares represented by the proxy in favor of the Photronics merger proposal.

     In addition, the proxy holders will have discretion to vote on any other matters properly presented at the Photronics shareholders meeting. If Photronics proposes to adjourn the Photronics shareholders meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment, except for those shares that were voted against the Photronics merger proposal. The Photronics board requests Photronics shareholders to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Brokers who hold shares of Photronics common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners. Broker non-votes will not be counted as votes cast with respect to, will not count as votes cast for or against, and will not be included in calculating the number of votes necessary for approval of the Photronics merger proposal.

     A Photronics shareholder may revoke his or her proxy at any time before the proxy is exercised by filing a revoking instrument with the secretary of Photronics or by executing another proxy bearing a later date. A Photronics shareholder who executed a proxy may suspend the powers of the proxy holders with respect to his shares by attending the Photronics shareholders meeting in person and voting or requesting the suspension. Attendance at the Photronics shareholder's meeting will not, in itself, revoke a proxy.

     If the Photronics shareholders meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Photronics shareholders meeting, the proxy holders will vote all shares represented by a proxy in the same manner as they would have been voted at the initial convening of the Photronics shareholders meeting, even if they were voted on the same or any other matter at a previous meeting. However, the proxy holders will not vote those shares represented by a proxy which was revoked or withdrawn before the reconvened meeting.

     Align-Rite. The Align-Rite board is soliciting proxies for the Align-Rite shareholders meeting to enable its shareholders to vote upon the Align-Rite merger proposal, whether or not they attend the Align-Rite shareholders meeting. For all shares of Align-Rite common stock represented by a properly executed proxy received before or at the Align-Rite shareholders meeting, the proxy holders will vote in accordance with the instructions on the proxies. If no voting instructions are indicated on a proxy, then the proxy holders will vote the shares represented by the proxy in favor of approval of the principal terms of the merger agreement and approval of the merger.

     In addition, the proxy holders will have discretion to vote on any other matters properly presented at the Align-Rite shareholders meeting. If Align-Rite proposes to adjourn the Align-Right shareholders meeting, the proxy holders will vote all shares for which they have voting authority in favor of adjournment, except for those shares that were voted against the Align-Rite merger proposal. The Align-Rite board requests Align-Rite shareholders to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Brokers who hold shares of Align-Rite common stock as nominees will not have discretionary authority to vote the shares in the absence of instructions from the beneficial owners. Broker non-votes will not be counted as votes cast, but will have the same effect as votes cast against the Align-Rite merger proposal.

     An Align-Rite shareholder may revoke his or her proxy at any time before the proxy is exercised by filing a revoking instrument with the secretary of Align-Rite or by executing another proxy bearing a later date. An Align-Rite shareholder who executed a proxy may suspend the powers of the proxy holders with respect to his shares by attending the Align-Rite shareholders meeting in person and voting or requesting the suspension. If an Align-Rite shareholder executes two or more proxies with respect to the same shares, the proxy bearing the most recent date will be honored if otherwise valid. Attendance at the Align-Rite shareholders meeting will not, in itself, revoke a proxy.

     If Align-Rite shareholders make a proper motion to adjourn or postpone the Align-Rite shareholders meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the Align-Rite merger proposal, the proxy holders will vote upon the motion as determined in the proxy holder's discretion. If Align-Rite shareholders postpone or adjourn the Align-Rite shareholders meeting for any reason, at any subsequent reconvening of the Align-Rite shareholders meeting, the proxy holders will vote all shares represented by a proxy in the same manner as they would have been voted at the initial convening of the Align Rite shareholders meeting, even if they were voted on the same or any other matter at a previous meeting. However, the proxy holders will not vote those shares represented by a proxy which was revoked or withdrawn before the reconvened meeting.

     In connection with the Align-Rite shareholders meeting, holders of Align-Rite common stock should not return to Align-Rite any stock certificates with their proxy cards. We will inform you when and how to return your stock certificates after the merger.

 Solicitation of Proxies

     Photronics and Align-Rite will each bear the cost of proxy solicitation for their shareholders meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to solicitation by mail, directors, officers and employees of Photronics and Align-Rite may solicit proxies personally or by telephone, facsimile transmission or otherwise. Photronics and Align-Rite will not pay additional compensation to these directors, officers and employees for their solicitation but may reimburse them for out-of-pocket expenses. We expect to incur nominal expenses, if any, to engage in such solicitation. Align-Rite has retained . at an estimated cost of approximately ., plus reimbursement of out-of-pocket expenses, to assist in solicitation of proxies. We will make arrangements with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons. We may reimburse these solicitors for reasonable out-of-pocket expenses.

 Share Ownership of Management

     Photronics. At the close of business on September 30, 1999, directors and executive officers of Photronics and their affiliates beneficially owned an aggregate of approximately 3,839,235 shares or approximately 15.6% of the Photronics common stock then outstanding, including 647,125 shares issuable pursuant to options for Photronics common stock. See "Beneficial Ownership of Photronics Common Stock" and "The Merger - Interests of Certain Persons in the Merger." In conjunction with the execution of the merger agreement, Constantine
S. Macricostas entered into a voting agreement with Align-Rite to vote all shares of Photronics common stock that he is entitled to vote in favor of the issuance of Photronics common stock in the merger. See "The Merger - Interests of Certain Persons in the Merger - Voting Agreements" and "Beneficial Ownership of Photronics Common Stock."

     Align-Rite. At the close of business on September 30, 1999, directors and executive officers of Align-Rite and their affiliates beneficially owned an aggregate of approximately 773,193 shares or approximately 15.85% of the Align-Rite common stock then outstanding, including 197,693 shares issuable pursuant to options for Align-Rite common stock. See "Beneficial Ownership of Align-Rite Common Stock" and "The Merger - Interests of Certain Persons in the Merger." In conjunction with the execution of the merger agreement, James L. MacDonald, and Robin A MacDonald, as trustees of certain family trusts, and Mr. MacDonald, individually, have entered into a voting agreement with Photronics. Pursuant to the voting agreement, each of these Align-Rite shareholders agreed to vote all shares of Align-Rite common stock they are entitled to vote in favor of approving the merger and approving the principal term of the merger agreement. See "The Merger - Interests of Certain Persons in the Merger" and "Information about Align-Rite - Beneficial Ownership of Align-Rite Common Stock."


                          INFORMATION ABOUT ALIGN-RITE


     Align-Rite manufactures and markets photomasks for the global semiconductor industry. Photomasks are required for the manufacturing of virtually all integrated circuits, which are essential components in consumer and industrial electronic products. Photomasks are precision photographic quartz or glass plates containing microscopic images of integrated circuits. Align-Rite photomasks for more than 250 customers located in 21 countries using electron beam, laser beam and optical microlithography methods at its manufacturing facilities in Burbank, California, Melbourne, Florida, Bridgend, Wales and Heilbronn, Germany.

     Align-Rite's principal executive offices are located at 2428 Ontario Street, Burbank, California 91504 (telephone (818) 843-7220)).

Recent Development

     Align-Rite expects revenues for its second fiscal quarter ended September 30, 1999 to be approximately $15.6 million, which represents an increase of 11% over the same period of 1998 and of 16% over the first fiscal quarter ended June 30, 1999. Revenues, while up significantly from these comparable periods, were below Align-Rite's expectations primarily due to a softening of demand in September in certain sectors of the market, including the disk drive industry.

     As a result of the lower than anticipated revenue levels, the start-up expenses associated with the ramp up of new manufacturing tools in California and the integration of newly acquired operations in Florida, Align-Rite expects its second quarter diluted earnings per share to be in the range of $0.19 to $0.21.

          This joint proxy statement/prospectus is accompanied by a copy of Align-Rite's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 and a copy of Align-Rite's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.


 Beneficial Ownership of Align-Rite Common Stock


     The following table sets forth, as of September 30, 1999, the number of shares and percentage of Align-Rite common stock beneficially owned by each person who Align-Rite knows to be the beneficial owner of more than 5% of Align-Rite common stock, by Align-Rite's directors, and by all of Align-Rite's executive officers and directors as a group.

     The mailing address for all directors and officers of Align-Rite is c/o Align-Rite International, Inc., 2428 Ontario Street, Burbank, CA 91504.

     Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                  Amount and
                                                  Nature of
                                                  Beneficial
            Name of Beneficial Owner              Ownership     Percent of Class
-----------------------------------------------  -------------  ----------------
Fidelity Management (1)                               448,000               9.58
Brinson Partners, Inc. (2)                            405,772               8.67
Heartland Advisors, Inc. (3)                          300,000               6.41
Kennedy Capital Management, Inc. (4)                  265,100               5.67
James L. MacDonald (5)                                722,558              14.92
Petar N. Katurich (6)                                  20,967   *
Alan G. Duncan (7)                                     20,667   *
George Wells (8)                                        7,667   *
William Elder (9)                                       1,334   *
All directors and executive officers as a group       773,193              15.85
 (5 persons) (10)

___________________

*    Less than 1%.
(1) Reflects ownership as reported on a Schedule 13G by Fidelity Management ("Fidelity"), dated as of February 10, 1999, filed with the Securities and Exchange Commission.
(2) Reflects ownership as reported on a Schedule 13G by Brinson Partners, Inc. ("Brinson"), dated as of February 11, 1999, filed with the Securities and Exchange Commission.
(3) Reflects ownership as reported on a Schedule 13G by Heartland Advisors, Inc. ("Heartland"), dated as of February 2, 1999, filed with the Securities and Exchange Commission.
(4) Reflects ownership as reported on a Schedule 13G by Kennedy Capital Management, Inc. ("Kennedy"), dated as of February 9, 1999, filed with the Securities and Exchange Commission.
(5) Includes 164,558 shares subject to options that are currently exercisable or will become exercisable before November 30, 1999.
(6) Includes 13,467shares subject to options that are currently exercisable or will become exercisable before November 30, 1999.
(7) Includes 10,667 shares subject to options that are currently exercisable or will become exercisable before November 30, 1999.
(8) Includes 7,667 shares subject to options that are currently exercisable or will become exercisable before November 30, 1999.
(9) Includes 1,334 shares subject to options that are currently exercisable or will become exercisable before November 30, 1999.
(10) Includes 197,693 shares subject to options that are currently exercisable or will become exercisable before November 30, 1999. See Notes 5 through 9.


                          INFORMATION ABOUT PHOTRONICS

     Photronics is a leading manufacturer of photomasks, which are used primarily by the semiconductor industry in the manufacture of integrated circuits. Based upon available market information, Photronics believes that it is one of the largest photomask manufacturers in the world.

     During fiscal 1998 and 1999, Photronics continued to invest in its global manufacturing network and enhance its technological and manufacturing capabilities. In the United States, its new Austin, Texas facility became operational in early 1998. In addition, on December 31, 1997, Photronics acquired the internal photomask manufacturing operations of Motorola, Inc. in Mesa, Arizona. The assets acquired include modern manufacturing systems capable of supporting a wide range of photomask technologies. Additionally, Photronics entered into a supply agreement whereby it will supply the photomask requirements previously provided by the acquired operation. Photronics continues to operate the facility in place, but anticipates moving the operations to a leased facility in Phoenix, AZ in the first half of the year 2000.

     During 1998, Photronics also re-organized its Silicon Valley operations and consolidated its Colorado Springs operations (other than its large area mask operations) into its other North American facilities. The large area mask operation was not significant to Photronics and was sold in January 1999. Further, due to market conditions, Photronics delayed the commencement of construction of its proposed Hillsboro, Oregon facility.

     In March 1999, Photronics acquired from Cirrus Logic, Inc., a leading supplier of semiconductor products, certain assets of its mask engineering group. As part of this acquisition, Photronics established a new business unit, "D2W." D2W offers mask-related technology consulting and data processing services to the semiconductor industry. D2W is based in Fremont, CA and is staffed primarily by those employees formerly with Cirrus Logic, Inc.'s mask engineering group.

     In July 1999, Photronics announced that it was engaging in a joint research and development venture with IBM related to "next generation lithography" technology at the mask center of competency at IBM's Burlington, Vermont facility. The purpose of the venture is to develop and provide a commercialization strategy for photomasks to be used in "next generation" wafer exposure systems.

     In addition to its other efforts during 1998 and 1999, Photronics increased its research and development activities and continued to invest in advanced manufacturing equipment to allow it to meet future technological and volume demands.

     Photronics' principal executive offices are located at 1061 East Indiantown Road, Jupiter, Florida 33477 (telephone (561) 745-1222)).


Beneficial Ownership of Photronics Common Stock

     The following table sets forth, as of September 30, 1999, the number of shares and percentage of Photronics common stock beneficially owned by Photronics' directors, Photronics' executive officers, Photronics' directors and executive officers as a group, and each person known to Photronics to beneficially own more than 5% of the Photronics common stock outstanding.

      Name and Address         Amount and Nature of             Percentage
    of Beneficial Owner       Beneficial Ownership (l)           of Class
--------------------------   ----------------------------       -----------
Robert J. Bollo                               58,410 (2)               *
1061 East Indiantown Road
Jupiter, FL  33477
Walter M. Fiederowicz                      58,580 (2) (3)              *
39 Painter Hill Road
Woodbury, CT  06798
Joseph A. Fiorita, Jr.                     46,650 (2) (4)              *
146 Deer Hill Avenue
Danbury, CT  06810
James R.  Northup                              89,435 (2)              *
1061 East Indiantown Road
Jupiter, FL  33477
Constantine S. Macricostas              2,993,742 (2) (5)             12.5
1061 East Indiantown Road
Jupiter, FL  33477
Macricostas Partners, L.P.                     2,280,000               9.5
1122 Bel Air
Allen, TX  75013
Jeffrey P. Moonan                             152,834 (2)              *
1061 East Indiantown Road
Jupiter, FL  33477
Toppan Printing Co., Ltd.                      2,180,000               9.1
1, Kanda Izumi-cho
Chiyoda-ku
Tokyo, Japan 101
Michael J. Yomazzo                        439,584 (2) (6)              1.8
1061 East Indiantown Road
Jupiter, FL  33477
Directors and Executive                     3,839,235 (7)             15.6
Officers as a group
(7 persons)

___________________
* Less than 1%

(1) Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of the Photronics' Common Stock set forth opposite such person's name.
(2) Includes shares of common stock subject to stock options exercisable as of November 30, 1999 as follows: Mr. Bollo (58,125); Mr. Fiederowicz (39,950); Mr. Fiorita (32,750); Mr. Macricostas (76,250); Mr. Northup (88,500); Mr. Yomazzo (221,550); and Mr. Moonan (130,000). Also includes shares subject to forfeiture under restricted stock award grants as follows: Mr. Fiederowicz (4,000) and Mr. Fiorita (4,000).

(3) Includes 12,050 shares owned by the wife of Mr. Fiederowicz and 800 shares owned by his child, as to which shares he disclaims beneficial ownership.
(4) Includes 300 shares owned by the wife of Mr. Fiorita, as to which shares he disclaims beneficial ownership.
(5) Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 2,280,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 50,618 shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President and Director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.
(6) Includes 46,000 shares held by the wife of Mr. Yomazzo as to which shares he disclaims beneficial ownership. Also includes 86,000 shares owned by Yomazzo Associates Limited Partnership of which Mr. Yomazzo is a general partner and a limited partner. Mr. Yomazzo disclaims beneficial ownership of those shares not represented by his ownership interests.
(7)  Includes the shares listed in notes (2), (3), (4), (5), (6), and (7) above.

                                   THE MERGER


     The information in this document summarizes all material terms of the merger agreement. We urge you to read the merger agreement which is the legal document that governs the merger and which is attached hereto as Annex A and incorporated by reference into this document.


 Structure of the Merger

     At the time the merger becomes effective, Align-Rite will merge with and into a wholly-owned subsidiary of Photronics, with Align-Rite as the surviving corporation. Photronics' merger subsidiary and Align-Rite are both incorporated in California.

 Merger Consideration

     We will convert each share of Align-Rite common stock outstanding immediately before the effective time of the merger into Photronics common stock. We will determine the number of shares that Align-Rite shareholders will receive for each share of Align-Rite common stock by dividing $23.09 by the average of the daily average per share high and low sales prices of one share of Photronics common stock as reported on the Nasdaq National Market for each of the 20 trading days ending on the third trading day prior to the Align-Rite shareholders meeting, or if the closing date is more than five business days after the meeting, the closing date. However, if the average of the daily average per share high and low sales prices is less than $21.00, the conversion ratio will be 1.0995 and if such average is greater than $28.25, the conversion ratio will be 0.8173. We will calculate the conversion ratio as follows:

If the Photronics average share price is:    Then each share of Align-Rite
                                             common stock will convert into the
                                             following number of shares of
                                             Photronics common stock:

Less than $21.00                             1.0995

$21.00 or above, but less
than or equal to $28.25                      1.0995 to 0.8173, as determined by
                                             dividing $23.09 by the average of the
                                             daily average per share high and low
                                             sales prices for Photronics common
                                             stock

   Example: Assume the average of the daily average per share high and low sales prices of Photronics common stock is $24.625. You can calculate the conversion ratio by dividing $23.09 by $24.625, which equals approximately .9377 share of Photronics common stock for each share of Align-Rite common stock.

Greater than $28.25                          0.8173


     If you would like up-to-date information on what the conversion ratio would be as of a date prior to the special shareholders meetings, you may call Align-Rite's proxy solicitor, ., at ..

 No Fractional Shares

     Photronics will not issue fractional shares of Photronics common stock to Align-Rite shareholders. Instead, for each fractional share, Photronics will pay an amount of cash determined by multiplying the fractional share interest to which such Align-Rite shareholder would otherwise be entitled by the last sale price of Photronics common stock reported on the Nasdaq National Market on the last trading day before the completion of the merger. For more information regarding the conversion of Align-Rite common stock, see "Terms of the Merger Agreement -- Conversion of Shares in the Merger."

          Example: Assume both the average price of Photronics common stock and the fractional share price are $24.625. If an Align-Rite shareholder owns 10 shares of Align-Rite common stock, then the conversion ratio is .9377 shares of Photronics common stock. Accordingly, this Align-Rite shareholder will receive nine shares of Photronics common stock and a check for the value of .377 fractional share, which will be $9.28 (.377 fractional share multiplied by $24.625).



Treatment of Stock Options

     All outstanding Align-Rite stock options that are not vested will vest when the merger is completed. Each Align-Rite stock option will become an option to purchase Photronics common stock. Each option will entitle its holder to receive upon exercise the same number of shares of Photronics common stock as the holder would receive if he exercised the option immediately before the merger. The exercise price for each option will be equal to (x) the aggregate exercise price for the Align-Rite common stock purchasable upon exercise of the option divided by (y) the number of shares of Photronics common stock purchasable under the option.


 Effective Time of the Merger

     The merger will become effective when we file the merger agreement with the California Secretary of State. We will file the merger agreement as soon as practicable after all conditions in the merger agreement are waived or satisfied. For more information regarding these conditions, see "Terms of the Merger Agreement -- Conditions to the Merger."

 Background of the Merger

     In May 1999, Constantine Macricostas, Chairman of the Board of Photronics, contacted James MacDonald, the Chairman of the Board, Chief Executive Officer and President of Align-Rite, and discussed generally the possibility of a transaction between the two companies. Mr. MacDonald agreed to schedule a meeting between representatives of Align-Rite and representatives of Photronics. Mr. Macricostas and William Elder, a director of Align-Rite, subsequently met at an unrelated function at which Mr. Elder confirmed that he would attend such a meeting.

     On June 13 through June 15, 1999, Mr. MacDonald, Mr. Elder, Petar N. Katurich, the Vice President of Finance, Chief Financial Officer and a director of Align-Rite, and George Wells, a director of Align-Rite, met with representatives of Photronics, including Mr. Macricostas, Michael J. Yomazzo, Vice Chairman of Photronics, Walter Fiederowicz, a director of Photronics, and Robert Bollo, the Vice President/Finance and Chief Financial Officer of Photronics. The parties discussed a possible transaction, including the possible form of a transaction and the possible value.

     On June 22, 1999, Mr. MacDonald informed Alan Duncan, the remaining director of Align-Rite, of the nature and substance of the discussions with Photronics. Also on June 22, 1999, counsel for Align-Rite provided to counsel for Photronics forms of confidentiality agreements to be executed by each of Photronics and Align-Rite. On June 24, 1999, counsel for Photronics commented on the draft confidentiality agreements.

     On June 25, 1999, counsel for Photronics provided to counsel for Align-Rite a draft of a merger agreement.

     On July 8 and July 9, 1999, representatives of Align-Rite and Photronics and their respective counsel met to discuss further the structure and terms of a possible transaction. Counsel for Align-Rite also provided comments on the draft merger agreement.

     On July 16, 1999, each of Align-Rite and Photronics entered into confidentiality agreements which provide, among other things, that non-public information made available to a party will be kept confidential and, for a period of 18 months, neither party will take certain actions to seek to take control or influence the management of the other party without the other party's consent.

     On July 26, 1999, representatives of Align-Rite and Photronics held a conference call to discuss the status of the discussions to date and to schedule meetings to conduct due diligence and discuss further the draft merger agreement and a proposed voting agreement requested from Mr. MacDonald in his capacity as a shareholder of Align-Rite.

     On July 30, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. Mr. MacDonald informed the board regarding the progress of the transaction. Representatives of CIBC World Markets Corp. made a presentation regarding their experience in rendering fairness opinions. Counsel for Align-Rite reviewed with the board the terms of the proposed merger agreement and voting agreement and the remaining open issues. Copies of the draft merger agreement and voting agreement had previously been provided to the directors. Mr. MacDonald also informed the board regarding the proposed terms of amendments to the existing employment agreements between Align-Rite and Messrs. MacDonald and Katurich and new arrangements with other officers and key managers of Align-Rite that would be in effect if a merger was consummated with Photronics. The board authorized management to engage CIBC World Markets to render a fairness opinion regarding a possible transaction with Photronics if an agreement could be reached with Photronics.

     On August 2 through 4, 1999, representatives of Photronics conducted due diligence with respect to Align-Rite and counsel for Align-Rite and Photronics met to discuss the terms of the proposed merger agreement and voting agreement. On August 9, 1999, representatives of Align-Rite and Photronics and their respective counsel participated in a conference call to establish a schedule for further discussions.

     Representatives of Align-Rite and Photronics and their respective counsel met on August 11 through 13, 1999 to negotiate the terms of a possible transaction between the parties.

     On August 13, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. Mr. MacDonald and counsel for Align-Rite described for the directors the status of the negotiations and the remaining issues, including the method of determining the number of shares of Photronics common stock to be exchanged for each share of Align-Rite common stock. Mr. MacDonald also discussed with the Align-Rite board the proposed terms of amendments to the employment agreements between Align-Rite and Messrs. MacDonald and Katurich and new arrangements with other officers and key managers of Align-Rite that would be in effect if a merger was consummated with Photronics.

     On August 13, 1999, a special meeting of the Photronics board was held to review and discuss the negotiations with Align-Rite. The Photronics board reviewed the substance of the discussions and the impact the transaction would have on Photronics. The Photronics board also evaluated and discussed various issues with its counsel and Banc of America Securities regarding, among other things, the role of Align-Rite employees in the combined company. The Photronics board directed the officers to continue with negotiations.

     After the meetings of the boards of directors of Align-Rite and Photronics, representatives of Align-Rite and Photronics continued to negotiate a possible transaction, however the parties could not reach agreement on the method of determining the number of shares of Photronics common stock to be received by the shareholders of Align-Rite and the discussions terminated. Mr. MacDonald contacted each member of the board of directors of Align-Rite to advise them as to the negotiations and that an agreement had not been reached.

     On September 1, 1999, a regular meeting of the board of directors of Align-Rite was held. At that meeting, the Align-Rite board concluded that Photronics should be contacted to determine if Photronics had an interest in participating in further discussions. On September 3, 1999, George Wells, a director of Align-Rite, contacted Walter Fiederowicz, a director of Photronics, and Mr. MacDonald contacted Mr. Macricostas. The parties concluded that further discussions were appropriate.

     On September 10, 1999, representatives of Align-Rite and Photronics and their respective investment bankers met to discuss a possible transaction. At that meeting, a tentative agreement was reached regarding the conversion ratio of Photronics common stock for Align-Rite common stock. Align-Rite also requested that Mr. Macricostas enter into an agreement with Align-Rite to vote his shares of Photronics in favor of the proposed transaction if an agreement was reached and the transaction was brought before the shareholders of Photronics.

     On September 13, 1999, representatives of Align-Rite and Photronics and their respective counsel participated in a conference call to identify the remaining open issues and to resolve a number of those issues.

     On September 14, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. At that meeting, counsel for Align-Rite summarized the terms of the proposed merger agreement, voting agreement and the agreement with Mr. Macricostas to vote for the proposed transaction at the Photronics shareholders meeting. CIBC World Markets reviewed with the board certain information regarding the value of Align-Rite and the value of Photronics common stock using a variety of valuation techniques. The proposed terms of the employment agreements with Messrs. MacDonald and Katurich and certain other officers and key managers of Align-Rite were discussed.

     On September 15, 1999, a special telephonic meeting of the board of directors of Align-Rite was held. Counsel for Align-Rite described the final terms of the proposed merger agreement, the voting agreement and the agreement with Mr. Macricostas. CIBC World Markets summarized for the Board certain information regarding their valuation of Align-Rite and Photronics. CIBC World Markets then rendered an oral opinion (subsequently confirmed in writing on that date) to the board of directors of Align-Rite to the effect that, as of that date, the conversion ratio was fair to the shareholders of Align-Rite from a financial point of view. The board of directors of Align-Rite then approved the merger agreement. Mr. William Elder did not participate in the meeting but later that day confirmed his approval of the merger agreement.

     On September 15, 1999, a special telephonic meeting of the board of directors of Photronics was held. The Photronics board of directors considered the final terms of the proposed merger agreement, the voting agreement and the agreement with Mr. Macricostas. Representatives of Banc of America Securities reviewed the financial analysis of the merger and orally opined (which opinion was subsequently confirmed in writing on that date) that the conversion ratio was fair to Photronics from a financial point of view as of that date. The Photronics board of directors approved the merger.

     Thereafter, the merger agreement, the voting agreement and the agreement from Mr. Macricostas were executed and delivered.


 Photronics Board Reasons for the Merger; Recommendation of the Photronics Board

     The Photronics board believes that the terms of the merger are fair to and in the best interest of Photronics and its shareholders. Accordingly, the Photronics board has unanimously approved the merger agreement. In reaching its determination, the Photronics board consulted with Photronics' management, as well as its financial and legal advisors, and considered the following material factors:

     . The combined company will be better able to fund capital expenditures and research and development costs necessary to maintain a leading position in a very competitive industry;

     . The combined company will have a larger manufacturing network that will enable it to better serve global customers;

     . The merger provides economies of scale and other efficiencies that would contribute to the financial strength of the combined companies;

     . The terms of the merger agreement limit the dilutive effect on Photronics shareholders; and

     . The financial presentation by Banc of America Securities (including the assumptions and methodology underlying the financial information presented) and the written opinion of Banc of America Securities to the effect that as of September 15, 1999, the conversion number was fair to Photronics from a financial point of view.

     In view of the wide variety of factors considered in connection with its evaluation of the merger, the Photronics board did not find it practical, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. The Photronics board relied on the experience and expertise of Banc of America Securities LLC, its financial advisor, for quantitative analysis of the financial terms of the merger.

     The Photronics board unanimously recommends that Photronics shareholders vote in favor of the Photronics merger proposal at the Photronics shareholders meeting.

 Align-Rite Board Reasons for the Merger; Recommendation of the Align-Rite Board

     In reaching their conclusion to approve the merger agreement, the board of directors of Align-Rite considered the following information:

     . Discussions with the management of Align-Rite during the past year regarding the business, operations, financial condition, business strategy and prospects of Align-Rite;

     . The financial presentations by CIBC World Markets (including the assumptions and methodology underlying the financial information presented) and the written opinion of CIBC World Markets to the effect that, as of September 15, 1999, the conversion ratio was fair to the shareholders of Align-Rite from a financial point of view;

     . Presentations by CIBC World Markets regarding Align-Rite, Photronics and the valuation of Align-Rite using different valuation techniques;

     . Presentations by and discussions with counsel for Align-Rite regarding the duties and obligations of the Align-Rite board in considering transactions of this type; and

     . Discussions of the terms and conditions of the merger agreement and the voting agreement with senior executives of Align-Rite, counsel for Align-Rite and representatives of CIBC World Markets.

     The Align-Rite board, in making its determination that the merger agreement was in the best interest of Align-Rite's shareholders, considered the following factors, which constitute all the material factors considered by the Align-Rite board:

     . The Align-Rite board's belief that, due to the financial position of Align-Rite and the likelihood that there would be a requirement for significant capital expenditures over the next two years, a business combination with a financially stronger company was in the best interest of the Align-Rite shareholders;

     . The $23.09 value implicit in the conversion ratio represented a 57% premium over the closing price of the Align-Rite common stock on September 15, 1999, the last trading day before the announcement of the merger;

     . The Align-Rite board's belief that the analysis and opinion of CIBC World Markets supported the Align-Rite board's conclusion that the conversion ratio is fair from a financial point of view to, and in the best interest of, the shareholders of Align-Rite;

     . The provisions of the merger agreement that are structured so as to (i) accommodate additional bona fide unsolicited offers to acquire Align-Rite and specifically to permit the Align-Rite board to provide information to and negotiate with other interested parties that make a superior proposal and (ii) enable the Align-Rite board to terminate the merger agreement and accept a better offer, subject to the payment of a $3,640,000 termination fee and compliance with the other provisions of the merger agreement;

     . Current and historical market prices and trading information with respect to the Align-Rite common stock and the Photronics common stock; and

     . The fact that, under the merger agreement, the merger is expected to be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

     The foregoing discussion of the information and factors considered by the Align-Rite board is not intended to be exhaustive. The information and factors were considered by the Align-Rite board in connection with its review of the merger agreement and voting agreement. In view of the variety of factors considered in connection with the evaluation of the merger agreement, the Align-Rite board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in its determination. In addition, individual members of the Align-Rite board may have given different weights to different factors.

     Based upon this analysis, the Align-Rite board determined that the merger was in the best interest of the shareholders of Align-Rite.

     The Align-Rite board unanimously recommends that Align-Rite shareholders vote in favor of the Align-Rite merger proposal at the Align-Rite shareholders meeting.


 Opinions of Financial Advisors

      Opinion of Financial Advisor to the Photronics Board

     In July 1999, the Photronics board retained Banc of America Securities to act as its financial advisor in connection with the possible acquisition of, or business combination involving, Align-Rite. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Photronics selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience in transactions similar to the merger.

     Banc of America Securities delivered its opinion to the Photronics board on September 15, 1999, stating that the conversion number under the terms of the draft merger agreement was fair to Photronics from a financial point of view as of that date. The Photronics board did not limit the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

     We have attached the full text of Banc of America Securities' written opinion to the Photronics board as Annex B, which is hereby incorporated in its entirety. You should read this opinion carefully and in its entirety in connection with this joint proxy statement/prospectus. However, we have also included the following summary of Banc of America Securities' opinion, which is qualified in its entirety by reference to the full text of the opinion.

     Banc of America Securities' opinion is directed to the Photronics board.
It does not constitute a recommendation to you on how to vote with respect to the merger. The opinion addresses only the financial fairness of the conversion number to Photronics. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the Photronics board to proceed with or effect the merger or any other aspect of the merger. In furnishing its opinion, Banc of America Securities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act. Statements to such effect are included in Banc of America Securities' opinion.

     Banc of America Securities:

     . reviewed publicly available financial statements and other business and financial information of Align-Rite and Photronics, respectively;

     . reviewed internal financial statements and other financial and operating data concerning Align-Rite and Photronics, respectively;

     . analyzed financial forecasts prepared by the management of Align-Rite with respect to Align-Rite and financial forecasts for Photronics prepared by the management of Photronics;

     . reviewed information relating to potential strategic, financial and operational benefits anticipated from the transactions contemplated by the merger agreement, prepared by the managements of Align-Rite and Photronics, respectively;

     . discussed the past and current operations, financial condition and prospects of Align-Rite with senior executives of Align-Rite and discussed the past and current operations, financial condition and prospects of Photronics with senior executives of Photronics;

     . reviewed and discussed with senior executives of Photronics and Align-Rite information relating to potential strategic, financial and operational benefits anticipated from the contemplated transactions;

     . reviewed the pro forma impact of the contemplated transactions on the earnings per share, cash flow, consolidated capitalization and financial ratios of Photronics;

     . reviewed and considered in its analysis, information prepared by members of senior management of Align-Rite and Photronics relating to the relative contributions of Align-Rite and Photronics to the combined company;

     . reviewed the reported prices and trading activity for Align-Rite common stock and Photronics common stock;

     . compared the financial performance of Align-Rite and Photronics and the prices and trading activity of Align-Rite common stock and Photronics common stock with that of other publicly traded companies which Banc of America Securities deemed relevant;

     . reviewed the financial terms, including premiums paid, to the extent publicly available, of other business combination transactions which Banc of America Securities deemed relevant;

     . participated in discussions with representatives of Align-Rite and Photronics and their financial and legal advisors;

     .  reviewed the draft merger agreement; and

     . performed other analyses and considered other factors which Banc of America Securities deemed appropriate.

     Banc of America Securities reviewed the September 10, 1999 draft of the merger agreement in its preparation of its opinion. While Photronics and Align-Rite had the opportunity to agree to materially add, delete or alter material terms of the merger agreement prior to its execution, the final merger agreement was substantially similar to the September 10, 1999 draft of the merger agreement.

     Banc of America Securities did not assume any responsibility to independently verify the information listed above. Instead, with the consent of the Photronics board, Banc of America Securities relied on the information as being accurate and complete in all material respects. Banc of America Securities also made the following assumptions with the consent of the Photronics board:

     . with respect to the financial forecasts for Align-Rite and Photronics provided to Banc of America Securities by the management of each company, upon the advice of Photronics management, that (a) the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of the managements of Photronics and Align-Rite at the time of preparation as to the future financial performance of both companies and (b) the forecasts provided a reasonable basis upon which Banc of America Securities could form its opinion;

     . that there were no material changes in the assets, financial condition, results of operations, business or prospects of either of Photronics or Align-Rite since the respective dates of their last financial statements made available to Banc of America Securities;

     . that the acquisition would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities

        Exchange Act of 1934, and all other applicable federal and state statutes, rules and regulations;

 .       that the merger would be recorded as a pooling of interests transaction under generally accepted accounting principles and would be treated as a tax-free reorganization or exchange or both pursuant to the Internal Revenue Code of 1986, as amended; and

 .       that the merger would be consummated in accordance with the terms described in the September 10, 1999 draft merger agreement, without any further amendments to the agreement, and without waiver by Photronics of any of the conditions to its obligations that are contained in the merger agreement.

     Photronics and Align-Rite do not publicly disclose internal management forecasts of the type provided to Banc of America Securities by the managements of each of Photronics and Align-Rite in connection with Banc of America Securities' review of the merger. Such forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based upon numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts.

     In addition, for purposes of its opinion, Banc of America Securities:

 .    relied on advice of counsel and independent accountants to Photronics as to all legal and financial reporting matters with respect to Photronics, the merger and the September 10, 1999 draft merger agreement; and

 .    did not assume any responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, contingent or otherwise, of Align-Rite or Photronics nor did Banc of America Securities receive any appraisals.

     Banc of America Securities' opinion was based on economic, monetary, market and other conditions in effect on, and the information made available to it as of, the date of the opinion.

     The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the Photronics board. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

     Valuation Analyses Regarding Photronics

     Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of (a) revenues and (b) earnings before interest and taxes ("EBIT") each for the last twelve months, based on the most recent financial reporting period for the relevant companies, and the multiples of equity value to (x) net income for estimated calendar year 1999 and projected calendar year 2000 and (y) book value, for companies that Banc of America Securities deemed to be comparable to Photronics. Banc of America Securities defined aggregate value to mean:

 .       equity value, defined as the product of the number of shares of common stock outstanding for a company multiplied by its stock price; plus

 .       outstanding debt; less

 .       cash and cash equivalents.

     Banc of America Securities calculated multiples for two manufacturers of photomasks and one manufacturer of equipment used to make photomasks:

 .       Align-Rite

 .       DuPont Photomasks Inc.

 .       Etec Systems Inc

     Each company was selected because (a) it had an active public trading market for its equity securities, (b) was either a manufacturer of photomasks or a manufacturer of equipment used to make photomasks, and (c) Banc of America Securities believed the company had operating characteristics similar to those of Photronics.

     The following table sets forth the multiples indicated by this analysis for these three companies:

Aggregate Value to:            Range of Multiples  Median  Mean
-----------------------------  ------------------  ------  -----
Last twelve months revenues       1.6x to 3.6x      3.4x   2.8x
Last twelve months EBIT          11.8x to 36.3x    26.8x   25.0x

Equity Value to:                Range of Multiples  Median  Mean
------------------------------  ------------------  ------  -----
Estimated calendar year 1999      14.4x to 36.9x    25.7x   25.7x
  net income
Projected calendar year 2000      9.3x to 28.6x     23.5x   20.5x
  net income
Book value                         1.6x to 4.1x      3.3x   3.0x


     The comparable company analysis compared Align-Rite to the three comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

     Banc of America Securities noted that the aggregate value of Photronics on September 10, 1999 implied multiples of 3.4x last twelve months revenues and 67.5x last twelve months EBIT. Using the financial forecasts provided to Banc of America Securities by the management of Photronics, the equity value of Photronics on September 10, 1999 implied multiples of 46.9x estimated calendar year 1999 net income, 25.2x projected calendar year 2000 net income and 3.0x book value. Using the estimates obtained from Banc of America Securities research, the equity value of Photronics on September 10, 1999 implied multiples of 44.4x estimated calendar year 1999 net income and 23.4x projected calendar year 2000 net income. Banc of America Securities also noted that these multiples equaled or exceeded the respective mean multiples indicated in the analysis of the three comparable companies.

     Comparable Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of the last twelve months revenues and EBIT based on the most recent financial reporting period for the target company implied in seventeen semiconductor capital equipment and materials company acquisitions announced between February 1998 and June 1999. Aggregate value for purposes of the comparable transactions analysis excludes the value of options. Aggregate value for a target company was taken to equal equity value if information on the target company's net debt was not publicly available.

     Banc of America Securities calculated multiples for the comparable company acquisitions:

                                                                   Announcement
Acquiror                         Target                            Date
--------                         ------                            ------------
The BOC Group, Inc.               Chemical Management              June 9, 1999
                                  Division of FSI International,
                                  Inc.
ATMI, Inc.                        Delatech, Inc.                   June 1, 1999
Applied Materials, Inc.           Obsidian, Inc.                   May 28, 1999
------------------------------------------------------------------------------------

                                                                   Announcement
Acquiror                          Target                           Date
--------                          ------                           ------------
ATMI, Inc.                        Advanced Chemical Systems        May 17, 1999
                                    International, Inc.
Electro Scientific Industries,    MicroVision Corporation          February 1, 1999
     Inc.
STEAG Electronic Systems          AG Associates                    January 19, 1999
 GmbH  and MIG Acquisition
 Corporation
     (a subsidiary of STEAG)
FEI Company                       Micrion Corporation              December 3, 1998
PRI Automation, Inc.              Promis Systems Corporation,      November 25, 1998
                                  Ltd.
SpeedFam-IPEC, Inc.               Integrated Process Equipment     November 23, 1998
                                  Corporation
Applied Materials, Inc.           Consilium, Inc.                  October 12, 1998
United States Filter              Unit Instruments, Inc.           July 2, 1998
 Corporation
Advanced Energy Industries,       RF Power Products, Inc.          June 2, 1998
     Inc.
Helix Technology Corporation      Granville-Phillips Company       April 17, 1998
ADE Corporation                   Phase Shift Technology, Inc.     March 17, 1998
ATMI, Inc.                        NOW Technologies, Inc.           February 20, 1998
Veeco Instruments, Inc.           Digital Instruments, Inc.        February 9, 1998
Danaher Corporation               Pacific Scientific Company       February 2, 1998

     Each transaction was selected because:

 .    Banc of America Securities believed the target company had similar operating characteristics to those of Photronics;

 .    the transaction involved a change of control in ownership of the target company; and

 .    the transaction was relatively recent and of a size comparable to the contemplated merger.

     Transactions where the target company had an aggregate value less than $25 million or where an aggregate value for the target company was not publicly available were excluded.

     The following table sets forth the multiples indicated by this analysis for these seventeen acquisitions:

Aggregate Value to:            Range of Multiples  Median  Mean
-----------------------------  ------------------  ------  -----
Last twelve months revenues      0.8x to 3.2x      1.7x    1.9x
Last twelve months EBIT          8.8x to 21.9x     10.7x   13.1x


     The comparable transactions analysis compared the merger to all seventeen acquisitions on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the industry.

     Banc of America Securities noted that the aggregate value of Photronics on September 10, 1999 implied multiples of 3.4x last twelve months revenues and 67.5x last twelve months EBIT. Banc of America Securities also noted that these multiples exceeded the respective median multiples indicated in the analysis of the seventeen acquisitions.

     No company or transaction used in the comparable company or comparable transactions analyses is identical to Photronics or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which Photronics and the merger are being compared.

     Discounted Cash Flow Analysis. Banc of America Securities used financial cash flow forecasts for Photronics for calendar years 1999 through 2003, as (a) estimated by the management of Photronics and (b) obtained from Banc of America research, to perform a discounted cash flow analysis. In conducting this analysis, Banc of America Securities estimated the terminal value of Photronics at the end of 2003 by applying multiples to Photronics' projected 2003 revenues, which multiples ranged from 2.50x to 3.50x. Banc of America Securities then discounted the cash flows and terminal value to present values using rates ranging from 10% to 20%. Banc of America Securities selected the range of terminal value multiples based on the multiples of comparable public companies and comparable transactions, Photronics' current and historical multiples, and by applying judgment based upon its prior experience. Banc of America Securities selected the range of discount rates by estimating the weighted average cost of capital for Photronics.

     Using financial cash flow forecasts for Photronics for calendar years 1999 through 2003 as estimated by the management of Photronics, this analysis indicated a range of aggregate value for Photronics as follows:

                            Implied Aggregate Value
                         (dollar amounts in thousands)
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.50x Projected     3.00x Projected     3.50x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue
---------------------------------------------------------------------------
      10%            $929,199           $1,115,648          $1,302,098
      15%             734,904              882,532           1,030,161
      20%             586,910              704,968             823,025


     Using financial cash flow forecasts for Photronics for calendar years 1999 through 2003 as estimated by the management of Photronics, this analysis indicated a range of aggregate value on a price per share basis for Photronics as follows:

                            Implied Price Per Share
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.50x Projected     3.00x Projected     3.50x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue

      10%             $34.17              $41.93              $49.69
--------------   ------------------  ------------------  ------------------
      15%             26.08               32.22               38.37
      20%             19.92               24.83               29.75


     Using financial cash flow forecasts for Photronics for calendar years 1999 through 2003 as obtained from Banc of America research, this analysis indicated a range of aggregate value for Photronics as follows:

                            Implied Aggregate Value
                         (dollar amounts in thousands)
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.50x Projected     3.00x Projected     3.50x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue
--------------   ------------------  ------------------  ------------------
      10%             $885,273           $1,062,400          $1,239,527
      15%              700,546              840,793             981,040
      20%              559,819              671,973             784,128


     Using financial cash flow forecasts for Photronics for calendar years 1999 through 2003 as obtained from Banc of America Securities research, this analysis indicated a range of aggregate value on a price per share basis for Photronics as follows:

                            Implied Price Per Share
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.50x Projected     3.00x Projected     3.50x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue
--------------   ------------------  ------------------  ------------------
      10%             $32.34              $39.71              $47.09
      15%              24.65               30.49               36.32
      20%              18.79               23.46               28.13


     Banc of America Securities noted that the aggregate value of Photronics on September 10, 1999 was $727 million and the price per share of Photronics on September 10, 1999 was $25.75. The aggregate value of Photronics and the price per share of Photronics on September 10, 1999 were within the ranges of aggregate value and price per share indicated by the analyses.

     Accretion/Dilution Analysis. Using financial forecasts of Photronics and Align-Rite provided by their respective managements, Banc of America Securities reviewed the pro forma effects of the merger, including a comparison of estimated earnings per share on a stand-alone basis for Photronics to the estimated earnings per share of the combined company for calendar year 2000 based on (a) the lower collar of $21.00 per share of Photronics common stock and
(b) the upper collar of $28.25 per share of Photronics common stock. Banc of America Securities noted that, based on (x) the forecasts provided by each company and (y) assuming completion of the merger pursuant to the terms set forth in the draft merger agreement, the accretion or dilution to the earnings per share of Photronics would be:

                            Lower Collar   Upper Collar
                            -------------  -------------

Percentage of
Accretion (Dilution) for
 Projected Calendar
Year 2000                       5.1%          10.2%


    Valuation Analysis of Align-Rite

     Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of (a) revenues and (b) EBIT each for the last twelve months, based on the most recent financial reporting period for the relevant companies, and the multiples of equity value to (x) net income for estimated calendar year 1999 and projected calendar year 2000 and (y) book value, for companies that Banc of America Securities deemed to be comparable to Align-Rite.

     First, Banc of America Securities calculated multiples for two manufacturers of photomasks and one manufacturer of equipment used to make photomasks:

 .    DuPont Photomasks Inc.

 .    Etec Systems Inc

 .    Photronics

     Each company was selected because (a) it had an active public trading market for its equity securities, (b) was either a manufacturer of photomasks or a manufacturer of equipment used to make photomasks, and (c) Banc of America Securities believed the company had operating characteristics similar to those of Align-Rite.

     The following table sets forth the multiples indicated by this analysis for these three companies:


Aggregate Value to:            Range of Multiples  Median  Mean
------------------             ------------------  ------  -----
Last twelve months revenues      3.4x to 3.6x      3.4x    3.4x
Last twelve months EBIT          26.8x to 67.5x    36.3x   43.5x

Equity Value to:                Range of Multiples  Median  Mean
---------------                 ------------------  ------  -----
Estimated calendar year 1999      36.9x to 44.4x    40.7x   40.7x
net income
Projected calendar year 2000      23.4x to 28.6x    23.5x   25.2x
net income
Book value                        3.0x to 4.1x      3.3x    3.5x


     The comparable company analysis compared Align-Rite to the three comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

     Banc of America Securities noted that the aggregate value of the consideration to be received by Align-Rite shareholders in connection with the merger implied multiples of 2.2x last twelve months revenues and 16.5x last twelve months EBIT. Using the financial forecasts provided to Banc of America Securities by the management of Align-Rite, the equity value of the consideration to be received by Align-Rite shareholders in connection with the merger implied multiples of 23.5x estimated calendar year 1999 net income, 14.7x projected calendar year 2000 net income and 2.6x book value. Using the estimates obtained from CIBC World Markets Corp. research, the equity value of the consideration to be received by Align-Rite shareholders in connection with the merger implied multiples of 23.0x estimated calendar year 1999 net income and 14.4x projected calendar year 2000 net income. Banc of America Securities also noted that these multiples were below the range of multiples indicated in the analysis of the three comparable companies.

     Comparable Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to each of the last twelve months revenues and EBIT based on the most recent financial reporting period for the target company implied in seventeen semiconductor capital equipment and materials company acquisitions announced between February 1998 and June 1999. Aggregate value and equity value for purposes of the comparable transactions analysis excludes the value of options. Aggregate value for a target company was taken to equal equity value if information on the target company's net debt was not publicly available.

     Banc of America Securities calculated multiples for the comparable company acquisitions in the same manner as described above for Photronics:

                                                                   Announcement
Acquiror                          Target                           Date
--------                          ------                           ------------
The BOC Group, Inc.               Chemical Management              June 9, 1999
                                  Division of FSI International,
                                   Inc.
------------------------------------------------------------------------------------

                                                                   Announcement
Acquiror                          Target                           Date
--------                          ------                           ------------
ATMI, Inc.                        Delatech, Inc.                   June 1, 1999
Applied Materials, Inc.           Obsidian, Inc.                   May 28, 1999
ATMI, Inc.                        Advanced Chemical Systems        May 17, 1999
                                  International, Inc.
Electro Scientific Industries,    MicroVision Corporation          February 1, 1999
     Inc.
STEAG Electronic Systems          AG Associates                    January 19, 1999
 GmbH and MIG Acquisition
 Corporation
     (a subsidiary of STEAG)
FEI Company                       Micrion Corporation              December 3, 1998
PRI Automation, Inc.              Promis Systems Corporation,      November 25, 1998
                                  Ltd.
SpeedFam-IPEC, Inc.               Integrated Process Equipment     November 23, 1998
                                  Corporation
Applied Materials, Inc.           Consilium, Inc.                  October 12, 1998
United States Filter              Unit Instruments, Inc.           July 2, 1998
    Corporation
Advanced Energy Industries,       RF Power Products, Inc.          June 2, 1998
 Inc.
Helix Technology Corporation      Granville-Phillips Company       April 17, 1998
ADE Corporation                   Phase Shift Technology, Inc.     March 17, 1998
ATMI, Inc.                        NOW Technologies, Inc.           February 20, 1998
Veeco Instruments, Inc.           Digital Instruments, Inc.        February 9, 1998
Danaher Corporation               Pacific Scientific Company       February 2, 1998

 Each transaction was selected because:

 . Banc of America Securities believed the target company had similar operating characteristics to those of Align-Rite;

 . the transaction involved a change of control in ownership of the target company; and

 . the transaction was relatively recent and of a size comparable to the contemplated merger.

  Transactions where the target company had an aggregate value less than $25 million or where an aggregate value for the target company was not publicly available were excluded.

  The following table sets forth the multiples indicated by this analysis for these seventeen acquisitions:

Aggregate Value to:            Range of Multiples  Median  Mean
------------------             ------------------  ------  -----
Last twelve months revenues      0.77x to 3.22x    1.65x   1.91x
Last twelve months EBIT          8.8x to 21.9x     10.7x   13.1x


  The comparable transactions analysis compared the merger to all seventeen acquisitions on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the industry.

  Banc of America Securities noted that the aggregate value of the consideration to be received by the Align-Rite shareholders in connection with the merger implied multiples of 2.2x last twelve months revenues and 16.5x last twelve months EBIT. Banc of America Securities also noted that these multiples were within the range of multiples indicated in the analysis of the seventeen acquisitions.

  No company or transaction used in the comparable company or comparable transactions analyses is identical to Align-Rite or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value or purchase price of the companies to which Align-Rite and the merger are being compared.

  Discounted Cash Flow Analysis. Banc of America Securities used financial cash flow forecasts for Align-Rite for calendar years 1999 through 2003, as (a) estimated by the management of Align-Rite and (b) obtained from CIBC World Markets research, to perform a discounted cash flow analysis. In conducting this analysis, Banc of America Securities estimated the terminal value of Align-Rite at the end of 2003 by applying multiples to Align-Rite's projected 2003 revenues, which multiples ranged from 2.00x to 3.00x. Banc of America Securities then discounted the cash flows and terminal value to present values using rates ranging from 10% to 20%. Banc of America Securities selected the range of terminal value multiples based on the multiples of comparable public companies and comparable transactions, Align-Rite's current and historical multiples, and by applying judgment based upon its prior experience. Banc of America Securities selected the range of discount rates by estimating the weighted average cost of capital for Align-Rite.

  Using financial cash flow forecasts for Align-Rite for calendar years 1999 through 2003 as estimated by the management of Align-Rite, this analysis indicated a range of aggregate value for Align-Rite as follows:

                            Implied Aggregate Value
                         (dollar amounts in thousands)
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.00x Projected     2.50x Projected     3.00x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue
--------------   ------------------- ------------------- ------------------
      10%             $182,712            $227,182            $271,652
      15%              144,984             180,195             215,405
      20%              116,204             144,362             172,519


  Using financial cash flow forecasts for Align-Rite for calendar years 1999 through 2003 as estimated by the management of Align-Rite, this analysis indicated a range of aggregate value on a price per share basis for Align-Rite as follows:

                            Implied Price Per Share
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.00x Projected     2.50x Projected     3.00x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue
--------------   ------------------- ------------------- ------------------
      10%                    $31.37              $40.48              $49.59
      15%                     23.64               30.85               38.07
      20%                     17.75               23.51               29.28


  Using financial cash flow forecasts for Align-Rite for calendar years 1999 through 2003 as obtained from CIBC World Markets research, this analysis indicated a range of aggregate value for Align-Rite as follows:

                            Implied Aggregate Value
                         (dollar amounts in thousands)
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.00x Projected     2.50x Projected     3.00x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue
--------------   ------------------- ------------------- ------------------
      10%                  $182,923            $227,502            $272,082
      15%                   145,115             180,412             215,710
      20%                   116,275             144,503             172,730


  Using financial cash flow forecasts for Align-Rite for calendar years 1999 through 2003 as obtained from CIBC World Markets research, this analysis indicated a range of aggregate value on a price per share basis for Align-Rite as follows:


                          Implied Price Per Share
---------------------------------------------------------------------------
Discount Rate    Terminal Value of   Terminal Value of   Terminal Value of
                  2.00x Projected     2.50x Projected     3.30x Projected
                 Calendar Year 2003  Calendar Year 2003  Calendar Year 2003
                      Revenue             Revenue             Revenue
--------------   ------------------- ------------------- ------------------
      10%                    $31.41              $40.54              $49.68
      15%                     23.67               30.90               38.13
      20%                     17.76               23.54               29.32


  Banc of America Securities noted that within the upper and lower collars established by the draft merger agreement, the aggregate value of the consideration to be received by Align-Rite shareholders was $142 million and the price per share of Align-Rite was $23.09. The amounts implied by the consideration to be paid to Align-Rite shareholders with respect to each category of financial measurement were within the ranges of aggregate value and price per share indicated by the analyses.

  Contribution Analysis. Banc of America Securities used financial forecasts for Align-Rite provided by the management of Align-Rite and estimates obtained from Banc of America Securities research regarding Photronics and CIBC World Markets research regarding Align-Rite to review the estimated contribution of each company to the (a) revenues, (b) EBIT and (c) net income, for each of (1) calendar year 1998, (2) estimated calendar year 1999 and (3) projected calendar year 2000 for the combined company. This analysis indicated that Align-Rite would contribute:

                    On a Calendar   On an Estimated   On a Projected
                        Year         Calendar Year     Calendar Year
Contribution to:      1998 Basis      1999 Basis        2000 Basis
----------------    -------------   ---------------   --------------
Revenues..........      19.4%             20.6%            23.3%
EBIT..............      26.0%             24.5%            22.4%
Net income........      29.1%             25.9%            22.0%


     Banc of America Securities then compared the contributions to the pro forma share ownership of the combined company to be owned by each company's stockholders, assuming the merger was consummated pursuant to the September 10, 1999 draft merger agreement. On a pro forma basis, Align-Rite stockholders would own approximately between (a) 18.1% at the lower collar of $21.00 per share and (b) 13.9% at the upper collar of $28.25 per share, of the combined company on a diluted basis.

     Premiums Paid Analysis. Banc of America Securities reviewed the consideration paid in the seventeen merger and acquisition transactions previously listed. Banc of America Securities calculated the premiums paid relative to the prices of the acquired companies for one day and one month prior to the announcement of the acquisition offer. This analysis indicated the following mean and median premiums:

          Premium One Day     Premium One
              Prior to      Month Prior to
            Announcement     Announcement
          ---------------   --------------
 High          145.7%           151.1%
 Mean           65.0%           100.0%
Median          51.5%           101.9%
 Low             5.7%            46.7%


     Banc of America Securities noted that the premiums implied by the merger were 55% and 69% for the period one day and one month prior to September 10, 1999.

     As noted above, the foregoing is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Photronics board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of either Photronics or Align-Rite.

     In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Photronics and Align-Rite. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be paid by Photronics in the merger and were provided to the Photronics board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

     As described above, Banc of America Securities' opinion and presentation to the Photronics board of directors were among the many factors taken into consideration by the Photronics board of directors in making its determination to approve, and to recommend that Photronics shareholders approve, the merger and the merger agreement.

     Photronics agreed to pay Banc of America Securities a sale transaction fee, with a portion of the fee contingent upon the execution of the merger agreement and a portion of the fee contingent upon the consummation of the merger. Photronics also agree to pay Banc of America Securities a percentage-based fee for its services as a private placement agent in a sale of approximately 1.1 million shares of Photronics common stock. The Photronics board of directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter also calls for Photronics to reimburse Banc of America Securities for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, Photronics has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.


 Opinion of Financial Advisor to Align-Rite Board

     CIBC World Markets Corp. has acted as financial advisor to Align-Rite in connection with the merger. At the request of Align-Rite, CIBC World Markets delivered an oral opinion to the Align-Rite board on September 15, 1999, which was subsequently confirmed by a written opinion delivered on September 15, 1999, that, based upon and subject to the various assumptions, limitations and other matters set forth in the opinion, as of such date, the conversion ratio is fair to the shareholders of Align-Rite from a financial point of view. No limitations were imposed by Align-Rite upon CIBC World Markets with respect to investigations made or procedures followed by CIBC World Markets in rendering its opinion.

     The full text of the written opinion of CIBC World Markets dated September 15, 1999, which sets forth assumptions made, general procedures followed, matters considered and limits on the scope of the review undertaken by CIBC World Markets is attached as Annex C and is incorporated herein by reference. Align-Rite's shareholders are urged to and should read and carefully consider the entire opinion. The summary set forth herein of the opinion of CIBC World Markets is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex C.

     The opinion of CIBC World Markets addresses only the fairness to the holders of shares of Align-Rite common stock, from a financial point of view, of the conversion ratio used to calculate the number of shares of Photronics common stock that the shareholders of Align-Rite will receive pursuant to the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the merger.

     CIBC World Markets reviewed the September 15, 1999 draft of the merger agreement in the preparation of its opinion. While Align-Rite and Photronics had the opportunity to agree to materially add, delete or alter material and other terms of the merger agreement prior to its execution, the merger agreement entered into by the parties was substantially similar to the September 15, 1999 draft.

 In connection with rendering its opinion, CIBC World Markets:
 .  reviewed the draft of the merger agreement dated September 15, 1999;
 . reviewed the audited financial statements of Align-Rite for the fiscal years ended March 31, 1998 and 1999, and the unaudited financial statements of Align-Rite for the three months ended June 30, 1998 and 1999;
 . reviewed the audited financial statements of Photronics for the fiscal years ended November 2, 1997 and November 1, 1998, and the unaudited financial statements of Photronics for the nine months ended August 1, 1999;
 .  reviewed financial projections for Align-Rite, prepared and supplied by
   Align-Rite's management, for the fiscal years ending March 31, 2000 and 2001; . reviewed financial projections for Photronics, prepared and supplied by
   Photronics' management, for the fiscal years ending October 31, 1999, 2000 and 2001;
 . held discussions with senior management of Align-Rite and Photronics with respect to the business and prospects for future growth of Align-Rite and Photronics;
 . reviewed and analyzed certain publicly available financial data and historical trading price information for certain companies CIBC World Markets deemed comparable to Align-Rite and Photronics;

 .  reviewed and analyzed certain publicly available information for transactions that CIBC World Markets deemed comparable to the merger;
 . performed discounted cash flow analyses of Align-Rite using certain assumptions of future performance provided to CIBC World Markets by the management of Align-Rite;
 . performed discounted cash flow analyses of Photronics using certain assumptions of future performance provided to CIBC World Markets by the management of Photronics;
 .  reviewed certain publicly available research analyst reports on Align-Rite and Photronics;
 . reviewed historical market prices, trading volume and relative price performance for shares of Align-Rite common stock and Photronics common stock;
 . utilized estimates for the future financial performance of Align-Rite and Photronics, provided by the managements of Align-Rite and Photronics, to calculate the relative contributions of Align-Rite and Photronics to the pro forma combined company, and reviewed the pro forma stock ownership and pro forma enterprise value of the combined company;
 . analyzed the pro forma impact of the merger on Photronics' earnings per share for the fiscal years ending October 31, 2000 and October 31, 2001, based on financial projections provided by the managements of Align-Rite and Photronics;
 .  reviewed publicly available information concerning Align-Rite and Photronics that CIBC World Markets deemed relevant; and . performed such other analyses and reviewed such other information as CIBC
   World Markets deemed appropriate.

     In the course of its review, CIBC World Markets at the direction of Align-Rite, relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information reviewed by it, as well as all of the financial and other information provided to or discussed with it by Align-Rite and Photronics and their employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results, and certain assumptions for the future performance, of Align-Rite and Photronics provided to CIBC World Markets or discussed with it, CIBC World Markets assumed, at the direction of Align-Rite's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Align-Rite's or Photronics' management, as the case may be, and provided a reasonable basis upon which CIBC World Markets could form its opinion. CIBC World Markets further relied upon the assurance of management of Align-Rite and Photronics that they are unaware of any facts that would make the information provided to CIBC World Markets incomplete in any meaningful respect or misleading in any respect. CIBC World Markets assumes no responsibility for and expresses no view as to any forecasts or the information or assumptions on which they are based.

     CIBC World Markets neither made nor was provided with any independent valuations or appraisals of any assets or liabilities of Align-Rite or Photronics and made no physical inspection of the properties and facilities of Align-Rite or Photronics. CIBC World Markets further made certain assumptions, with the consent of Align-Rite, including that:

 .  the representations and warranties of the parties contained in the merger agreement are true and correct;
 . the merger will be consummated in accordance with the terms described in the merger agreement and related agreements, without any amendment to those terms;
 .  the merger will qualify as a tax-free reorganization pursuant to Section
   368(a) of the Internal Revenue Code;
 .  the merger will be accounted for under the pooling of interests method in accordance with generally accepted accounting principles; and . the merger will be consummated in a manner that complies in all material respects with all applicable federal, foreign, state and local statutes, rules, regulations and other laws.

The opinion of CIBC World Markets was necessarily also based upon the information reviewed by it and general economic, financial and stock market conditions and circumstances as they existed on the date of its opinion.

     In connection with rendering its opinion to the Align-Rite board, CIBC World Markets performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by CIBC World Markets. In addition, CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered in those analyses, without considering all factors and analyses, could create an incomplete view of the analyses and processes on which the opinion of CIBC World Markets was based. Some of the financial analyses summarized below include information presented in tabular format. In order to understand CIBC World Markets' financial analysis fully, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analysis of CIBC World Markets.

     The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. CIBC World Markets performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Align-Rite the assumptions on which the analyses were based and other factors, including historical, current and projected financial results. The forecasts and assumptions for Align-Rite and Photronics in published research reports and the forecasts and assumptions for Align-Rite and Photronics provided by their respective managements are forward looking, are not necessarily indicative of future results or values, which may be significantly more or less favorable, and are subject to numerous risks and uncertainties. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may be sold.

     The following is a brief summary of all material financial analyses performed by CIBC World Markets in connection with its presentation to the Align-Rite board on September 15, 1999.

     Comparable Companies Analysis

     Using publicly available information, CIBC World Markets compared financial information for Align-Rite with similar information for selected companies in the photomask/maskmaking and semiconductor capital equipment industries. The selected companies were segregated into two groups: photomask/maskmaking and semiconductor equipment with relatively small market capitalizations. The photomask/maskmaking group consisted of DuPont Photomasks, Inc., Etec Systems, Inc. and Photronics. The semiconductor equipment group with relatively small market capitalizations consisted of GaSonics International Corp., LTX Corporation, Mattson Technology Inc. and Nanometrics Incorporated. For each of these companies, CIBC World Markets calculated firm value, which is defined as market value of equity plus net debt, of the comparable companies as a multiple of their estimated revenues for calendar year 2000. In addition, for each of these companies, CIBC World Markets calculated the stock price as a multiple of their estimated earnings per share for calendar year 2000. These calculations produced the following range of multiples.

                                       Multiple Range
                                     -------------------
                                      Low   Mean   High
                                     -----  -----  -----

Estimated 2000 Revenues              1.8x   2.2x   2.7x

Estimated 2000 Earnings Per Share    15.8x  22.5x  29.1x


     The results of these calculations were then compared to the results of similar calculations made with respect to Align-Rite. Using the multiples in the above table and applying them to the estimated revenues and earnings per share for Align-Rite for the calendar year 2000, produced a range of per common share equity values of between $24.16 and $32.71, based on the average of the low per share equity values and the average of the mean per share equity values. The average of the mean per share equity values was used as the upper end of the range to take into consideration a market discount for Align-Rite's small market capitalization.

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of Align-Rite and the businesses, operations, financial conditions and the prospects of the companies included in its comparable company groups, CIBC World Markets believes that it is inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Align-Rite and the comparable companies that would affect the public trading values of Align-Rite and the comparable companies.

     Using publicly available information, CIBC World Markets compared financial information for Photronics with similar information for selected companies in the photomask/maskmaking and semiconductor capital equipment industries. The selected companies were segregated into two groups: photomask/maskmaking and semiconductor equipment with relatively large market capitalizations. The photomask/maskmaking group consisted of Align-Rite, DuPont Photomasks, Inc. and Etec Systems, Inc. The semiconductor equipment group with relatively large market capitalizations consisted of Applied Materials, Inc., KLA-Tencor Corporation, Lam Research Corporation, Novellus Systems, Inc. and Teradyne, Inc. For each of these companies, CIBC World Markets calculated firm value as a multiple of their estimated revenues for calendar year 2000, firm value as a multiple of their estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for calendar year 2000 and stock price as a multiple of their estimated earnings per share for calendar year 2000. These calculations produced the following range of multiples with Align-Rite excluded from the multiple calculations as it was deemed to be an outlier from the multiples calculated for the other companies.


                                     Multiple Range
                                   -------------------

                                    Low   Mean   High
                                   -----  -----  -----

Calendar Year 2000 Revenues        2.3x   3.4x   4.7x

Calendar Year 2000 EBITDA          8.6x   13.2x  19.8x

Calendar Year 2000 Earnings Per    22.3x  26.4x  30.6x
 Share


     The results of these calculations were then compared to the results of similar calculations made with respect to Photronics. Using the multiples in the above table and applying them to the estimated revenues, EBITDA and earnings per share for Photronics for the calendar year 2000, produced a range of per common share equity values of between $23.81 and $49.71 based on the average of the low per share equity values and the average of the high per share equity values.

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of Photronics and the businesses, operations, financial conditions and the prospects of the companies included in its comparable company groups, CIBC World Markets believes that it is inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Photronics and the comparable companies that would affect the public trading values of Photronics and the comparable companies.

     CIBC World Markets calculated a range of conversion ratios based on the comparable companies analysis. The low per share equity value for Align-Rite common stock was divided by the low per share equity value for Photronics common stock. The high per share equity value for Align-Rite common stock was divided by the high per share equity value for Photronics common stock. These calculations resulted in a conversion ratio range of 0.6581 to 1.0144.

     Precedent Transactions Analysis

     CIBC World Markets compared the financial terms of the merger to the financial terms, to the extent publicly available, of 21 transactions CIBC World Markets believed to be comparable that occurred within the semiconductor capital equipment industry since September 5, 1995. For each of these transactions, CIBC World Markets calculated, to the extent possible:

 . the firm value, which is defined as the offer value for the equity plus the net debt of the acquired company, as a multiple of the last twelve months revenues of the acquired company prior to the date of the announcement of the transaction;
 . the firm value of the acquired company as a multiple of the last twelve months EBITDA of the acquired company prior to the date of the announcement of the transaction;
 . the offer value per share for the acquired equity as a multiple of the last twelve months earnings per share of the acquired company prior to the date of the announcement of the transaction;
 . the firm value of the acquired company as a multiple of the estimated revenues for the next fiscal year following the date of the announcement of the transaction;
 . the firm value of the acquired company as a multiple of the estimated EBITDA for the next fiscal year following the date of the announcement of the transaction;
 . the offer value per share for the acquired equity as a multiple of the estimated earnings per share for the next fiscal year following the date of the announcement of the transaction; and
 . the control premium per share paid, or proposed to be paid in the case of pending transactions, by the acquiror compared to the share price of the target company as of five days prior to the announcement of the transaction.

     These analyses produced the following range of multiples and premiums:

                                        Multiple Range
                                    ---------------------

                                     Low    Mean    High
                                    -----   -----   -----

Last Twelve Months Revenues          0.9x    2.0x    3.6x

Last Twelve Months EBITDA            5.3x    11.3x   14.7x

Last Twelve Months Earnings Per     11.1x   19.2x   21.9x
 Share

Fiscal Year+1 Revenues               0.8x    1.7x    2.3x

Fiscal Year+1 EBITDA                 8.8x    12.9x   16.5x

Fiscal Year+1 Earnings Per Share    14.0x   22.0x   27.7x

Control Premium                      9.9%   50.2%   80.3%


     The results of these calculations were then compared to the results of similar calculations made with respect to Align-Rite. Using the multiples and control premiums in the above table and applying them to the last twelve months revenues, EBITDA and earnings per share, the fiscal year 2000 estimated revenues, EBITDA and earnings per share and the September 10, 1999 closing stock price for Align-Rite produced a range of per common share equity values of between $13.14 and $24.14, based on the average of the low per share equity values and the average of the mean per share equity values. The average of the mean per share equity values was used as the upper end of the range to take into consideration a market discount for Align-Rite's small market capitalization.

     CIBC World Markets calculated a range of conversion ratios based on the precedent transactions analysis. The low per share equity value for Align-Rite common stock was divided by the September 10, 1999 closing price of Photronics common stock. The high per share equity value for Align-Rite common stock was divided by the September 10, 1999 closing price of Photronics common stock. These calculations resulted in a conversion ratio range of 0.5102 to 0.9376.

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the business, operations, financial condition and prospects of Align-Rite and the businesses, operations, financial conditions and prospects of the companies included in the precedent transactions group, CIBC World Markets believes that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. CIBC World Markets believes that the appropriate use of comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the merger that affect the acquisition values of the acquired companies and Align-Rite.

     Discounted Cash Flow Analysis

     Using a discounted cash flow analysis based on forecasts provided by Align-Rite's management, CIBC World Markets estimated the present value of the future streams of free cash flows that Align-Rite could produce during the six fiscal years ending March 31, 2005. In this analysis, CIBC World Markets estimated the terminal value based on multiples of 7.5 to 8.5 times Align-Rite's estimated EBITDA for the twelve months ended March 31, 2005. The free cash flows and terminal values were discounted to present values using rates of 16%, 18% and 20%. After deducting net debt, preferred and minority interest from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced a range of per common share equity values for Align-Rite common stock of between $13.11 and $20.81.

     Using a discounted cash flow analysis based on forecasts provided by Photronics' management, CIBC World Markets estimated the present value of the future streams of free cash flows that Photronics could produce during the five fiscal years ending October 31, 2004. In this analysis, CIBC World Markets estimated the terminal value based on multiples of 8.5 to 9.5 times Photronics' estimated EBITDA for the twelve months ended October 31, 2004. The free cash flows and terminal values were discounted to present values using rates of 15%, 17% and 19%. After deducting net debt, preferred and minority interest from, and adding back cash to, the present value of free cash flows and terminal values, this analysis produced a range of per common share equity values for Photronics common stock of between $19.15 and $26.32.

     CIBC World Markets calculated a range of conversion ratios based on the discounted cash flow analysis. The low per share equity value for Align-Rite common stock was divided by the low per share equity value for Photronics common stock. The high per share equity value for Align-Rite common stock was divided by the high per share equity value for Photronics common stock. These calculations resulted in a conversion ratio range of 0.6846 to 0.7909.

     Research Price Targets

     CIBC World Markets reviewed certain publicly available research analyst reports on Align-Rite to determine a range of research price targets. This review resulted in a range of per common share equity values for Align-Rite common stock of between $18.00 and $24.00.

     CIBC World Markets reviewed certain publicly available research analyst reports on Photronics to determine a range of research price targets. This review resulted in a range of per common share equity values for Photronics common stock of between $29.00 and $39.00.

     CIBC World Markets calculated a range of conversion ratios based on the research price targets. The low per share equity value for Align-Rite common stock was divided by the low per share equity value for Photronics common stock. The high per share equity value for Align-Rite common stock was divided by the high per share equity value for Photronics common stock. These calculations resulted in a conversion ratio range of 0.6154 to 0.6207.

     Fifty-two Week Trading Range

     CIBC World Markets reviewed the closing trading prices for Align-Rite common stock for the fifty-two week period ending September 10, 1999. During this period, Align-Rite's common stock closed at a low of $8.50 per share and a high of $16.88 per share.

     CIBC World Markets reviewed the closing trading prices for Photronics common stock for the fifty-two week period ending September 10, 1999. During this period, Photronics' common stock closed at a low of $9.50 per share and a high of $28.88 per share.

     CIBC World Markets calculated a range of conversion ratios based on the fifty-two week trading range. The low per share equity value for Align-Rite common stock was divided by the low per share equity value for Photronics common stock. The high per share equity value for Align-Rite common stock was divided by the high per share equity value for Photronics common stock. These calculations resulted in a conversion ratio range of 0.5844 to 0.8947.

     Historical Conversion Ratio Analysis

     CIBC World Markets compared historical ratios of the closing trading price or average closing trading prices for Align-Rite common stock to the closing trading price or average closing trading prices for Photronics common stock for the period from September 10, 1998 to September 10, 1999. CIBC World Markets calculated historical conversion ratios based on the respective closing trading prices as of September 10, 1999 and the respective average closing trading prices for the two months, six months and one year preceding September 10, 1999.

     The following table presents the results of these calculations:

                                                     Two      Six      One
                                           As of   Month    Month     Year
                                          9/10/99  Average  Average  Average
----------------------------------------------------------------------------
Ratio of closing prices for Align-Rite     0.5752   0.5365   0.5578   0.5914
 common stock to Photronics common
 stock

     Contribution Analysis

     CIBC World Markets utilized estimates for the future financial performance of Align-Rite and Photronics, provided by the management of Align-Rite and Photronics, to calculate the relative contributions of Align-Rite and Photronics to the pro forma combined company with respect to revenues, EBITDA, earnings before interest and taxes ("EBIT") and unadjusted net income, for the fiscal years ending October 31, 2000 and October 31, 2001. CIBC World Markets also reviewed the pro forma stock ownership and the pro forma enterprise value of the combined company.

                                     Fiscal Year End 10/31
                                    -----------------------
Align-Rite Contribution:               2000E       2001E
-----------------------              ----------  ---------

Percentage of Combined Revenues           22.5%      22.8%

Percentage of Combined EBITDA             19.8%      19.2%

Percentage of Combined EBIT               23.3%      21.8%

Percentage of Combined Net Income         24.0%      21.1%



Pro Forma Stock Ownership:                  %
-------------------------               ---------

Align-Rite                                15.1%

Photronics                                84.9%


Pro Forma Enterprise Value:                 %
--------------------------              ---------

Align-Rite                                16.1%

Photronics                                83.9%

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

          Pro Forma Merger Analysis

          CIBC World Markets analyzed the pro forma impact of the merger on Photronics' earnings per share for the fiscal years ending October 31, 2000 and October 31, 2001, based on financial projections provided by the management of Align-Rite and Photronics. As a result of these analyses, CIBC World Markets concluded the merger would be accretive in both the fiscal year ending October 31, 2000 and the fiscal year ending October 31, 2001.

          The foregoing is a summary of the financial analyses used by CIBC World Markets in connection with rendering its opinion but does not purport to be a complete description of the analyses performed by CIBC World Markets. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore is not necessarily susceptible to a partial analysis or summary description. CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in the opinion. In addition, CIBC World Markets considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be CIBC World Markets' view of Align-Rite, Photronics or the combined entity. No company used in the comparable company analyses summarized above is identical to Align-Rite or Photronics, and no transaction used in the comparable transaction analysis is identical to the merger. Any analysis of the fairness of the merger, from a financial point of view, to the shareholders of Align-Rite involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and transactions and other factors in relation to the trading and acquisition values of comparable companies. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. As described above, the opinion of CIBC World Markets and the related presentation to the Align-Rite board on September 15, 1999 was one of many factors taken into consideration by the Align-Rite board in making its determination to approve the merger agreement.

          CIBC World Markets was selected by Align-Rite because of its familiarity with Align-Rite and its business and CIBC World Markets' qualifications and expertise in the semiconductor capital equipment industry and in providing valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. In its ordinary course of business, CIBC World

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

Markets acts as a market maker and broker in the publicly traded securities of Align-Rite and Photronics, and also provides research coverage for Align-Rite and Photronics. In its ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Align-Rite and Photronics for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities. CIBC World Markets may in the future provide investment banking or other financial advisory services to Align-Rite or Photronics.

          Align-Rite engaged CIBC World Markets to act as its financial advisor in connection with the merger and agreed to pay CIBC World Markets an opinion fee, payable in cash upon the delivery of an oral or written opinion, plus a transaction fee, payable in cash on the closing date of a transaction if, during the term of the engagement or within 12 months thereafter, a transaction is consummated with Photronics and Align-Rite does not request that CIBC World Markets advise it with respect to proposals by other parties. Align-Rite has also agreed to reimburse CIBC World Markets for certain expenses incurred and to indemnify CIBC World Markets against certain liabilities, including liabilities under United States federal securities laws.

          In furnishing its opinion, CIBC World Markets does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor does it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.


Interests of Certain Persons in the Merger

          In considering the recommendations of the Align-Rite board regarding the merger, you should be aware of the interests that certain directors and executive officers have in the merger that are different from your interests and the interests of shareholders of Align-Rite. In this regard, you should consider, among other things, the following information.

          Align-Rite

          James L. MacDonald - Align-Rite's Chairman of the Board, Chief Executive Officer and President, has entered into an amendment to his existing employment agreement with Align-Rite. This amendment will be effective only if the merger occurs and provides that Mr. MacDonald will be appointed to the Photronics board and become a member of the Office of the Chief Executive of Photronics. His base annual salary will be increased from $260,000 to $300,000 per annum and he will receive options to acquire 50,000 shares of Photronics common stock. The exercise price of the options will be equal to the market price of Photronics common stock on the date of grant and the options will vest over a four-year period. Mr. MacDonald has agreed that, during the first 12 months after the merger is completed, he will not exercise the right under his existing employment agreement to terminate his employment as a result of a change in control of Align-Rite, which would occur if the merger is completed.

          Petar N. Katurich - Align-Rite's Vice President of Finance, Chief Financial Officer and Secretary and a director of Align-Rite, has entered into an amendment to his existing employment agreement with Align-Rite. The amendment will be effective only if the merger occurs and provides that his base salary will increase from $120,000 to $125,000 per annum and that he will receive options to acquire 12,000 shares of Photronics common stock. The exercise price of these options will be equal to the market price of Photronics common stock on the date of grant and the options will vest over a four-year period. Align-Rite also has agreed to pay Mr. Katurich a bonus of $100,000 if the merger is completed and, prior to September 15, 2000, he does not voluntarily terminate his employment with Align-Rite or is not terminated for cause.

          Align-Rite has entered into agreements or amendments to existing employment agreements with other officers and key managers of Align-Rite that provide for bonuses if the merger is completed and the officer or key manager does not voluntarily terminate his employment with Align-Rite or is not terminated for cause prior to September 15, 2000. The aggregate amount of these bonuses is approximately $180,000. In addition, if the merger is completed, these officers and key managers will be entitled to receive options to acquire an aggregate of 88,000 shares of Photronics common stock. The exercise price of these options will be equal to the market price of Photronics common stock on the date of grant and the options will vest over a four-year period.

          Under the terms of existing option agreements, upon consummation of the merger, stock options to purchase an aggregate of 510,652 shares of Align-Rite common stock will become immediately exercisable and will be exchanged for options to purchase the same number of shares of Photronics common stock. The following are the stock options held by directors and executive officers:

                James L. MacDonald   -   241,396 shares

                Petar N. Katurich    -    22,800 shares

                Alan G. Duncan       -    17,000 shares

                William Elder        -     7,000 shares

                George Wells         -    16,000 shares


          Photronics has agreed to continue in effect the indemnification currently in effect for Align-Rite's directors and officers indefinitely and to continue in effect directors and officers insurance for a period of six years after the merger subject to certain limitations. For more information, see "Terms of the Merger Agreement - Other Covenants - Indemnification of Directors and Officers."

          Mr. MacDonald and a trust for which he acts as co-trustee have entered into a voting agreement with Photronics to vote all shares of Align-Rite common stock they are entitled to vote in favor of approving the merger and approving the principal terms of the merger agreement. The agreement with Photronics provides that if the merger agreement

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

is terminated under certain circumstances because of the existence of a third party proposal to acquire Align-Rite and, within six months after the termination of the merger agreement Align-Rite enters into an agreement for, and within 18 months consummates, certain specified business combinations involving Align-Rite, then if Mr. MacDonald or the trust receives more than $23.09 per share in value in that business combination, they will pay Photronics any amount received for their shares of Align-Rite common stock above $23.09 per share, up to an aggregate amount of $360,000.

Certain U.S. Federal Income Tax Consequences

          The following is a general discussion of the material United States federal income tax consequences of the merger. This discussion addresses only shareholders who hold their shares as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended. The discussion does not address all aspects of federal income taxation that may be important to particular shareholders because of their individual circumstances, or to shareholders who are subject to special rules, such as

        .    financial institutions,
        .    tax-exempt organizations,
        .    insurance companies,
        .    dealers in securities or foreign currencies,
        .    traders in securities who elect to apply a mark-to-market
             method of accounting,
        .    foreign holders,
        .    persons who hold shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or
        .    holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

          The following discussion is based upon current provisions of the Internal Revenue Code, existing regulations promulgated under the Internal Revenue Code and current rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed. Holders of Align-Rite common stock are advised to consult their own tax advisors regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

          Neither Align-Rite, Photronics nor AL Acquisition Corp. intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger; however, consummation of the merger is conditioned upon the receipt by Photronics of the opinion of its tax counsel, Paul, Hastings, Janofsky & Walker LLP, and the receipt by Align-Rite of the opinion of its tax counsel, O'Melveny & Myers LLP, each dated as of the effective time of the merger, and each substantially to the effect that, on the basis of facts, representations and assumption set forth or referred to in such opinion, the merger will be treated as a tax-free "reorganization" within the meaning of
Section 368(a) of the Internal

Revenue Code. In rendering their opinions, counsel to each of Align-Rite and Photronics have relied upon the representations made by Align-Rite and Photronics. Neither the tax opinions nor this discussion will bind the Internal Revenue Service and the Internal Revenue Service is not precluded from successfully asserting a contrary opinion.

          U.S. Federal Income Tax Implications to Align-Rite Shareholders

          Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, no gain or loss will be recognized for federal income tax purposes by holders of Align-Rite common stock who exchange their Align-Rite common stock for Photronics common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares. The aggregate tax basis of the Photronics common stock to be received by an Align-Rite shareholder in the merger will be the same as such shareholder's aggregate tax basis in the Align-Rite common stock surrendered in the exchange (reduced by any amount allocable to a fractional share of Photronics common stock as discussed below).

          The holding period of the Photronics common stock to be received by an Align-Rite shareholder as a result of the merger will include the period during which such shareholder held the Align-Rite common stock exchanged. Cash received by a holder of Align-Rite common stock instead of a fractional share of Photronics common stock should be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the Align-Rite common stock allocable to the fractional share interest. Such gain or loss will be capital gain or loss provided that the shares of Align-Rite common stock were held as capital assets and will be long term capital gain or loss if the Align-Rite common stock had been held for more than one year at the time of the merger. The amount of such gain or loss will be the difference between the amount of cash received for such fractional share and the amount of such tax basis.

          U.S. Federal Income Tax Implications of the Merger to Align-Rite, Photronics and AL Acquisition Corp.

          Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, no gain or loss will be recognized for United States federal income tax purposes by Align-Rite, Photronics or AL Acquisition Corp. as a result of the merger.

          U.S. Federal Income Tax Implications of the Merger to Dissenting Shareholders

          Holders of Align-Rite common stock who exercise and perfect their dissenters' rights with respect to their shares will generally be treated as if such shares were exchanged for the amount of cash received. Accordingly, dissenting shareholders will

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

recognize gain or loss as a result of the merger. The nature and amount of such gain or loss will depend on a number of factors, and shareholders considering such actions are strongly urged to consult their tax advisors as to the particular tax consequences to them of exercising their dissenters' rights.

          Backup Withholding

          Under the Internal Revenue Code, a holder of Align-Rite common stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholdings rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

          The United States federal income tax discussion set forth above is intended to provide only a general summary and does not address tax consequences which may vary with, or are contingent on, individual circumstances. Moreover, this discussion does not address any tax consequences of the disposition of Align-Rite common stock before the merger or the disposition of Photronics common stock after the merger. This discussion is directed to investors who are United States citizens or residents or domestic corporations. No attempt has been made to determine any tax that may be imposed on a shareholder by the country, state or jurisdiction in which the holder resides or is a citizen other than the material United States federal income tax consequences discussed herein. Holders of Align-Rite common stock are advised to consult their own tax advisors regarding the federal income tax consequences in light of their personal circumstances and the consequences under applicable state, local and foreign tax laws.

Anticipated Accounting Treatment

          The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon receipt by Photronics and Align-Rite of letters from Deloitte & Touche LLP, Photronics' independent auditors, and PricewaterhouseCoopers LLP, Align-Rite's independent auditors, reaffirming the firms' concurrence with Photronics and Align-Rite management's conclusion as to the appropriateness of pooling of interests accounting for the merger under APB No. 16, if consummated in accordance with the merger agreement. In addition, in order for the merger to qualify for pooling of interests treatment, Photronics must sell 1,000,000 shares of its common stock that it acquired within the two years before the transaction. If Photronics is unable to sell such shares, the merger may not qualify as a pooling of interests and Deloitte & Touche LLP and PricewaterhouseCoopers LLP would not be able to deliver the letters. The receipt of the letters is a condition to Photronics' obligation to consummate the merger.

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

Regulatory Approvals

     We must comply with all applicable antitrust laws and regulations before we can complete the merger. The Federal Trade Commission and the Department of Justice will review the potential effects of the merger on competition in the markets where we operate. If they determine that the merger will substantially reduce competition, they can challenge all or certain aspects of the merger and seek to block the merger or impose restrictive conditions on the merger.

     It can be a lengthy process to obtain the requisite clearances and approvals needed. Therefore, we initiated the formal process of obtaining the required regulatory approvals by filing on October 1, 1999 a notification report with the Federal Trade Commission and Department of Justice pursuant to the Hart-Scott Rodino Anti-Trust Improvements Act .

Percentage Ownership Interest of Align-Rite Shareholders After the Merger

     In the merger, Align-Rite shareholders will become shareholders of Photronics. Based on the number of shares of Photronics and Align-Rite common stock outstanding as of August 1, 1999, and assuming a conversion ratio of 0.8173, we estimate that the Photronics common stock to be issued to Align-Rite shareholders will represent approximately 14.6% of the outstanding Photronics common stock after the merger (and giving effect to the sale by Photronics of 1,000,000 shares of its common stock and also assuming the exercise of options and other rights to purchase approximately 530,000 shares of Align-Rite common stock). As the conversion ratio increases, the post-merger ownership percentage of Align-Rate shareholders will increase, and the maximum percentage would be 18.7% based on the foregoing.

Dissenters' Rights

     If you hold Align-Rite common stock and you do not wish to accept the merger consideration, as described in this joint proxy statement/prospectus, then Chapter 13 (Sections 1300 through 1312) of the California General Corporation Law provides that you may elect instead to receive cash in the amount of the "fair market value" of your shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the first announcement of the terms of the proposed merger if dissenters' rights are available. Dissenters' rights will be available if demands for payment are properly filed with Align-Rite with respect to 5% or more of Align-Rite's outstanding shares on or prior to the date of Align-Rite's special shareholders meeting. The closing price of Align-Rite common stock on the Nasdaq National Market on September 14, 1999, the day before the first announcement of the proposed merger for purposes of determining fair market value, was $14.50 per share.

     Chapter 13 is set forth in its entirety in Appendix D to this joint proxy statement/prospectus. If you wish to exercise your dissenters' rights or to preserve the

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

right to do so, you should carefully review Appendix D. If dissenters' rights are available and you fail to comply with the procedures specified in Chapter 13 in a timely manner, you may lose your dissenters' rights. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

     If you wish to exercise your dissenters' rights under Chapter 13, you must satisfy each of the conditions described below:

     Demand for Purchase. You must deliver to Align-Rite or its transfer agent a written demand for purchase of your shares of Align-Rite common stock, and it must be received not later than the date of Align-Rite's special shareholders meeting. This written demand is in addition to and separate from any proxy or vote against the principal terms of the merger agreement. Merely voting against the approval of the principal terms of the merger agreement will not constitute a demand for appraisal within the meaning of Chapter 13.

     The demand for purchase must be made in writing and must be mailed or delivered to either: Align-Rite, 2428 Ontario Street, Burbank, California 91504,
Attention: Corporate Secretary, or its transfer agent, *, Attention: *. The demand must state the number and class of shares you hold of record that you demand to be purchased and the amount claimed to be the "fair market value" of those shares on September 14, 1999, the day before the announcement of the merger (exclusive of any appreciation or depreciation in connection with the proposed merger). The statement of the fair market value will constitute an offer by you to sell such dissenting shares at that price.

     Voting Your Dissenting Shares Against the Merger. You must vote your dissenting shares against the merger.

     Submission of Stock Certificates. If it is determined that dissenters' rights are available, you must deliver your shares to Align-Rite or the transfer agent within 30 days after the date on which notice of shareholder approval of the merger is mailed to you by Align-Rite. The certificates representing the shares will be stamped or endorsed with a statement that they are dissenting shares. The notice will be mailed by Align-Rite within 10 days after the approval of the merger and will contain a statement of the price which Align-Rite has determined to be the fair market value of Align-Rite common stock on September 14, 1999, the day before the first announcement of the merger. The statement of price will constitute an offer to purchase any dissenting shares at that price.

     Disagreement Regarding Dissenting Shares of Fair Market Value. If Align-Rite denies that the shares are dissenting shares or if you disagree with Align-Rite as to the calculation of "fair market value," you must file a petition in the Superior Court of the appropriate county demanding a determination of the fair market value of your shares of Align-Rite common stock. This petition must be filed by either you or Align-Rite within six months of the notice of approval of the merger described above. If a suit is filed to determine the fair market value of the shares of Align-Rite common stock, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that Align-Rite must pay all such costs if the value awarded by the court is more than 125% of the price offered by Align-Rite. You will continue to have all the rights and privileges incident to your dissenting shares until the fair market value of the shares is agreed upon or determined or you lose your dissenters' rights.

     If dissenters' rights are available and you properly demand appraisal of your shares of Align-Rite common stock under Chapter 13 but you fail to perfect or withdraw your right to appraisal, your shares of Align-Rite common stock will be converted as described in "Terms of the Merger Agreement - Conversion of Shares in the Merger" on page ..

     You will lose your right to require Align-Rite to purchase your shares of Align-Rite common stock if

 .    the merger is terminated,

 .    you transfer the dissenting shares prior to submitting them for endorsement as dissenting shares,

 .    you and Align-Rite do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither you nor Align- Rite files a complaint or intervenes in a pending action within six months after the date on which notice of approval of merger was mailed to shareholders or

 .    with the consent of Align-Rite, you withdraw your demand for purchase.

     Photronics is not obligated to complete the merger, and could terminate the merger agreement, if there are effective demands for payment of dissenters' rights by shareholders of Align-Rite than five percent or more of the outstanding shares.

     Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. If you are a beneficial owner of shares that are held of record by another person, such as a broker, a bank or a nominee, and you want to dissent from approval of the merger, you should instruct the record holder to follow the procedures in Annex D for perfecting your dissenters' rights.

     If you are considering exercising your dissenters' rights, you should be aware that the fair market value of your shares of Align-Rite common stock as determined under Chapter 13 could be greater than, the same as, or less than the merger consideration. The opinion delivered by CIBC World Markets is not an opinion as to fair market value under Chapter 13.

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

     The foregoing is a summary of the provisions of Chapter 13 of the General Corporation Law of the State of California and is qualified in its entirety by reference to the full text of Chapter 13, which is included as Appendix D.

Nasdaq National Market Listing

     As a condition to the merger, the Nasdaq National Market must authorize the listing of the Photronics common stock to be issued in the merger.

Certain Consequences of the Merger

     Following the merger, Align-Rite common stock will no longer be traded on the Nasdaq National Market, will be deregistered under the Securities Exchange Act of 1934, and will no longer be publicly traded.

Management After the Merger

     At the time Photronics' merger subsidiary merges into Align-Rite, the directors of Photronics' merger subsidiary immediately before the merger will remain the directors of the surviving corporation, and the officers of Align-Rite immediately before the merger will become the officers of the surviving corporation.

Resales of Photronics Common Stock

     All shares of Photronics common stock to be issued in the merger will be freely transferable, except for shares received by any person who may be deemed to be an affiliate of Align-Rite under Rule 145 under the Securities Act of 1933, such as directors and certain executive officers of Align-Rite. Under Rule 145, an affiliate of Align-Rite may not resell his or her shares of Photronics common stock received in the merger except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act, including selling such shares pursuant to an effective registration statement. Align-Rite will deliver to Photronics a list setting forth the names of all persons who are, in Align-Rite's reasonable judgment, affiliates of Align-Rite.

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

                          TERMS OF THE MERGER AGREEMENT

 Conversion of Shares in the Merger

     As of the effective time of the merger, by virtue of the merger and without any additional action on the part of the Align-Rite shareholders or the shareholders of Photronics' merger subsidiary:

 .    each share of Align-Rite common stock issued and outstanding immediately before the effective time of the merger (other than dissenting shares) will be converted into a number of shares of Photronics common stock determined by the conversion ratio. Photronics will not issue any fractional shares of its common stock to Align-Rite shareholders. Rather, Photronics will pay the Align-Rite shareholders cash for these fractional shares. For more information regarding fractional shares, see "The Merger -- No Fractional Shares";

 .    each share of common stock of Photronics' merger subsidiary outstanding immediately before the effective time of the merger will become one share of common stock of the surviving corporation; and

 .    each share of Align-Rite common stock held immediately before the effective time of the merger by Photronics, Photronics' merger subsidiary or any other subsidiary of Photronics, will automatically be canceled and retired and will cease to exist, and Photronics will pay no consideration for these shares.

     The Align-Rite common stock converted as described above will no longer be outstanding, will automatically be canceled and retired, and will cease to exist. Each holder of Align-Rite common stock (other than any holder of dissenting shares) will cease to have any rights in Align-Rite common stock, except the right to receive the appropriate number of shares of Photronics common stock, cash in lieu of fractional shares and dividends, if any, declared with a record date after the effective time of the merger. For information regarding how to exchange Align-Rite common stock, see "-- Exchange Agent; Procedures for Exchange of Certificates."

Exchange Agent; Procedures for Exchange of Certificates

     After the merger, Photronics will appoint a bank or trust company to serve as the exchange agent and will deliver to the exchange agent certificates representing the number of shares of Photronics common stock to be issued to Align-Rite shareholders in the merger. The exchange agent will, according to irrevocable instructions, deliver to the Align-Rite shareholders the Photronics common stock, any dividends or other distributions relating to such stock, and any cash in lieu of fractional shares.

     The exchange agent will mail to each Align-Rite shareholder a letter of transmittal and instructions to surrender their certificates representing Align-Rite common stock in

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

exchange for certificates representing Photronics common stock or cash in lieu of fractional shares. After an Align-Rite shareholder surrenders his or her Align-Rite common stock certificate along with a duly executed and properly completed letter of transmittal and other required documents, the exchange agent will deliver to such shareholder the following:

 .    a certificate representing the number of whole shares of Photronics common stock to which such shareholder is entitled;

 .    cash in lieu of any fractional shares of Photronics common stock; and

 .    the amount of any dividends or other distributions declared on Photronics common stock with a record date after the effective time of the merger and a payment date before surrender of the Align-Rite common stock.

     Align-Rite shareholders receiving Photronics common stock in the merger will receive a payment at the appropriate payment date of the amount of dividends or other distributions declared on Photronics common stock with a record date after the effective time of the merger and a payment date after surrender of the Align-Rite common stock.

     The surviving corporation and the exchange agent may deduct and withhold from the consideration payable to Align-Rite shareholders amounts required to be deducted and withheld under the Internal Revenue Code, or any provision of state, local or foreign tax law. If the surviving corporation or the exchange agent deducts or withholds any amounts so required to be deducted or withheld, then these amounts will be treated, for all purposes of the merger agreement, as having been paid to the Align-Rite shareholders with respect to whom such amounts were deducted or withheld.

     Align-Rite shareholders should not forward their Align-Rite common stock certificates with the enclosed proxy card nor should they forward their Align-Rite common stock certificates to the exchange agent until they have received the packet of information, including a letter of transmittal, described above.

Representations and Warranties

     The merger agreement contains various representations and warranties of Photronics, Align-Rite and Photronics' merger subsidiary, relating to, among other things, the following:

 .    their incorporation, existence, good standing, corporate power and similar corporate matters;

 .    their capitalization;

 .    their authorization, execution, delivery, and performance and the enforceability of the merger agreement and related matters, and the absence of violations;

 .    the documents, reports and financial statements filed with the Securities and Exchange Commission and the accuracy and completeness of the information contained therein;

 .    the absence of undisclosed liabilities;

 .    compliance with laws, ordinances and regulations;

 .    environmental matters;

 .    employee benefit matters;

 .    the absence of certain material changes or events since March 31, 1999, in the case of Align-Rite and November 1, 1998, in the case of Photronics;

 .    pending or threatened investigations or litigation;

 .    the registration statement and this document and the accuracy and completeness of the information contained therein and herein and in the merger agreement;

 .    accounting and tax matters;

 .    the receipt of opinions of financial advisors;

 .    required vote of shareholders;

 .    insurance; and

 .    material contracts.

     In addition, the merger agreement contains representations and warranties of Align-Rite relating to, among other things, intellectual property, relationships with suppliers and vendors and year 2000 matters.

Conduct of Business Pending the Merger

     The merger agreement requires that until completion of the merger or termination of the merger agreement, Photronics, Align-Rite and their subsidiaries will conduct their operations according to their ordinary and usual course of business. The merger agreement does not, however, limit Photronics' discretion with respect to the issuance of debt or equity securities or acquisitions.

     Furthermore, the merger agreement specifies that Align-Rite and its subsidiaries will:

 .    consistent with past practice, preserve its business organization and goodwill, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with its customers, suppliers, distributors and others having business relationships with it;

 .    notify Photronics promptly of:

     . any complaints, investigations or hearings of any governmental body or authority;

          . any actions, suits or proceeding initiated or threatened against or affecting Align-Rite or any of its subsidiaries or any of their respective properties or before any federal, state, local or foreign governmental entity which could have in the aggregate a material adverse effect on Align-Rite;

          . any complaint, charge or claim against Align-Rite or any of its subsidiaries filed with any public or governmental authority, arbitrator or courts with respect to labor matters; and

          . any claims with respect to Align-Rite's intellectual property rights, any trade secret material to Align-Rite or any of its subsidiaries or third party intellectual property rights which could have in the aggregate, a material adverse effect on Align-Rite;

 .    not adopt any amendments to its corporate charter or bylaws or authorize or pay any dividends or distributions on its outstanding shares of capital stock;

 .    not enter into or amend any severance or similar agreements or arrangements
     (including by amendment of any existing agreement or arrangement);

 .    except in the ordinary course of business consistent with past practice, not enter into any new employment, consulting or salary continuation agreements with any officers, directors or employees or other than increases in the ordinary course of business, grant any increases in the compensation or benefits to officers, directors and employees;

 .    subject to Align-Rite's right to respond to certain unsolicited acquisition proposals, not authorize, propose or announce an intention to authorize or propose or enter into an agreement for a merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business;

 .    not issue any shares of its common stock, except upon exercise of rights, warrants or options issued pursuant to the existing stock plan and stock purchase plan, effect any stock split or otherwise change Align-Rite's capitalization;

 .    not grant, confer or award any additional, or amend or modify any existing options, warrants, conversion rights or other rights to acquire any shares of its common stock;

 .    not purchase or redeem any shares of its stock;

 .    not amend the terms of their respective employee benefit plans or arrangements that exist on the date of the merger agreement, or adopt any new employee benefit plans, programs or arrangements, except as required by law or to maintain tax-qualified status, or as requested by the Internal Revenue Service to receive a determination letter;

 .    not incur or assume any long-term debt or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice;

 .    not amend any existing loan agreement or enter into any new loan agreement;

 .    not assume, guarantee, endorse or otherwise become liable or responsible
     (whether directly, contingently or otherwise) for the obligations of another person;

 .    not make any loans, advances or capital contributions to another person;

 .    not enter into any agreement, commitment or transaction (including with respect to capital expenditures or purchase, sale or lease of assets or real estate) with aggregate consideration of $250,000 or more;

 .    not enter into an agreement with any affiliate of Align-Rite, any family member of any affiliate of Align-Rite or any Align-Rite shareholder who owns more than 5% of the outstanding common stock of Align-Rite;

 .    not make any material tax election or settle or compromise any material tax liability or make any significant change in any tax or accounting methods or system of internal accounting control, except as may be appropriate to conform to changes in tax laws or generally accepted accounting principles;

 .    not enter into or amend any material collective bargaining or other labor agreement, except as required by law; and

 .    not buy, sell or trade any Photronics equity security, including entering into any put, call, option, swap, collar or other similar derivative transaction.

Other Covenants

     Under the merger agreement, Photronics and Align-Rite agreed to the following additional covenants:

     Shareholders meetings

     Photronics and Align-Rite will each duly call, give notice of, and hold a special meeting of its shareholders to approve their respective merger proposals. Align-Rite and Photronics will use their reasonable efforts to cause their shareholders meetings to occur within 45 days after the effective date of the registration statement relating to the Photronics common stock to be issued in the merger.

     Access to Information; Confidentiality

     Align-Rite and Photronics will each afford the other, and that party's officers, employees, accountants, legal counsel, financial advisors and other representatives, reasonable access during normal business hours in a manner so as not to interfere with normal operations, to all of its personnel, properties, books, contracts, commitments and records. Align-Rite will not be required to provide customer specific pricing information, other than any commitment for specific pricing for more than 360 days. and performance data. Also, Align-Rite will provide to Photronics:

     . copies of registration statements and other documents filed by it or its subsidiaries pursuant to applicable federal or state securities laws;

     . copies of all internally prepared interim financial statements, reports or memoranda; and

     . all other information concerning its business, financial results and condition, properties and personnel as Photronics may reasonably request.

     Each party will keep the information provided to it by the other party confidential in accordance with the terms of the confidentiality agreements in effect between Photronics and Align-Rite.

     Filings; Other Actions

     Before we can complete the merger, we must satisfy all regulatory requirements and obtain the approval of all regulatory agencies having jurisdiction over the merger. To facilitate the regulatory review and approval process, we have each agreed to promptly make all necessary filings, seek all required approvals of relevant regulatory agencies and use reasonable efforts to take all actions necessary to complete the merger. Accordingly, we must make filings and other required submissions under the Hart-Scott-Rodino Act. We will also make any other filings or submissions and seek the approval of all other applicable regulatory agencies. This includes our prompt compliance with requests by these agencies for additional information or documentation following our initial filings or submissions.

     Furthermore, we have each agreed to take all actions to resolve objections to the merger raised by regulatory agencies.

     During the regulatory review process, each party will consult with the other, permit the other to review all material communications with regulatory agencies and will give the other the opportunity to participate in all conferences and meetings with regulatory agencies.

     No Solicitation

     Align-Rite and its subsidiaries will not solicit, initiate, encourage or participate in any negotiations regarding any proposal for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving Align-Rite or any proposal to acquire at least 50% of the voting securities of Align-Rite or all or substantially all of the assets of Align-Rite or any of its subsidiaries. Furthermore, Align-Rite and its subsidiaries will not disclose information in response to such a proposal.

     However, the board of directors of Align-Rite is not prohibited from, at any time prior to approval of the principal terms of the merger agreement by the Align-Rite shareholders, providing information to, or discussing or negotiating with, any person that makes an unsolicited bona fide written acquisition proposal if the following conditions are satisfied:

 .    the person must enter into a confidentiality agreement on terms no less favorable to Align-Rite or no less restrictive than contained in the confidentiality agreement from Align-Rite to Photronics;

 .    the Align-Rite board of directors determines after consultation with outside legal counsel that failure to engage in discussions or negotiations would create a reasonable possibility of a breach of their fiduciary duties; and

 .    the board of directors determines in good faith, after consultation with its financial advisor, that the acquisition proposal, if accepted,

          . is likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making it and

          . would be more favorable from a financial point of view to the Align-Rite shareholders than the merger.

     Before initially furnishing information or discussing or negotiating with that person, Align-Rite must give Photronics two business days' advance written notice. Also, if Align-Rite receives any inquiries, offers or proposals from any person with respect to any acquisition proposal, then Align-Rite will notify Photronics of the inquiry, offer or proposal within 24 hours after Align-Rite receives it. In addition, Align-Rite will give Photronics five business days' advance notice of any agreement to be entered into with the person that made the inquiry, offer or proposal.

     The merger agreement does not prohibit Align-Rite from disclosing to Align-Rite shareholders the statement required by Rule 14e-2(a) under the Securities Exchange Act of 1934 with respect to an acquisition proposal by means of a tender offer.

     Sale of Shares by Photronics

     Photronics will sell shares of its common stock that it acquired within the two years before the merger so that accounting for the merger as a pooling of interests will not be adversely affected.

 Conditions to the Merger

     We are not obligated to complete the merger unless the following conditions are satisfied or waived:

 .    the Securities and Exchange Commission declares Photronics' registration statement effective for the registration of the Photronics common stock to be issued in the merger and does not issue a stop order suspending effectiveness or initiate any proceedings for that purpose;

 .    the requisite number of Align-Rite shareholders approve the principal terms of the merger agreement and the merger;

 .    the requisite number of Photronics shareholders approve the issuance of
     Photronics common stock to Align-Rite shareholders in the merger;

 .    the applicable waiting period under the Hart-Scott Rodino Act expires or is terminated;

 .    the parties obtain all consents and approvals necessary for the merger, other than those that in the aggregate are not material; and

 .    the shares of Photronics common stock to be issued in the merger have been authorized for trading in the Nasdaq National Market.

     Furthermore, neither Photronics and its merger subsidiary nor Align-Rite is obligated to complete the merger unless the other party's representations and warranties in the merger agreement are true and correct in all respects on the effective date of the merger and the other party has materially performed all of its material agreements and covenants required to be performed or complied with before the effective time of the merger. However, exceptions to a party's representations and warranties that, in the aggregate, would not materially and adversely affect such party will not give the other party the right to prevent the completion of the merger. A party may waive certain unsatisfied conditions if such party is entitled to require the satisfaction of such condition before the completion of the merger.

     In addition, Photronics is not obligated to complete the merger

 .    if there are effective demands for payment of dissenters' rights by shareholders of Align-Rite for more than five percent of the outstanding shares;

 .    unless each of Photronics and Align-Rite receives pooling letters from each of their respective independent accountants; and

 .    unless each of Photronics and Align-Rite receives an opinion from its legal counsel regarding certain tax matters.

Employee Matters

     The surviving corporation and its subsidiaries will honor all existing employment, severance, consulting and salary continuation agreements between Align-Rite or any of its subsidiaries and any current or former officer, director, employee or consultant of Align-Rite or any of its subsidiaries. The surviving corporation and its subsidiaries will provide benefits, plans and programs to its employees which are no less favorable in the aggregate than those generally available to similarly situated employees of Photronics in the same jurisdiction of Photronics and its subsidiaries.

Indemnification of Directors and Officers

     The merger agreement provides that all rights to indemnification and all limitations on liability that exist for any officer, director or employee of Align-Rite or any of its subsidiaries and that are provided in Align-Rite's charter, bylaws or any agreement will survive the merger and continue in full force and effect. To the extent permitted by California law, the Align-Rite charter and bylaws or any indemnity agreement, advancement of expenses pursuant to their terms will be mandatory rather than permissive, and the surviving corporation and Photronics must advance costs in connection with such indemnification. Photronics will cause the surviving corporation to honor the terms of all indemnity agreements.

     The merger agreement also provides that, for six years after the merger, Photronics will, and will cause the surviving corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering those officers, directors or employees who are covered as of the date of the merger agreement by Align-Rite's existing liability insurance policies. The terms of the new insurance policies will be no less advantageous to such officers, directors or employees than the existing insurance policies. However, if neither Photronics nor the surviving corporation can obtain coverage equivalent to the existing insurance policies at an annual premium equal to or less than a specified ceiling, then Photronics or the surviving corporation will maintain policies that in Photronics' good faith judgment provide maximum coverage at an annual premium equal to the specified ceiling.

     The merger agreement also requires that for a period of six years after the merger, Photronics and the surviving corporation will indemnify Align-Rite's former directors and officers for losses, claims, damages and certain other expenses relating to their service as officers, directors or employees of Align-Rite on or before the effective time of the merger. Photronics and the surviving corporation will make advances to such directors and officers for all expenses incurred in connection with any such indemnifiable claim. Unless otherwise provided in any indemnity agreement, Photronics or the surviving corporation may require an indemnitee to provide an undertaking to repay any expense advances if a court ultimately determines that this indemnitee is not entitled to indemnification from Photronics or the surviving corporation.

     The obligations of Photronics, Align-Rite and the surviving corporation are binding on all their successors and assigns and survive the completion of the merger.

Termination

     The merger agreement may be terminated at any time before the effective time of the merger as follows:

 .    by mutual written consent of Photronics and Align-Rite;

 .    unless Photronics is in material breach of any representation, warranty, covenant or agreement in the merger agreement, by Photronics if Align-Rite breaches any of its representations, warranties, covenants or agreements in the merger agreement or if any representation or warranty of Align-Rite becomes untrue, and such breach or untruth continues for ten days following notice to Align-Rite of such breach or untruth, and the nature of such breach or untruth is such that certain conditions to Photronics' obligations to consummate the merger would be incapable of being satisfied by February 25, 2000;

 .    unless Align-Rite is in material breach of any representation, warranty, covenant or agreement in the merger agreement, by Align-Rite if Photronics breaches any of its representations, warranties, covenants or agreements in the merger agreement or if any representation or warranty of Photronics becomes untrue, and such breach or untruth continues for ten days following notice to Photronics of such breach or untruth, and the nature of such breach or untruth is such that certain conditions to Align-Rite's obligations to consummate the merger would be incapable of being satisfied by February 25, 2000;

 .    by either Photronics or Align-Rite if any governmental entity shall have issued an order, decree or ruling, or taken any other action, permanently enjoining, restraining or otherwise prohibiting the consummation of the merger, and this order, decree, ruling or other action shall have become final and nonappealable;

 .    by either Photronics or Align-Rite if the merger does not occur by February
     25, 2000, unless the merger does not occur due to a breach of a covenant, or a material breach of a representation or warranty, in the merger agreement by the party seeking to terminate;

 .    by either Photronics or Align-Rite if the Align-Rite shareholders fail to approve the Align-Rite merger proposal, as long as Align-Rite is not in material breach under the merger agreement;

 .    by either Photronics or Align-Rite if the Photronics shareholders fail to approve the Photronics merger proposal, as long as Photronics is not in material breach under the merger agreement;

 .    by Align-Rite, if before the Align-Rite shareholders meeting, a third party presents a superior proposal. However, before Align-Rite may terminate the merger agreement, it must give Photronics notice of the proposed termination and the opportunity for Photronics to amend the merger agreement to make it substantially similar to the third party superior proposal. Align-Rite may terminate the merger agreement if Photronics and Align-Rite do not reach an agreement to amend the merger agreement within five days following Photronics' receipt of Align-Rite's termination notice;

 .    by Photronics if the Align-Rite board (A) withdraws or modifies adversely its recommendation of the merger, (B) recommends an alternative acquisition proposal to Align-Rite shareholders, or (C) fails to call or hold the Align-Rite shareholders meeting because Align-Rite received an alternative acquisition proposal; and

 .    by Align-Rite by notice delivered to Photronics if the average per share high and low sales price of Photronics common stock as reported on the Nasdaq National Market during the 20 consecutive trading days ending the third trading day before the Align-Rite shareholders meeting or if the closing of the merger is more than five business days after the meeting, the closing date, is less than $16.00.

     The party desiring to terminate the merger agreement must give written notice of such termination to the other party.

Fees and Expenses

     Except as described in "-- Termination Fee" below, the party incurring costs and expenses will pay all such costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Termination Fee

     Align-Rite must pay Photronics $3,640,000 as a result of the termination of the merger agreement under any of the following circumstances:

 .    Align-Rite terminated the merger agreement because it received a superior proposal and it did not reach agreement with Photronics to amend the merger agreement so as to make it substantially similar to the alternative proposal;

 .    Photronics terminated the merger agreement because Align-Rite's board withdrew or adversely modified its recommendation to its shareholders;

 .    Photronics terminated the merger agreement because Align-Rite breached any of its representations, warranties, covenants or agreements;

 .    An alternative acquisition proposal was made before the Align-Rite shareholders meeting, the Align-Rite shareholders do not approve the Align-Rite merger proposal. Align-Rite must pay the $3,640,000 termination fee if within six months after the termination of the merger agreement Align- Rite enters into an agreement with the third party presenting the alternative acquisition proposal and completes an acquisition with such third party within 18 months after the termination of the merger agreement on substantially the same terms as presented in the alternative acquisition proposal.

Amendment

     Align-Rite and Photronics may amend or supplement the merger agreement in writing at any time, except that following approval by the Align-Rite shareholders and Photronics shareholders, there may be no amendment to the merger agreement that by law requires further approval by the Align-Rite shareholders and Photronics shareholders unless Align-Rite or Photronics, as applicable, first obtains such approval.

Waiver

     The merger agreement permits Align-Rite, Photronics and Photronics' merger subsidiary at any time before the effective time of the merger to:

 .    extend the time to perform any of the obligations or other acts of the other parties;

 .    waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

 .    waive compliance with any of the agreements or conditions of the other party contained in the merger agreement unless, if such party waives compliance after approval by the Align-Rite shareholders and the Photronics shareholders, as applicable, and such waiver would require approval by the Align-Rite shareholders, or the Photronics shareholders, as applicable, such party first obtains such approval, in each case pursuant to a written instrument.

     The failure of any party to the merger agreement to assert any of its rights thereunder or otherwise will not constitute a waiver of those rights.

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS


     The following unaudited pro forma combined financial information gives effect to the merger using the pooling of interests method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined financial information should be read in conjunction with the audited historical consolidated financial statements and related notes of Photronics and Align-Rite, which are incorporated by reference into this proxy statement/prospectus.

     The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on August 1, 1999, the balance sheet date. The unaudited pro forma combined balance sheet combines Photronics' August 1, 1999 unaudited consolidated balance sheet with Align-Rite's June 30, 1999 unaudited consolidated balance sheet. The unaudited pro forma combined statements of operations give effect to the merger as if it had occurred at the beginning of the periods presented. The unaudited pro forma combined statements of operations combine Photronics' historical operating results for the nine months ended August 1, 1999 and August 2, 1998 and for the fiscal years ended November 1, 1998, November 2, 1997 and October 31, 1996 with the corresponding Align-Rite period as shown in the following table:

Photronics Period Ended             Align-Rite Period Ended
---------------------------------   --------------------------------------
Nine months ended August 1, 1999    Nine months ended June 30, 1999
Nine months ended August 2, 1998    Nine months ended June 30, 1998
Year ended November 1, 1998         Twelve months ended September 30, 1998
Year ended November 2, 1997         Year ended March 31, 1998
Year ended October 31, 1996         Year ended March 31, 1997

     Photronics most recent fiscal year-end was November 1, 1998. Accordingly, Align-Rite's financial statements for the most recent year have been conformed so that the twelve months end within 93 days of the Photronics most recent year-end. Earlier periods are shown as previously reported.

     For purposes of the preparation of the unaudited pro forma combined balance sheet, merger-related expenses (which the companies estimate will be approximately $3 million on a pre-tax basis) were included. The estimate of merger-related expenses is preliminary and subject to change.

     Certain financial statement balances of Align-Rite have been reclassified to conform with Photronics financial statement presentation.

     The unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. The pro forma adjustments are based on the information and assumptions available as of the date of this joint proxy statement/prospectus. The unaudited pro forma combined financial statements do not give effect to any cost savings or synergies which may result from the integration of Photronics and Align-Rite operations.

                                 Photronics Inc.
                        Unaudited Pro Forma Balance Sheet
                                 August 1, 1999
                                 (in thousands)

                                        AUGUST 1, 1999   JUNE 30, 1999    PRO FORMA    PRO FORMA
                                          PHOTRONICS       ALIGN-RITE    ADJUSTMENTS    COMBINED
                                       ---------------  --------------  -------------  ---------
Assets
------
Current assets:
  Cash and cash equivalents..........         $  7,574         $ 4,550      $ 20,000    $ 32,124

Accounts receivable (less allowances
 for doubtful accounts)..............           37,173           8,250                    45,423
Inventories..........................           13.417           2,941                    16,358
Deferred income taxes................            5,923               -                     5,923
Other current assets.................            3,348           1,403                     4,751
                                       ---------------  --------------  -------------  ---------
  Total current assets...............           67,435          17,144             -     104,579

  Property, plant and equipment, net.          280,919          60,223                   341,142
Intangible assets, net...............           23,402               -                    23,402
Investments..........................           10,123               -                    10,123
Other assets.........................            5,196           1,508                     6,704
                                       ---------------  --------------  -------------  ---------
                                              $387,075         $78,875      $      -    $485,950
                                       ===============  ==============  =============  =========

Liabilities and Shareholders' Equity
--------------------------------------
Current liabilities:
Current portion of long-term debt....         $    264         $ 2,908                     3,172
  Accounts payable...................           39,048           3,939                    42,987
  Accrued salaries and wages.........            3,270               -                     3,270
  Accrued interest payable...........            1,100               -                     1,100
  Other accrued liabilities..........            5,759           2,754         3,000      11,513
  Income taxes payable...............              797             930                     1,727
                                       ---------------  --------------  -------------  ---------
  Total current liabilities..........           50,238          10,531         3,000      63,769

Long-term debt.......................          115,799          17,960                   133,759
Deferred income taxes................           12,546           5,355                    17,901
Other liabilities....................            4,378             774                     5,152
                                       ---------------  --------------  -------------  ---------
  Total liabilities..................          182,961          34,620       (17,000)    220,581
                                       ---------------  --------------  -------------  ---------

Shareholders' equity:
  Preferred stock....................                -                                         -
  Common stock.......................              239              45           100         384
  Additional paid-in capital.........           79,536          19,107        19,900     118,543
  Retained earnings..................          126,016          25,206        (3,000)    148,222
  Other comprehensive income (loss)..           (1,677)           (103)            -      (1,780)
  Deferred compensation..............              (73)              -                       (73)

  Total shareholders' equity.........          204,114          44,255        17,000     265,369
                                       ---------------  --------------  -------------  ---------
                                              $387,075         $78,875      $      -    $485,950
                                       ===============  ==============  =============  =========

                                Photronics, Inc.
                   Unaudited Pro Forma Statement of Earnings
                    for the Nine Months Ended August 1, 1999
                    (in thousands, except per share amounts)

                                          AUGUST 1, 1999   JUNE 30, 1999    PRO FORMA   PRO FORMA
                                            PHOTRONICS       ALIGN-RITE    ADJUSTMENTS   COMBINED
                                         ---------------  --------------  ------------- ---------
Net sales..............................         $160,675         $38,121                 $198,796
Costs and expenses:
   Cost of sales.......................          114,180          26,292                  140,482
   Selling, general and administrative.           22,899           6,505                   29,404
   Research and development............           11,257             768                   12,025
                                         ---------------  --------------  ------------- ---------
     Operating income..................           12,329           4,556             -     16,885
Other income and expense:
   Interest income.....................              774             (27)                     747
   Interest expense....................           (4,592)           (107)                  (4,699)
   Other income, net...................            1,114             (98)                   1,016
                                         ---------------  --------------  ------------- ---------
Income before income taxes.............            9,625           4,324             -     13,949
Provision for income taxes.............            3,700           1,508                    5,208
                                         ---------------  --------------  ------------- ---------
   Net income..........................         $  5,925         $ 2,816   $  -          $  8,741
                                         ===============  ==============  ============= =========

Earnings per share:
   Basic...............................            $0.25           $0.62             -      $0.30
                                         ===============  ==============  ============= =========
   Diluted.............................            $0.25           $0.58             -      $0.30
                                         ===============  ==============  ============= =========
Weighted average number of
   common shares outstanding:
   Basic...............................           23,966           4,526             -     29,317
                                         ===============  ==============  ============= =========
   Diluted.............................           23,966           4,868             -     29,317
                                         ===============  ==============  ============= =========

                                Photronics, Inc.
                   Unaudited Pro Forma Statement of Earnings
                    for the Nine Months Ended August 2, 1998
                    (in thousands, except per share amounts)

                                          AUGUST 2, 1998   JUNE 30, 1998   PRO FORMA   PRO FORMA
                                            PHOTRONICS      ALIGN-RITE    ADJUSTMENTS   COMBINED
                                         ---------------  --------------  ------------- ---------
Net sales..............................         $169,920         $38,371                $208,291
Costs and expenses:
   Cost of sales.......................          105,415          24,170                 129,585
   Selling, general and administrative.           21,699           6,021                  27,720
   Research and development............            9,415             497                   9,912
   Non-recurring restructuring charge..            3,800               -                   3,800
                                         ---------------  --------------  ------------- ---------
     Operating income..................           29,591           7,683            -     37,274
Other income and expense:
   Interest income.....................            2,056             113                   2,169
   Interest expense....................           (4,457)              -                  (4,457)
   Other income, net...................              943             132                   1,075
                                         ---------------  --------------  ------------- ---------
Income before income taxes.............           28,133           7,928            -     36,061
Provision for income taxes.............           10,700           2,982                  13,682
                                         ---------------  --------------  ------------- ---------
   Net income..........................         $ 17,433         $ 4,946  $  -          $ 22,379
                                         ===============  ==============  ============= =========

Earnings per share:
   Basic...............................            $0.72           $1.11            -      $0.77
                                         ===============  ==============  ============= =========
   Diluted.............................            $0.70           $1.01            -      $0.76
                                         ===============  ==============  ============= =========
Weighted average number of
   common shares outstanding:
   Basic...............................           24,356           4,457            -     28,887
                                         ===============  ==============  ============= =========
   Diluted.............................           29,082           4,880            -     33,613
                                         ===============  ==============  ============= =========

                                Photronics, Inc.
                   Unaudited Pro Forma Statement of Earnings
                      for the Year Ended November 1, 1998
                    (in thousands, except per share amounts)

                                          NOVEMBER 1,     SEPTEMBER
                                             1998         30, 1998     PRO FORMA    PRO FORMA
                                           PHOTRONICS    ALIGN-RITE    ADJUSTMENTS   COMBINED
                                        -------------   -------------  -----------  ---------
Net sales.............................       $222,572         $52,364                $274,936
Costs and expenses:
   Cost of sales......................        141,628          32,802                 174,430
   Selling, general and administrative         28,793           8,262                  37,055
   Research and development...........         12,893             712                  13,605
   Non-recurring restructuring charge.          3,800               -                   3,800
                                        -------------   -------------  -----------  ---------
     Operating income.................         35,458          10,588            -     46,046
Other income and expense:
   Interest income....................          2,721             104                   2,825
   Interest expense...................         (6,143)              -                  (6,143)
   Other income, net..................          1,046             143                   1,189
                                        -------------   -------------  -----------  ---------
Income before income taxes............         33,082          10,835            -     43,917
Provision for income taxes............         12,600           4,078                  16,678
                                        -------------   -------------  -----------  ---------
   Net income.........................       $ 20,482         $ 6,757  $  -          $ 27,239
                                        =============   =============  ===========  =========

Earnings per share:
   Basic..............................          $0.84           $1.51            -      $0.94
                                        =============   =============  ===========  =========
   Diluted............................          $0.84           $1.39            -      $0.93
                                        =============   =============  ===========  =========
Weighted average number of
   common shares outstanding:
   Basic..............................         24,350           4,463            -     28,933
                                        =============   =============  ===========  =========
   Diluted............................         28,958           4,876            -     33,541
                                        =============   =============  ===========  =========

                                Photronics, Inc.
                   Unaudited Pro Forma Statement of Earnings
                      for the Year Ended November 2, 1997
                    (in thousands, except per share amounts)

                                          NOVEMBER 2,
                                             1997       MARCH 31, 1998   PRO FORMA   PRO FORMA
                                           PHOTRONICS     ALIGN-RITE    ADJUSTMENTS   COMBINED
                                        -------------   --------------  ------------ ---------
Net sales.............................       $197,451          $46,721                $244,172
Costs and expenses:
Cost of sales.........................        121,502           29,236                 150,738
Selling, general and administrative...         24,940            7,442                  32,382
Research and development..............         10,605              509                  11,114
                                        -------------   --------------  ------------ ---------
Operating income......................         40,404            9,534            -     49,938
Other income and expense:
Interest income.......................          2,424              122                   2,546
Interest expense......................         (2,466)               -                  (2,466)
Other income, net.....................          1,074              132                   1,206
                                        -------------   --------------  ------------ ---------
Income before income taxes............         41,436            9,788            -     51,224
Provision for income taxes............         15,800            3,688                  19,488
                                        -------------   --------------  ------------ ---------
Net income............................       $ 25,636          $ 6,100  $  -          $ 31,736
                                        =============   ==============  ============ =========

Earnings per share:
                                        =============   ==============  ============ =========
Basic.................................          $1.07            $1.37            -      $1.12
                                        =============   ==============  ============ =========
Diluted...............................          $1.03            $1.25            -      $1.08
Weighted average number of
common shares outstanding:
Basic.................................         23,910            4,439            -     28,441
                                        =============   ==============  ============ =========
Diluted...............................         26,628            4,865            -     31,159
                                        =============   ==============  ============ =========

                                Photronics, Inc.
                   Unaudited Pro Forma Statement of Earnings
                      for the Year Ended October 31, 1996
                    (in thousands, except per share amounts)

                                          OCTOBER 31,
                                             1996       MARCH 31, 1997   PRO FORMA   PRO FORMA
                                           PHOTRONICS     ALIGN-RITE    ADJUSTMENTS   COMBINED
                                        -------------   --------------  ------------ ---------
Net sales.............................       $160,071          $38,001                $198,072
Costs and expenses:
   Cost of sales......................         98,267           23,530                 121,797
   Selling, general and administrative         21,079            6,072                  27,151
   Research and development...........          8,460              333                   8,793
                                        -------------   --------------  ------------ ---------
     Operating income.................         32,265            8,066            -     40,331
Other income and expense:
   Interest income....................          1,601              308                   1,909
   Interest expense...................           (160)               -                    (160)
   Other income, net..................            197                7                     204
                                        -------------   --------------  ------------ ---------
Income before income taxes............         33,903            8,381            -     42,284
Provision for income taxes............         12,900            3,056                  15,956
                                        -------------   --------------  ------------ ---------
   Net income.........................       $ 21,003          $ 5,325  $  -          $ 26,328
                                        =============   ==============  ============ =========

Earnings per share:
   Basic..............................          $0.89            $1.21            -      $0.94
                                        =============   ==============  ============ =========
   Diluted............................          $0.87            $1.11            -      $0.92
                                        =============   ==============  ============ =========
Weighted average number of
   common shares outstanding:
   Basic..............................         23,496            4,386            -     28,027
                                        =============   ==============  ============ =========
   Diluted............................         24,202            4,799            -     28,733
                                        =============   ==============  ============ =========

                                Photronics, Inc.

                      Notes to Unaudited Pro Forma Combined
                              Financial Information



     The unaudited pro forma combined financial information reflects the merger and gives effect to the following assumptions:

     (a) In connection with the merger, Photronics will sell 1,000,000 shares of common stock at an estimated net price of $20 per share, or $20,000,000. The net price per share was determined based on the October 1, 1999 closing price, adjusted for a discount to reflect the sale of 1,000,000 shares and the cost of such sales. As a result of the timing of the purchase of the one million shares between September 1998 and March 1999, 820,000 common shares have been included in the pro forma adjustment for basic and diluted shares outstanding for the nine months ended August 1, 1999 and 50,000 shares have been included in the pro forma adjustment for the year ended November 1, 1998.

     (b) It is estimated that approximately $3,000,000 will be incurred for direct costs of the merger, consisting primarily of transactions costs for investment banking, legal and accounting fees. The unaudited pro forma combined balance sheet gives effect to these expenses as if they had been incurred as of August 1, 1999, but the unaudited pro forma combined statement of operations do not give effect to any merger related costs.

     (c) The equivalent pro forma share amounts of Align-Rite are calculated by multiplying unaudited pro forma combined income per share and book value per share amounts by an assumed conversion ratio of .993 based on the closing price of Photronics common stock of $23.25 on October 1, 1999.

            COMPARISON OF THE RIGHTS OF HOLDERS OF ALIGN-RITE COMMON
                       STOCK AND PHOTRONICS COMMON STOCK


     As a result of the merger, Align-Rite common shareholders will become holders of Photronics common stock. Align-Rite is a California corporation and Photronics is a Connecticut corporation. The rights of Align-Rite shareholders are currently governed by Align-Rite's articles of incorporation and bylaws and the laws of California. Following the merger, the rights of all former holders of Align-Rite common stock will be governed by the Photronics certificate of incorporation and bylaws, and the laws of Connecticut. The following is a summary comparison of the material differences between the rights of holders of Align-Rite common stock and holders of Photronics common stock and more particularly certain material differences between certain provisions of the Photronics certificate of incorporation and the Align-Rite articles of incorporation, the Photronics bylaws and the Align-Rite bylaws, and between certain provisions of the Connecticut Business Corporation Act and the California General Corporation Law.

     For information on how to obtain copies of the Photronics certificate of incorporation, the Photronics bylaws, the Align-Rite articles of incorporation, and the Align-Rite bylaws, see "Where You Can Find More Information." Furthermore, the description of the differences between Connecticut law and California law is a summary only, is not a complete description of the differences between Connecticut law and California law, and is qualified in its entirety by references to Connecticut law and California law.

Authorized Capital

     The total number of authorized shares of capital stock of Photronics is 77,000,000, consisting of 75,000,000 shares of Photronics common stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, par value $0.01 per share. As of August 1, 1999, 23,907,120 shares of Photronics common stock were outstanding and no shares of Preferred Stock were outstanding.

     The authorized capital stock of Align-Rite consists of 35,000,000 shares of common stock, par value $0.01 per share, of which 4,677,869 shares were issued and outstanding as of September 30, 1999.

Number of Directors; Removal; Vacancies

     Number of Directors. Connecticut law provides that a corporation's board of directors must consist of one or more members, with the number specified in or fixed in accordance with the certificate of incorporation or the bylaws. In addition, Connecticut law provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the certificate of incorporation or the bylaws.

     The Photronics bylaws state that the number of directors shall be between three and fifteen. The number at any time shall be the number most recently determined by the board of directors or the shareholders or, absent such action, shall be the number of directors elected at the preceding annual meeting, plus the number of directors elected since the meeting, if any, to fill a vacancy created by an increase in the size of the board. There are currently four directors serving on the Photronics board.

     Connecticut law provides that directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting where a quorum is present, and shareholders do not have the right to cumulate their votes unless the certificate of incorporation so provides. The Photronics certificate of incorporation does not provide for cumulative voting.

     California law provides that a corporation's board of directors must consist of one or more members, with the number specified in or fixed in accordance with the articles of incorporation or the bylaws. In addition, California law provides that the number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in, the articles of incorporation or the bylaws. The Align-Rite bylaws state that the number of directors shall be between five and nine members. There are currently five directors serving on the Align-Rite board.

     California law requires corporations to provide for cumulative voting in the election of directors unless the articles of incorporation or bylaws eliminate cumulative voting. The Align-Rite articles of incorporation specifically prohibits cumulative voting.

     Removal. Under Connecticut law, a director may be removed by shareholders with or without cause unless the certificate of incorporation provides that directors may be removed only for cause. Additionally, a director may be removed by shareholders only at a meeting called for the purpose of removing that director, and the notice calling the meeting must state that the purpose or one of the purposes of the meeting is removal of the director. The Photronics bylaws provide that a director may be removed with or without cause by a vote of the holders of a majority of the stock entitled to vote.

     Under California law, the holders of at least 10% of the outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed, unless the entire board is removed, when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

     Vacancies. Under Connecticut law, unless the certificate of incorporation provides otherwise, any vacancy in a board of directors may be filled by either the shareholders, the board of directors, or, if the directors remaining in office constitute fewer than a quorum of the board, by the affirmative vote of a majority of all the directors remaining in office. The Photronics certificate of incorporation conforms with the requirements of Connecticut law.

     Under California law, unless otherwise provided in the articles of incorporation or bylaws and except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by approval of the board. In addition, any vacancies on the board resulting from the removal of directors may be filled by the affirmative vote of a majority of the shares represented and voting at a meeting at which a quorum is present (or by consent signed by holders of shares having not less than the minimum number of votes required at a meeting at which all shares entitled to vote were present and voted). The Photronics by-laws provide that vacancies occurring on the board as a result of the death or resignation of a director shall be filled by a majority of the remaining directors. A vacancy on the board occurring as a result of the removal of a director shall be filled by the majority vote of the shareholders as provided under California law.

Charter Amendments

     Under Connecticut law, a corporation's certificate of incorporation may be amended in some limited respects by the board of directors of that corporation without shareholder action. A corporation may also amend its certificate of incorporation in any respect by (a) recommendation of the board of directors (unless the board determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment), and (b) unless the certificate of incorporation or directors require a greater vote, by approval of either (x) a majority of the votes entitled to be cast on the amendment by each voting group, if any, with respect to which the amendment would create dissenter's rights, or (y) a majority of the votes cast by every other voting group entitled to vote on the amendment. The Photronics certificate of incorporation does not require the vote of a greater number of shares than provided under Connecticut law.

     Under California law, a corporation's articles of incorporation may be amended by the board of directors and the shareholders if (a) the board of directors approves the proposed amendment; and (b) the holders of at least a majority of the outstanding shares entitled to vote approve such amendment by affirmative vote, unless the corporation's articles of incorporation require the vote of a greater number of shares. In addition, each class of stock affected by such a proposed amendment, even if such stock would not otherwise have such rights, must approve by at least a majority vote amendments which make certain specified changes to the rights of such class of capital stock. The Align-Rite articles of incorporation do not require a number of shares different from California law to approve an amendment to the Align-Rite articles of incorporation.

Bylaw Amendments

     Under Connecticut law, a corporation's board of directors may amend or repeal the bylaws unless either the corporation's certificate of incorporation or certain specified provisions of the Connecticut Business Corporation Act reserve this power exclusively to the shareholders in whole or in part, or the shareholders, in amending or repealing a particular bylaw, expressly provided that the board of directors may not amend or repeal that bylaw. The Photronics certificate of incorporation does not reserve the power to amend the bylaws exclusively to the shareholders. In addition, no bylaw enacted by Photronics's shareholders expressly provides that the board may not amend or repeal such bylaw.

     Under California law, a corporation's bylaws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares entitled to vote or by the approval of the board of directors except (a) if the number of directors is set forth in the articles of incorporation, in which case this number may be changed only by an amendment to the articles of incorporation, and
(b) after the issuance of shares, a bylaw specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may be adopted by approval only of the outstanding shares, provided that an amendment reducing the number of directors to less than five cannot be adopted if the votes cast against adoption (or not consenting) equal or exceed 16 2/3% of the outstanding shares entitled to vote. The Align-Rite bylaws provide that the bylaws may be amended either by approval of the outstanding shares or, other than changes increasing or decreasing the size of the board of directors or altering the method of election and term of directors, by the approval of the board of directors.

Special Meetings of Shareholders

     Under Connecticut law, a corporation is required to hold a special meeting of shareholders if (a) the board of directors calls such a meeting; or (b) holders of at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting make a written demand for the meeting to the corporation's secretary describing the purpose for the proposed special meeting; provided, that if the corporation has a class of voting stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, and no person held ten percent or more of such votes on February 1, 1998, the corporation need not hold such a special meeting except upon demand of the holders of not less than thirty five percent of such votes.

     Unless the corporation's certificate of incorporation or Connecticut law provides otherwise, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Connecticut law further provides that unless Connecticut law or a corporation's certificate of incorporation requires a greater number of affirmative votes, if a quorum exists, action on a matter, other than the election of directors, is approved if the majority of votes cast favor of the action.

     In addition to the requirements of Connecticut law, the Photronics bylaws provide that special meetings of the shareholders may also be called by the President or the Secretary of the corporation. A quorum under the Photronics bylaws consists of the holders of a majority of the stock entitled to vote, represented in person or by proxy.

     California law provides that a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than ten percent of the votes at the meeting or such additional persons as may be provided in the articles of incorporation of bylaws (there being none specified in the Align-Rite articles of incorporation or bylaws). Under California law and the Align-Rite articles of incorporation, a quorum for a special meeting of shareholders is a majority of the shares entitled to vote.

Cumulative Voting

     Under Connecticut law, shareholders do not have a right to cumulate their votes for directors unless the certificate of incorporation so provides. The Photronics certificate of incorporation does not provide for cumulative voting.

     California law requires corporations to provide for cumulative voting for the election of directors unless, in the case of a listed corporation, bylaws are amended to eliminate cumulative voting. The Align-Rite articles of incorporation specifically provide that cumulative voting is not permitted.

Shareholder Action Without a Meeting

     Under Connecticut law, shareholders may take action without a meeting (a) by unanimous written consent of all the persons who would be entitled to vote upon that action at a meeting, or (b) if the certificate of incorporation so provides, by written consent of a majority of the persons who would be entitled to vote upon that action at a meeting. The Photronics' bylaws provide for any action which may be taken at a meeting of shareholders may be taken without a meeting provided this action is consented to in writing by all persons entitled to vote at such a meeting.

     Under California law, unless otherwise provided in the articles of incorporation, any action which may be taken at a meeting of shareholders may also be taken without a meeting and without prior notice by the execution of a written consent of the holders of at least the same number of outstanding shares as would be necessary to take such action at a meeting on which all shares entitled to vote were present and voted, except that the election of directors by written consent requires the unanimous consent of all shares entitled to vote in such election. The Align-Rite articles of incorporation, however, specifically prohibit shareholder action without a meeting.

Required Vote for Certain Transactions

     Extraordinary Transactions. Under Connecticut law, in order for a plan of merger or share exchange to be approved, the board of directors must adopt the plan of merger or share exchange and recommend it to the shareholders for approval, unless the board determines that, due to a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders. For corporations incorporated before January 1, 1997, a plan of merger or share exchange must be approved by each voting group entitled to vote separately on the plan by at least two-thirds of the voting power of such voting group, unless the certificate of incorporation provides otherwise. Photronics' certificate of incorporation does not contain such an alternative.

     California law requires approval of the board of directors and a majority of shares outstanding for mergers, exchanges, sales of assets (other than sales in the ordinary course of business) or share exchange tender offers. California law generally requires that, unless all shareholders of a class or series consent, each share of a class or series of any party to a merger must be treated equally with respect to any distribution of cash, property, rights or securities.

     Absence of Required Vote for Certain Corporate Mergers and Reorganizations. Connecticut law does not require a vote of the shareholders of a corporation surviving a merger to approve a merger if:

     . the agreement of merger does not amend the certificate of incorporation of such corporation, except for certain enumerated amendments;

     . each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares with identical designations, preferences, limitations and relative rights, immediately thereafter;

     . the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than twenty percent the total number of shares outstanding immediately before the merger; and

     . the number of participating shares (as defined under Connecticut law), outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than twenty percent the total number of participating shares outstanding immediately before the merger

     However, neither the merger nor the potential issuance of shares representing more than 20% of the outstanding shares of Photronics common stock requires approval by Photronics shareholders under Connecticut law because the merger involves a merger of AL Acquisition Corp., a wholly-owned subsidiary of Photronics, and Align-Rite, a California corporation. Shareholder approval of the potential issuance of shares of common stock by Photronics representing more than 20% of its outstanding shares is required by the rules governing companies listed on the Nasdaq National Market.

     California law does not require a vote of the shareholders of a corporation surviving a reorganization (defined as mergers, certain share exchange transactions and/or certain acquisitions of securities) to approve such reorganization if such corporation, or its shareholders immediately before the reorganization, or both, shall own (immediately after the reorganization) equity securities other than any warrant or right to subscribe to or purchase such equity securities, of the surviving or acquiring corporation or a parent party possessing more than five-sixths of the voting power of the surviving or acquiring corporation or parent party.

State Takeover Legislation

     Connecticut law provides for limitations and prohibitions on certain defined "business combinations." Under Connecticut law, a "business combination" includes:

     .  mergers,

     .  combinations,

     . certain transfers or issuances of equity securities to " interested shareholders" (generally defined as the beneficial owner of ten percent or more of the voting power of the outstanding shares of voting stock of a corporation) and their affiliates,

     . liquidation/dissolution resolutions passed by interested shareholders and their affiliates; or

     . reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by interested shareholders and their affiliates.

     Connecticut law generally requires that in addition to any vote otherwise required by law or a corporation's certificate of incorporation, a business combination must first be approved by a corporation's board of directors and then be approved by the affirmative vote of at least:

     (a) the holders of 80% of the voting power of the outstanding shares of the corporation; and

     (b) the holders of two-thirds of the voting power of the outstanding shares of the corporation (other than shares held by the interested shareholder and any affiliates.)

     Connecticut law also generally prohibits a resident domestic corporation from engaging in any business combination with any interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, unless (a) prior to such date the board of directors of the corporation and a majority of such corporation's non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (b) the business combination is otherwise exempted from the five-year prohibition by applicable provisions of Connecticut law.

     Finally, Connecticut law permits transactions involving a Connecticut corporation and an interested director of that corporation so long as

     (a) the transaction is approved by an affirmative vote of a majority, but no fewer than two, of those qualified directors (defined as a director who is not interested or a director who is not an affiliate of an interested director) on the board of directors or on a duly empowered committee of the board who voted on the transaction after the existence and nature of the directors' conflicting interest and all facts known to him respecting the subject matter of the conflicting interest transaction that an ordinarily prudent person would reasonably believe to be material to a judgment about whether or not to proceed with the transaction are known or disclosed to them,

     (b) a majority of the votes entitled to be cast by the holders of all qualified shares (defined as shares that are not owned or controlled by an interested director or an affiliate of an interested director) were cast in favor of the transaction after the existence and nature of the director's conflicting interest and all facts known to the interested director respecting the subject matter of the conflicting interest transaction that an ordinarily prudent person would reasonably believe to be material to a judgment about whether or not to proceed with the transaction are known or disclosed to the holders of such shares, or

     (c) the transaction, judged according to the circumstances at the time of commitment, is established to have been fair to the corporation. Connecticut law contains no provisions explicitly treating conflict-of-interest transactions with officers of a corporation.

     California law requires that an "interested party" (defined below) in a corporation provide such corporation's shareholders with copies of a fairness opinion if such interested party and the corporation enter into various forms of transactions, including a merger transaction. An "interested party" for purposes of California law means a person who is a party to the transaction and
(a) directly or indirectly controls the corporation, (b) is or is directly or indirectly controlled by, an officer or director of the corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

     California law also provides that contracts or transactions between a corporation and (a) any of its directors or (b) a company in which a director has a material financial interest are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and either (x) approved by vote of a majority of the share represented at a meeting (or consented to by shares sufficient in number to approve the matter at a meeting), excluding shares owned by the director or other interested party; or
(y) approved or ratified by vote of the directors sufficient, without counting the vote of the interested director, to adopt the matter and the contract or transaction is just and reasonable as to the corporation at the time of the vote. Alternatively, the person asserting the validity of the contract or transaction may sustain the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Standard of Conduct for Directors

     Connecticut law requires that a director of a corporation discharge his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner such director reasonably believes to be in the best interests of the corporation. In connection with the director's consideration of certain business combination transactions, Connecticut law requires that a director consider, in determining what such director reasonably believes to be in the best interests of the corporation,

     (a) the long-term as well as the short-term interests of the corporation,

     (b) the interests of the shareholders, long-term as well as short-term, including the possibility that these interests may be best served by the continued independence of the corporation,

     (c) the interests of the corporation's employees, customers, creditors, and suppliers, and

     (d) community and societal considerations including those of any community in which any office or other facility of the corporation is located. A director may also use his discretion in considering any other factors he reasonably considers appropriate in determining what he reasonably believes to be in the best interests of the corporation with respect to such a businesses combination.

     California law requires that a director discharge his duties, including duties as a member of any committee of the board upon which the director may serve, in good faith, in a manner such director believes to be in the best interests of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In performing the duties of a director, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

     (a) one or more officers or employees of the corporation whom the director believes to be reliable and competent in the matters presented;

     (b) counsel, independent accountants or other persons as to matters which the director believes to be within such person's professional and expert competence; and

     (c) a committee of the board upon which the director does not serve, as to matters within its designated authority, which committee the director believes to merit confidence, so long as, in any such case, the director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

Indemnification of Directors and Officers

     Unless the certificate of incorporation provides otherwise, Connecticut law provides that a corporation formed prior to January 1, 1997 (such as Photronics) shall indemnify its officers, directors, employees or agents against liability incurred by them in connection with proceedings, if they acted in good faith and, in the case of conduct in their official capacity, in a manner they reasonably believed to be in the best interests of the corporation and, in all other cases, that their conduct was at least not opposed to the best interest of the corporation, and with respect to criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. A corporation may advance expenses to its officers, directors, employees or agents prior to final adjudication, as long as they deliver to the corporation a written affirmation of their good faith belief that they have satisfied the required standard of conduct and undertake to repay the amounts advanced if it is ultimately determined that they were not entitled to be indemnified. Finally, Connecticut law permits a corporation to purchase liability insurance for directors and officers.

     The Photronics bylaws provide that shareholders, directors, officers, employees and agents shall be entitled to indemnification as provided by Connecticut law.

     Under California law, a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action, other than an action by or in the right of the corporation to procure a judgment in its favor, against expenses, judgments fines and settlements if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action by or in the right of the corporation against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if that person acted in good faith and in a manner that person believed to be in the best interests of the corporation and its shareholders. An agent of a corporation for purposes of California law includes directors, officers and employees of such corporation. The indemnification authorized by California law is not exclusive and a corporation may grant its directors certain additional rights to indemnification.

     Furthermore, California law provides, upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined to be inappropriate, that a corporation may advance expenses of defense. In addition, a corporation must reimburse a successful defendant for expenses, actually and reasonably incurred in connection with their defense. California law also permits a corporation to purchase liability insurance for its directors and officers. California law provides that a corporation may not indemnify for any matter as to which a person has been adjudged to be liable to the corporation, but only to the extent a court determines that the person is entitled to indemnity.

     Align-Rite's articles of incorporation and by-laws provide that Align-Rite shall provide indemnification to its agents to the fullest extent permissible under California law. Align-Rite also has entered into indemnity agreements with its directors and officers that obligate Align-Rite to indemnify the director or officer to the fullest extent permitted under California law.

Limitation of Personal Liability of Directors and Officers

     Under Connecticut law, a corporation is permitted to limit the personal liability of a director to the corporation or its shareholders for money damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not

     (a) involve a knowing or culpable violation of law by the director,

     (b) enable the director or an associate to receive improper personal economic gain,

     (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation,

     (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or

     (e) create liability for unlawful distributions. The Photronics certificate of incorporation provides for the limitation on director's liability to the maximum extent permitted by law.

     Under California law, a corporation's articles of incorporation may eliminate all monetary liability of each director to the corporation or its shareholders for conduct in the performance of such director's duties other than certain conduct specifically excluded from protection. California law does not, however, permit any limitation of liability of a director for certain acts, including:

     (a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

     (c) any transaction from which a director derived a improper personal benefit;

     (d) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties to the corporation or its shareholders; and

     (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders. The Align-Rite charter eliminates the monetary liability of Align-Rite's directors to the fullest extent permitted by law.

Appraisal and Dissenters' Rights

     Under Connecticut law, a shareholder is entitled to dissent from, and receive the fair value of shares owned in the event of a plan of merger or share exchange to which the corporation is a party as the corporation whose shares will be acquired, if shareholder approval is required for the merger or the share exchange and the shareholder is entitled to vote on the transaction. Connecticut law also provides for appraisal rights in the case of
(a) a sale or exchange of all, or substantially all, of the property of the corporation other than in the ordinary and regular course of business if the shareholder is entitled to vote on the sale, with certain judicially ordered and other special sales excluded (b) amendments to the certificate of incorporation that materially and adversely affect the dissenters' rights in respect of such dissenters' shares; and c) any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a board resolution provides that shareholders are entitled to dissent and obtain payment for their shares. Neither Photronics' certificate of incorporation nor its bylaws contain provisions concerning appraisal and dissenters' rights.

     Generally, under California law, a shareholder of a corporation has (a) the right to dissent from any reorganization or disposition to which such corporation is a party if California law requires a shareholder vote; and (b) appraisal rights upon compliance with the statutory procedures. If appraisal rights are available after compliance with the prescribed statutory procedures, a shareholder is entitled to receive from the corporation cash equal to the "fair market value" of his shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the announcement of the proposed corporate action. Neither the Align-Rite charter nor its bylaws contain provisions concerning appraisal of dissenter's rights. See "The Merger - Dissenters Rights" for a discussion of the rights of Align-Rite shareholders in connection with the merger.

Preemptive Rights

     Under Connecticut law, shareholders do not generally have preemptive rights unless the corporation's certificate of incorporation specifically grants such rights. The Photronics certificate of incorporation provides that no Photronics shareholder shall have any preemptive or preferential rights to subscribe for, purchase or receive any shares of stock of or any obligation convertible into shares of stock of the corporation, including warrants, subscription rights, or options to acquire share, which Photronics may issue or sell.

     Under California law, a shareholder does not have preemptive rights unless the articles of incorporation specifically grants such rights. The articles of incorporation of Align-Rite do not provide for preemptive rights.

Voting Rights of Classes of Stock

     Connecticut law provides that holders of the outstanding shares of a class of stock shall be entitled to vote as a separate voting group upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would

  (a) increase or decrease the aggregate number of authorized shares of the class;

  (b) effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

  (c) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class;

  (d) change the designations, rights, preferences or limitations of all or part of shares of the class;

  (e) change the shares of all or part of the class into a different number of shares of the same class;

  (f) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

  (g) increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

  (h) limit or deny an existing preemptive right of all or part of the shares of the class; or

  (i) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

  California law provides that holders of each class of shares are entitled to vote as a class upon a proposed amendment to the articles of incorporation, whether or not entitled to vote thereon by the articles of incorporation, if the amendment would

  (a) increase or decrease the aggregate number of authorized shares of such class;

  (b) effect an exchange, reclassification, or cancellation of all or part of the shares of such class;

  (c) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

  (d) change the rights, preferences, privileges or restrictions of the shares of such class;

  (e) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class;

  (f) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or

  (g) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

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

Payment of Dividends

     Under Connecticut law, a corporation may make distributions, including dividends, to its shareholders subject to restriction by its certificate of incorporation unless, after giving effect to the dividend or distribution, either the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless its certificate of incorporation permits otherwise, the amount that would be needed, if the corporation were to be dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to those shareholders receiving the dividend or distribution. Neither Photronics' amended certificate of incorporation nor its bylaws contain a limitation on such powers.

     Generally, a California corporation may pay dividends or repurchase shares out of retained earnings. Dividends or repurchases of shares may also be made if, immediately after giving effect thereto, the sum of (a) the assets (excluding goodwill and certain other assets) of the corporation are at least equal to 1.25 times its liabilities (excluding certain deferred credits) and (b) the current assets of the corporation are at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes and interest expense for the two preceding fiscal years were less than the average of the interest expense of such corporation for such fiscal years, at least equal to 1.25 times its current liabilities. There are exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans. Neither Align-Rite's articles of incorporation nor its bylaws contain any limitations on such powers.

Inspection of Books and Records

     Under Connecticut law, a shareholder is entitled to inspect and copy the list of shareholders provided he gives the corporation at least five days written notice, and his demand is in good faith, for a proper purpose, and the records are directly connected with his purpose. Additionally, Connecticut law entitles a shareholder to inspect and copy corporate records such as the certificate of incorporation, bylaws, shareholder meeting minutes, and the list of current directors and officers.

     California law allows any shareholder upon written demand to inspect a corporation's shareholders' list for a purpose reasonably related to such person's interests as a shareholder. In addition, California law provides an absolute right to inspect and copy the corporation's shareholders' list to persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a
Schedule 14A with the Securities and Exchange Commission.

                                    EXPERTS


     The financial statements of Photronics, Inc. as of November 1, 1998 and November 2, 1997, and for each of the three years in the period ended November 1, 1998, incorporated in this joint proxy statement/prospectus by reference from Photronics' Annual Report on Form 10-K for the year ended November 1, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Align-Rite International, Inc. as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 which appears in Align-Rite International, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1999 included as Annex E of this joint proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL OPINIONS

     The legality of the shares of Photronics common stock to be issued in connection with the merger will be passed upon by Paul, Hastings, Janofsky & Walker LLP. Certain federal income tax consequences of the merger will be passed upon for Align-Rite by O'Melveny & Myers LLP.


                              SHAREHOLDER PROPOSALS

     Align-Rite will hold an annual meeting of shareholders in the year 2000 if the merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 2000 annual meeting of Align-Rite shareholders must have been received by the Secretary of Align-Rite no later than May 17, 2000 in order to be considered for inclusion in its proxy materials.

     For shareholder proposals to be presented at the 2000 annual meeting of Photronics shareholders and to be considered for inclusion in Photronics 2000 proxy materials, notice of such proposal was required to have been received by Photronics no later than October 15, 1999.

                                  OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, the Photronics board knows of no matters that will be presented for consideration at the Photronics shareholders meeting other than as described in this joint proxy statement/prospectus. If any other matters shall properly come before the Photronics shareholders meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Photronics.

     As of the date of this joint proxy statement/prospectus, the Align-Rite board knows of no matters that will be presented for consideration at the Align-Rite shareholders meeting other than as described in this joint proxy statement/prospectus. If any other matters shall properly come before either the Align-Rite shareholders meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Align-Rite.


                       WHERE YOU CAN FIND MORE INFORMATION

     Align-Rite and Photronics file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-8330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Photronics filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Photronics common stock which Photronics will issue to the Align-Rite shareholders in the merger. This document is part of that registration statement and constitutes a prospectus of Photronics in addition to being a proxy statement for Photronics and Align-Rite for their shareholders meetings. As allowed by the Securities and Exchange Commission rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Photronics and Align-Rite to incorporate by reference information into this document, which means that Photronics and Align-Rite can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

  This document incorporates by reference the documents set forth below:

  Photronics Securities and Exchange Commission Filings:

  1. Annual Report on Form 10-K for the fiscal year ended November 1, 1998
  2. Quarterly Reports on Form 10-Q for the quarters ended January 31, May 2 and August 1, 1999
  3. Current Report on Form 8-K, dated September 24, 1999
  4. Registration Statement on Form 8-A, dated March 31, 1987

  Photronics is also incorporating by reference any additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the shareholders meetings.


  Align-Rite Securities and Exchange Commission Filings:

  1. Annual Report on Form 10-K for the fiscal year ended March 31, 1999
  2. Quarterly Report on Form 10-Q for the quarter ended June 30, 1999
  3. Current Report on Form 8-K dated September 27, 1999


     If you are a shareholder of Align-Rite, we have sent you the Annual Report on Form 10-K for the fiscal year ended March 31, 1999 and the Quarterly Report on Form 10-Q for the quarters ended June 30, 1999. The documents incorporated by reference by Photronics and Align-Rite (other than the Align-Rite documents included in this joint proxy statement/prospectus) are available from Photronics and Align-Rite, as applicable, without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Shareholders may obtain documents listed above by requesting them in writing from the appropriate company at the following address:


Photronics, Inc.                   Align-Rite International, Inc.
Investor Relations                 2428 Ontario Street
15 Secor Road                      Burbank, California 91504
Brookfield, CT 06804               Attention: Petar N. Katurich
Attention:  Michael W. McCarthy    (818) 843-7220
(203) 775-9000


     If you would like to request documents from us, please do so by *, so that you may receive them before the shareholders meetings. You should rely on the information contained in this document to vote on the proposals submitted by the Photronics and Align-Rite boards. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated *. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to shareholders of Photronics and Align-Rite nor the issuance of Photronics common stock in the merger shall create any implication to the contrary.

     You are urged to sign, date and promptly mail the enclosed proxy in the enclosed prepaid envelope. Prompt return of your proxy may save Align-Rite and Photronics additional solicitation expense.

     We encourage all shareholders of Align-Rite and Photronics to attend the special shareholders meetings on *.

                                                                       ANNEX A


                         AGREEMENT AND PLAN OF MERGER



                                     among



                               PHOTRONICS, INC.,


                             AL ACQUISITION CORP.


                                      and


                        ALIGN-RITE INTERNATIONAL, INC.



                        Dated as of September 15, 1999

     This AGREEMENT AND PLAN OF MERGER, dated as of September 15, 1999, is entered into by and among PHOTRONICS, INC., a Connecticut corporation ("Parent"), AL ACQUISITION CORP., a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ALIGN-RITE INTERNATIONAL, INC., a California corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company and Parent as the sole shareholder of Merger Sub have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, including, without limitation, the exhibits attached hereto (collectively, the "Agreement");

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into the Company as set forth below (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than Dissenting Shares (as defined in Section 2.5) and shares owned directly or indirectly by Parent, Merger Sub or by the Company, will be converted into shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") in accordance with the provisions of Article II of this Agreement;

     WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the "Voting Shareholders") are entering into a voting agreement dated as of the date of this Agreement (the "Voting Agreement") pursuant to which such shareholder agrees to vote his shares of Company Common Stock in favor of the proposal to approve and adopt the Merger and this Agreement;

     WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code;

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;" and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                  ARTICLE I.

                                  The Merger

     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the California General Corporation Law (the "CGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3) of the Merger. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CGCL.

     Section 1.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date") at such place as the parties may mutually agree.

     Section 1.3 Effective Time. On the Closing Date, the parties shall execute and file in the office of the Secretary of State of California this Agreement and a duly executed officers' certificate by each of the Company and Merger Sub in accordance with the CGCL and shall make all other filings or recordings, and take such other and further action as may be required under the CGCL. The Merger shall become effective upon the filing of this Agreement and such officers' certificates (such time as the Merger becomes effective is referred to herein as the "Effective Time").

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the CGCL.

     Section 1.5 Articles of Incorporation and By Laws of the Surviving Corporation.

          (a) The Amended and Restated Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall become the Amended and Restated Articles of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law.

          (b) The by laws of the Merger Sub as in effect immediately prior to the Effective Time shall become the by laws of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein and as permitted by law.

     Section 1.6 Directors. The directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II.

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

     Section 2.1 Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.2 Cancellation of Parent Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock that is owned by Parent, Merger Sub or any other subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     Section 2.3 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to this Section 2.3 and Section 2.4(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.2 (the "Canceled Shares") and Dissenting Shares) shall be converted into a number (the "Conversion Number") of duly authorized, validly issued and nonassessable shares of Parent Common Stock (the "Merger Consideration") determined by dividing $23.09 by the average of the daily average per share high and low sales prices of one share of Parent Common Stock as reported on the Nasdaq National Market (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for each of the 20 trading days ending on the third trading day prior to the Company Meeting (as defined in Section 5.3, so long as the Closing Date occurs within five business days of the Company Meeting or, if the Closing Date is more than five business days after the Company Meeting, the Closing Date) rounded to the nearest cent (the "Average Parent Price"), provided that (i) if the Average Parent Price is less than $21.00, the Conversion Number shall be 1.0995; and (ii) if the Average Parent Price is greater than $28.25, the Conversion Number shall be 0.8173; provided, however, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any declared or completed stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number shall be adjusted correspondingly to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
At the Effective Time, all such shares of Company Common Stock (other than Dissenting Shares) shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     Section 2.4 Exchange of Certificates.

          (a) Exchange Agent. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Parent Common Stock issuable to holders of Company Common Stock in the Merger pursuant to Section 2.3 and cash in an amount required to be paid pursuant to Sections 2.4(d) and 2.4(f) (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto and cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent, pursuant to irrevocable instructions, shall deliver, out of the Exchange Fund, to holders of Company Common Stock the Parent Common Stock contemplated to be issued pursuant to Section 2.3 (and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)) and the cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof out of the Exchange Fund.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Canceled Shares and Dissenting Shares) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, or cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

          (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder's shares of Company Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f)) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Parent Common Stock into which the shares of Company Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

          (d) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to
Section 2.4(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (e) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or (f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (f) No Fractional Shares.

              (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

              (ii) In lieu of the issuance of fractional shares, each holder of Company Common Stock shall be entitled to receive an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by shareholder) would otherwise be entitled by (B) the last sale price for a share of Parent Common Stock on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day prior to the Closing Date.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any shares of Parent Common Stock) which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall deliver, the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to
Section 2.4(d), upon due surrender of their shares of Company Stock (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity, to the extent permitted by applicable law, shall become the property of Parent, free and clear of any claims or interest of any person previously entitled thereto.

          (h) No Liability. None of the Exchange Agent, Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (i) Withholding Rights. Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

          (j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Parent, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, and any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2(d).

          (k) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Merger Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     Section 2.5 Dissenters' Rights.   Notwithstanding anything in this
Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and constituting "dissenting shares" (as defined in Section 1300 of the CGCL) ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in
Section 2.3 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal and payment under the CGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such Dissenting Shares thereupon shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger

Consideration to which such holder is entitled, without interest thereon. The Company shall give Parent (i) prompt written notice of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served, pursuant to applicable law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations with respect to dissenters under the CGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of such demands.

     Section 2.6 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent (or Parent for any reason) shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 2.4(d).

                                 ARTICLE III.

                 Representations and Warranties of the Company

       The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent and Merger Sub on the date hereof (the "Company Disclosure Letter"):

     Section 3.1 Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which such failure to be so qualified or to be in good standing in the aggregate, would not have a Material Adverse Effect on the Company. The Company Disclosure Letter lists the locations of all offices of the Company or any of its Subsidiaries. The copies of the Company's Restated and Amended Articles of Incorporation and by laws which have been made available to Parent are complete and correct and in full force and effect on the date hereof. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for such jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of the Company. The Company has made available to Parent a complete and correct copy of the charter and by laws or other organizational documents of each of the Subsidiaries, each as amended to the date hereof and each such document is in full force and effect. As used in this Agreement, "Subsidiary" means with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and one or more of its respective Subsidiaries.

     Section 3.2 Capital Stock. The authorized capital stock of the Company consists of 35,000,000 shares of the Company Common Stock. As of September 10, 1999, 4,677,869 shares of the Company Common Stock were issued and outstanding. All the outstanding shares of the Company Common Stock have been validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its stock other than options and other rights to receive or acquire an aggregate of 509,652 shares of the Company Common Stock pursuant to the 1987 Employee Share Option Scheme and the 1995 Stock Option Plan (together, the "Company Stock Plans") and the right to purchase up to 20,000 shares of the Company Common Stock pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan").

       Except for the issuance of shares of the Company Common Stock pursuant to the options and other rights referred to in this Section 3.2, since March 31, 1999, no shares of the Company Common Stock have been issued. The Company Disclosure Letter contains a list, which is complete and accurate, of each outstanding option or other right to purchase or acquire shares of the Company Common Stock under each of the Company Stock Plans and the Stock Purchase Plan, identifying the plan, the holder, date of grant, exercise or purchase price and number of shares of Company Common Stock subject thereto.

     Section 3.3 Corporate Authority Relative to this Agreement.  No Violation.

          (a) The Company has full corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as defined in Section 5.3), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interest of its shareholders and, subject to Section 5.10 hereof, to recommend to such shareholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto and subject to obtaining Company Shareholder Approval, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states and other jurisdictions, and, other than the filing of this Agreement and a duly executed officers' certificate by each of the Company and the Merger Sub with the California Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make would not in the aggregate have a Material Adverse Effect on the Company; provided that the Company makes no representation with respect to such of the foregoing as are required by reason of facts specifically pertaining to Parent or any of its Subsidiaries.

          (b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Amended and Restated Articles of Incorporation or by laws of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon the Company or any of its Subsidiaries, any law, ordinance, regulation, decree or order of any governmental body or authority to which the Company or any of its Subsidiaries is subject, any governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or
(iii) above, for any breach, violation, default, acceleration, creation or change that, in the aggregate, would not have a Material Adverse Effect on the Company. The Company Disclosure Letter sets forth, a list of Contracts pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, except for such consents or waivers the failure to obtain would not have in the aggregate a Material Adverse Effect on the Company.

     Section 3.4 Reports and Financial Statements. The Company has delivered or made available to Parent true and complete copies of each registration statement, report, proxy statement or information statement prepared by it since April 1, 1997, including:

          (a) the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the years ended March 31, 1998 and 1999;

          (b) the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 1999;

          (c) each definitive proxy statement filed by the Company with the SEC since April 1, 1997;

          (d) each final prospectus filed by the Company with the SEC since April 1, 1997; and

          (e) all Current Reports on Form 8-K filed by the Company with the SEC since April 1, 1997.

          As of their respective dates, such reports, proxy statements, and prospectuses filed on or prior to the date hereof (collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Company SEC Reports (which are covered by the immediately following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since April 1, 1997, the Company has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     Section 3.5 No Undisclosed Liabilities.  As of the date of this
Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability or obligation except
(i) liabilities or obligations reflected in any of the Company SEC Reports and
(ii) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on the Company.

     Section 3.6 No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, decree or order of any governmental body or authority except (a) as described in any of the Company SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all permits, licenses and governmental authorizations necessary or appropriate for ownership or occupancy of their respective properties and assets and the carrying on of their respective businesses, except for such permits, licenses and governmental authorizations the failure of which to have would not have, in the aggregate, a Material Adverse Effect on the Company.

     Section 3.7 Environmental Laws and Regulations. Except as described in any of the Company SEC Reports, (a) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not in the aggregate have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither the Company nor any of its Subsidiaries (i) has received written notice of, or, to the Knowledge of the Company, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law or that the Company or any Subsidiary is a potentially responsible party at any Superfund site or state equivalent site ("Environmental Claims") which would in the aggregate have a Material Adverse Effect on the Company, (c) to the Knowledge of the Company, there are no circumstances that are likely to prevent or interfere with such compliance in the future, (d) the Company and its Subsidiaries have not disposed of or released hazardous materials (at a concentration or level which requires remedial action under any Environmental Law) at any real property currently owned or leased by the Company or any Subsidiary or at any other real property, except for such disposals or releases as would not have in the aggregate a Material Adverse Effect on the Company, and (e) neither the Company nor its Subsidiaries have agreed to indemnify any predecessor or other party with respect to any environmental liability.

        Section 3.8 Employees; No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. The Company Disclosure Letter includes a correct and complete list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including any multi-employer plan as defined in Section 3(37) of ERISA), currently or within the six year period ending on the Closing Date, maintained or contributed to by the Company or its Subsidiaries and, except as described in the Company's SEC Reports, such plans have been, during the six year period ending on the Closing Date, in compliance with all applicable provisions of ERISA, the Code and any other applicable laws except for violations that would not in the aggregate have a Material Adverse Effect on the Company. None of the Company nor its Subsidiaries with respect to such plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Title 1, Part 4 of ERISA except for transactions (a) which are exempt under applicable law, regulations and administrative exemptions or (b) which in the aggregate would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent (including any potential material withdrawal liability with respect to any such multi-employer plans) or otherwise, except (a) as described in any of the Company SEC Reports or previously disclosed in writing to Parent and (b) for liabilities or obligations that would not in the aggregate have a Material Adverse Effect on the Company. No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement. The Company has previously made available to Parent a true and correct copy of the Company's 401(k) plan as currently in effect, the three most recent Forms 5500, the related audit reports with respect to the 401(k) plan and the most recent 401(k) summary plan description. The Company, its Subsidiaries and any entity required to be aggregated with the Company or any of its Subsidiaries under Code
Section 414(b), (c), or (m) do not maintain or contribute to, and have not within the six-year period ending on the Closing Date, maintained or contributed to, any employee benefit pension plan which is subject to Section 302 or Title IV of ERISA. The Company's 401(k) plan is the only plan maintained or contributed to by the Company or its Subsidiaries that is intended to be qualified under Section 401(a) of the Code. The Company received a favorable determination letter from the Internal Revenue Service that the 401(k) plan, as in effect on October 11, 1995, satisfied the requirements of Section 401(a) of the Code and, to the Knowledge of the Company, nothing has occurred subsequent to such date or otherwise with respect to the operation of such plan which could cause the loss of such qualification or exemption or the imposition of any lien, penalty, or tax under ERISA or the Code which would in the aggregate have a Material Adverse Effect on the Company. The Company and its Subsidiaries have not received any notice from the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") within the four years preceding the date of this Agreement that the 401(k) plan is not so qualified. None of the Company nor any Subsidiary has incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA. None of the Company's employee benefit plans contain any provisions which would prohibit the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries provide (or have made any commitment to provide) benefits to any employee following termination of employment under any "employee welfare benefit plan" as such term is defined in ERISA Section 3(1), other than continuation coverage required by ERISA Section 601. No such employee welfare benefit plan is funded through a "welfare benefit fund," as such term is defined in Code Section 419(e), or other funding mechanism, and each such plan may be amended or terminated without material liability to the Company at any time after the Closing Date.

       Section 3.9 Absence of Certain Changes or Events. Other than as disclosed in the Company SEC Reports since March 31, 1999, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company. Since March 31, 1999, no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or its Subsidiaries nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to the Company or a Subsidiary.

       Section 3.10 Investigations; Litigation. Except as disclosed in any of the Company SEC Reports:

          (a) no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on the Company is pending nor, to the Knowledge of the Company or any of its Subsidiaries, has any Governmental Entity notified the Company or any of its Subsidiaries of an intention to conduct the same; and

          (b) the Company Disclosure Letter lists all of the pending litigation of the Company and its Subsidiaries, as of the date of this Agreement, and there are no actions, suits or proceedings pending or, to the Company's Knowledge, threatened against or affecting the Company or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority, which could have in the aggregate a Material Adverse Effect on the Company.

       Section 3.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to the Company or its Subsidiaries to be included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as defined in Section 5.3), or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or any affiliate of Parent specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

       Section 3.12 Accounting and Tax Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. Company has received written confirmation from PricewaterhouseCoopers LLP, a copy of which has been provided to Parent, that (a) PricewaterhouseCoopers LLP has undertaken a review of the Company and based upon the work undertaken to the date of such confirmation, and subject to the qualifications set forth therein, it is not aware of any items or transactions that would preclude the Company from accounting for the Merger as a pooling of interests and (b) attaching a draft of the letter (the "Company Pooling Opinion") that PricewaterhouseCoopers LLP would issue upon consummation of the Merger.

       Section 3.13  Taxes.

          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not yet expired, and all Tax Returns filed were complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, in the aggregate, have a Material Adverse Effect on the Company; all Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not in the aggregate, have a Material Adverse Effect on the Company; none of the Company, any Subsidiary of the Company or any Company Group currently is the beneficiary of any extension of time within which to file any Tax Return; there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and payable by the Company, any Subsidiary of the Company or any Company Group nor has the Company or any Subsidiary filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax, in each case, which would, individually or in the aggregate, have a Material Adverse Effect on the Company; all assessments for Taxes due and payable by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; neither the Company nor any Subsidiary of the Company (i) has been a member of an affiliated group of corporations within the meaning of Section 1504, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 promulgated under the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; neither the Company nor any Subsidiary is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary could become liable to another Person as a result of the imposition of a Tax upon any Person, or the assessment or collection of a Tax, except for such agreements as would not have a Material Adverse Effect on the Company; and the Company and each of its Subsidiaries has complied with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, in the aggregate, have a Material Adverse Effect on the Company. The Company has provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

          (b) Neither the Company nor any Subsidiary of the Company has distributed the stock of any corporation in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code.

          (c) No claim has been made in writing by a Tax authority in a jurisdiction where neither the Company nor any Subsidiary of the Company files Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation in that jurisdiction. Neither the Company nor any Subsidiary of the Company is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

          (d) The Company and each of its Subsidiaries are not currently and have not been within the last five years a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. Neither the Company nor any Subsidiary of the Company has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

       Section 3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of CIBC World Markets Corp. dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair to the Company's shareholders from a financial point of view. A copy of the written opinion of CIBC World Markets Corp. will be delivered to Parent as soon as practicable after the date of this Agreement.

       Section 3.15 Required Vote of the Company Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is required to approve the Merger. No other vote of the shareholders of the Company is required by law or the Amended and Restated Articles of Incorporation or by laws of the Company in order for the Company to consummate the Merger and the transactions contemplated hereby.

       Section 3.16 Insurance. The Company Disclosure Letter sets forth a true and complete list of the insurance policies or binders insuring the property, assets or liabilities of Company and its Subsidiaries as of the date of this Agreement. All such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent. There are no pending claims against such insurance by the Company or any of its Subsidiaries as to which the insurers have denied liability. The Company and its Subsidiaries have complied with the provisions of such policies, there exist no claims under such insurance policies or binders with respect to any of the assets of the Company or its Subsidiaries that have not been properly and timely submitted by the Company or its Subsidiaries to their respective insurers, and there is no inaccuracy in any application for such policies or binders which would render such policies or binders invalid or unenforceable.

       Section 3.17  Property.

          (a) The Company Disclosure Letter sets forth a correct and complete list of all real property owned by the Company or any of its Subsidiaries (the "Real Property"). Except as set forth in the Company Disclosure Schedule, the Company or its Subsidiaries has good and marketable title to the Real Property, free and clear of all liens, claims, restrictions and encumbrances ("Encumbrances"), other than Encumbrances that do not and would not have a Material Adverse Effect.

          (b) The Company Disclosure Letter sets forth a correct and complete list (including the amount of rents called for and a description of the leased property) of all leases under which the

Company or any Subsidiary is a lessee. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting and none of them is in default in any material respect.

          (c) The Company Disclosure Letter sets forth a correct and complete list (including the location of each) as of the date of this Agreement of all capital equipment used or leased by the Company or any Subsidiary with book value exceeding $200,000.

       Section 3.18  Personnel; Labor Relations.

          (a) The Company Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of: (i) all employees, including for each his or her employee identification number or the last four digits of his or her social security number, such Person's title and the amount and nature of all compensation and benefits payable by the Company or any of its Subsidiaries to such Person; (ii) all employment, severance, bonus, profit sharing, incentive compensation and pension or retirement plans; stock purchase and stock option plans; all contracts or agreements with present or former directors, officers or employees; all consulting agreements, to which the Company or any of its Subsidiaries is a party or by which they are bound as of the date of this Agreement; (iii) all group insurance programs in effect for employees of the Company and its Subsidiaries; and (iv) all accrued but unused vacation, holiday and sick-time on the account of each employee of the Company and its Subsidiaries. All material government filings, participant disclosure documents, contracts and operative plan documents related to the above obligations previously have been provided to Parent. Neither the Company nor any of its Subsidiaries is in default with respect to any of its obligations listed above.

          (b) The Company has made available to Parent all labor or collective bargaining agreements in effect as of the date of this Agreement which pertain to the employees of the Company and its Subsidiaries. The Company Disclosure Letter contains a correct and complete list of all pending complaints, charges or claims against the Company or any of its Subsidiaries filed as of the date of this Agreement with any public or Governmental Entity, arbitrator or courts, (x) based upon the employment or termination by the Company of any individual, (y) asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or (z) seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment (collectively "Company Labor Matters"). There is not any strike or other labor dispute involving the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, is there any activity involving any of their respective employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

       Section 3.19  Intellectual Property.

          (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not have in the aggregate a Material Adverse Effect on the Company, and to the Knowledge of the Company, all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its Subsidiaries are valid and subsisting.

          (b) Except as disclosed in Company SEC Reports filed prior to the date hereof or as would not have, in the aggregate, a Material Adverse Effect on the Company:

          (i) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights");

          (ii) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights"); (II) any trade secret material to the Company or any of its Subsidiaries; or (III) Third-Party Intellectual Property Rights, as of the date of this Agreement, are pending or, to the Knowledge of the Company, are threatened by any Person;

          (iii) the Company does not Know of any valid grounds for any bona fide claims (I) to the effect that the sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret; (II) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (III) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (IV) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and

          (iv) to the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

       Section 3.20 Material Contracts. All of the material Contracts of the Company and its Subsidiaries that are required to be described in the Company SEC Reports or to be filed as exhibits thereto are described in the Company SEC Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any such contract, except for such breaches and defaults as in the aggregate have not had and will not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other person, (B) engage in any line of business or (C) compete with or to obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its Subsidiaries. The Company Disclosure Letter contains a correct and complete list of each agreement or commitment providing for the expenditure by the Company or any of its Subsidiaries pursuant thereto of more than $200,000.

       Section 3.21 Suppliers and Customers. Since April 1, 1998, no material licensor, vendor, supplier or customer of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or its Subsidiaries and, to the Knowledge of the Company, no such Person has any intention to do so. The Company has not received written notice from any such material licensor, vendor, supplier or customer that consummation of the transactions contemplated hereby will adversely affect such relationships.

       Section 3.22 Year 2000 Matters. Any reprogramming required to permit the proper functioning in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by Company or any of its Subsidiaries or used or relied upon in the conduct of their respective businesses (including any such systems and other equipment supplied by others or with which the computer systems of Company or any of its Subsidiaries interface) has been completed. The testing of all such systems and other equipment as so reprogrammed has been completed. The costs to Company and its Subsidiaries that have not been recognized as of or by June 30, 1999 for such reprogramming and testing and for other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 will not have a Material Adverse Effect.

                                  ARTICLE IV

            Representations And Warranties of Parent And Merger Sub

          Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, that except as set forth in the corresponding sections or subsections of the Parent Disclosure Letter delivered to the Company on the date hereof:

       Section 4.1 Organization, Qualification, Etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for such jurisdictions in which the failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. The copies of Parent's certificate of incorporation, as amended, and by laws, as amended, and Merger Sub's certificate of incorporation and by laws which have been made available to the Company are complete and correct and in full force and effect on the date hereof. Each of Parent's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Subsidiaries and Merger Sub are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except as set forth in the Parent Disclosure Letter. Except as disclosed in the Parent SEC Reports, there are no existing options (except for those set forth in Section 4.2 below), rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Parent or Merger Sub.

       Section 4.2 Capital Stock. The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, and 2,000,000 shares of Preferred Stock, par value $.01 per share. The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company stock options, warrants, conversion rights or other rights or upon vesting or payment of other Company equity-based awards will, when issued, be validly issued fully paid and non-assessable. As of August 1, 1999, 23,907,120 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of August 1, 1999, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than options and other rights to receive or acquire shares of Parent Common Stock pursuant to:

          (a)  employee stock purchase or option plans of Parent;

          (b) various other restricted stock awards to officers or employees of the Parent or the Parent's Subsidiaries; and

          (c) Parent's 6.00% Convertible Subordinated Notes due 2004, convertible into Parent Common Stock.

       Section 4.3  Corporate Authority Relative to this Agreement. No
Violation.

          (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and, subject to receipt of Parent Shareholder Approval (as defined in Section 5.3), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub and, except for Parent Shareholder Approval, no other corporate or stockholder proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the issuance of the Parent Common Stock and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been duly and validly executed and delivered by the other parties hereto, and subject to the Parent Shareholder Approval, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Other than in connection with or in compliance with the provisions of the CGCL, the Securities Act, the Exchange Act, the HSR Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states and other jurisdictions, and, other than the filing of this Agreement and a duly executed officers' certificate by each of the Company and the Merger Sub with the California Secretary of State and any necessary state filings to maintain the good standing or qualification of the Surviving Corporation (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not in the aggregate have a Material Adverse Effect on Parent or Merger Sub; provided that Parent makes no representation with respect to such of the foregoing as are required by reason or facts specifically pertaining to Company or any of its Subsidiaries.

          (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the charter or by laws of Parent and Merger Sub or the comparable governing instruments of any of Parent's Subsidiaries, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any law, ordinance, regulation, decree or order of any governmental body or authority to which Parent or any of its Subsidiaries is subject or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

       Section 4.4 Reports and Financial Statements. Parent has delivered or made available to the Company true and complete copies of:

          (a) Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended November 2, 1997 and November 1, 1998;

          (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended January 31, 1999, May 2, 1999 and August 1, 1999;

          (c) each definitive proxy statement filed by Parent with the SEC since November 2, 1997;

          (d) each final prospectus filed by Parent with the SEC since November 2, 1997; and

          (e) all Current Reports on Form 8-K filed by Parent with the SEC since November 2, 1997.

          As of their respective dates, such reports, proxy statements and prospectuses filed on or prior to the date hereof (collectively, "Parent SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing clause (ii) shall not apply to the financial statements included in the Parent SEC Reports (which are covered by the following sentence). The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that the unaudited financial statements therein do not contain all of the footnote disclosures required by GAAP). Since November 2, 1997,

Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

       Section 4.5 No Undisclosed Liabilities. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which reasonably could be expected to result in such a liability except (a) liabilities or obligations reflected in any of the Parent SEC Reports and (b) liabilities or obligations which would not in the aggregate have a Material Adverse Effect on Parent.

       Section 4.6 No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, decree or order of any governmental body or authority except (a) as described in any of the Parent SEC Reports and (b) for violations or possible violations which would not in the aggregate have a Material Adverse Effect on Parent.

       Section 4.7 Environmental Laws and Regulations. Except as described in any of the Parent SEC Reports, (a) Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for non-compliance which would not in the aggregate have a Material Adverse Effect on Parent, which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the Knowledge of Parent, is the subject of, any Environmental Claims which, in the aggregate, would have a Material Adverse Effect on Parent;
(c) to the Knowledge of Parent, there are no circumstances that are likely to prevent or interfere with such material compliance in the future; and (d) the Parent and its Subsidiaries have not disposed of or released hazardous materials (at a concentration level which requires remedial action under any Environmental
Law) at any real property currently owned or leased by Parent or any Subsidiary or at any other real property, except for such disposals which, in the aggregate, would not have a Material Adverse Effect on Parent.

       Section 4.8 No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Parent SEC Reports, all "employee benefit plans" as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or its Subsidiaries are in material compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Parent SEC Reports and (b) for instances of noncompliance or liabilities or obligations that would not in the aggregate have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

       Section 4.9 Absence of Certain Changes or Events. Other than as disclosed in the Parent SEC Reports, since November 1, 1998, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on Parent.

       Section 4.10 Investigations; Litigation. Except as disclosed in any of the Parent SEC Reports:

          (a) no investigation or review by any governmental body or authority with respect to Parent or any of its Subsidiaries which would in the aggregate have a Material Adverse Effect on Parent is pending, nor to the Knowledge of Parent, has any governmental body or authority notified Parent of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Parent's Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties or before any federal, state, local or foreign governmental body or authority which would in the aggregate have a Material Adverse Effect on Parent.

       Section 4.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Parent or its Subsidiaries included in the Joint Proxy Statement (as defined in Section 5.2) or the Registration Statement (as defined in Section 5.2) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Parent Meeting, or, in the case of the Registration Statement, at the time it becomes effective or at the time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to the Joint Proxy Statement in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied in writing by the Company or any affiliate of the Company specifically for inclusion in the Joint Proxy Statement or the Registration Statement. Each of the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

       Section 4.12 Accounting and Tax Matters. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, nor, except as set forth in the Parent Disclosure Letter, does Parent have any Knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by the Agreement from qualifying as a "Reorganization" within the meaning of Section 368(a) of the Code. Parent has received written confirmation from Deloitte & Touche LLP that it has substantially completed its work, and that, based on the results of its procedures, subject to the assumptions and qualifications set forth therein, upon consummation of the Merger, Deloitte & Touche LLP would issue its report that nothing would preclude the Company from accounting for the Merger as a pooling-of-interests (the "Parent Pooling Opinion").

       Section 4.13 Tax Matters.

          (a) Except as disclosed in the Parent Disclosure Letter, all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries is a member (a "Parent Group") have been timely filed or requests for extensions to file such returns or reports have been timely filed and granted and have not yet expired, and all Tax Returns were complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, in the aggregate, have a Material Adverse Effect on Parent; all Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, in the aggregate, have a Material Adverse Effect on Parent; there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent; all assessments for Taxes due and payable by Parent, any Subsidiary of Parent or any Parent Group with respect to completed and settled examinations or concluded litigation have been paid; and neither the Parent nor any Subsidiary of the Parent (i) has been a member of an affiliated group of corporations within the meaning of Section 1504, other than the affiliated group of which the Parent is the common parent or (ii) has any liability for the Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Parent has provided the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

          (b) Each of the Parent, its Subsidiaries and any Parent Group have withheld and paid Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except to the extent any failure to so withhold would not, in the aggregate, have a Material Adverse Effect.

          (c) No claim has been made in writing by a Tax authority in a jurisdiction where neither the Parent nor any Subsidiary of the Parent files Tax Returns that the Parent or any Subsidiary of the Parent is or may be subject to taxation in that jurisdiction.

          (d) The Parent and each of its Subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming a "United States real property holding corporation" within the meaning of Section 897(c) of the Code. Neither the Parent nor any Subsidiary of the Parent has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

       Section 4.14 Vote of Parent Shareholders. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Meeting (provided that at least 50% of the outstanding shares of Parent Common Stock are actually voted) is required to approve the issuance of Parent Common Stock in the Merger.

       Section 4.15 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Banc of America Securities LLC dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio (as defined therein) is fair from a financial point of view to Parent. A copy of the written opinion of Banc of America Securities LLC will be delivered to the Company as soon as practicable after the date of this Agreement.

       Section 4.16 Material Contracts. All of the material Contracts of Parent and its Subsidiaries that are required to described in the Parent SEC Reports or to be filed as exhibits thereto are in the Parent SEC Reports or filed as exhibits thereto and are in full force and effect. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party is in breach of or in default under any such Contract except for breaches and defaults as in the aggregate that have not had and will not have a Material Adverse Effect on Parent.

                                   ARTICLE V

                                   Covenants

     Section 5.1 Conduct of Business by the Company or Parent. Except as contemplated by this Agreement and in the Company Disclosure Letter or the Parent Disclosure Letter, or as necessary or appropriate to satisfy the obligations hereunder, prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this
Agreement:

          (a)    The Company:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business;

          (ii) shall, and shall cause each of its Subsidiaries to, consistent with past practice, (A) preserve intact its business organizations and goodwill, (B) keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and (C) maintain its existing relationships with suppliers, distributors, customers and others having business relationships with them;

          (iii) shall notify Parent promptly of (A) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority; (B) any actions, suits or proceeding initiated or threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or before any federal, state, local or foreign Governmental Entity which could have in the aggregate a Material Adverse Effect on the Company; (C) any complaint, charge or claim against the Company or any of its Subsidiaries filed with any public or governmental authority, arbitrator or courts with respect to Company Labor Matters or (D) any claims with respect to Company Intellectual Property Rights, any trade secret material to the Company or any of its Subsidiaries or Third Party Intellectual Property Rights which could have in the aggregate a Material Adverse Effect on the Company;

          (iv) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock;

          (v) shall not, and shall not permit any of its Subsidiaries to, enter into any severance or similar agreements or arrangements (including by amendment of any existing agreement or arrangement) which would be triggered by the transactions contemplated hereby;

          (vi) shall not, other than in the ordinary course of business consistent with past practice, enter into any new written employment, consulting or salary continuation agreements with any officers or directors or any employees, or, other than increases in the ordinary course of business, grant any increases in the compensation or benefits to officers, directors, and employees;

          (vii) subject to Section 5.10, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (viii) shall not propose or adopt any amendments to its Amended and Restated Articles of Incorporation or by laws;

          (ix) shall not, and shall not permit any of its Subsidiaries to, (A) issue any shares of their capital stock, except upon exercise of rights outstanding at the date hereof under the Company Stock Plans or the Stock Purchase Plan or (B) effect any stock split or (C) otherwise change the capitalization of the Company as it existed on June 30, 1999 except as specifically provided herein;

          (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any additional, or amend or modify any existing, options, warrants, conversion rights or other rights, to acquire any shares of its capital stock;

          (xi) shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its capital stock;

          (xii) shall not, and shall not permit any of its Subsidiaries to, amend the terms of their respective employee benefit plans, programs or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements except as required by law or to maintain tax qualified status or as requested by the Internal Revenue Service in order to receive a determination letter for such employee benefit plan;

          (xiii) shall not, and shall not permit any of its Subsidiaries to (A) incur or assume any long-term debt, or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (B) amend any existing loan agreement or enter into any new loan agreement; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (D) make any loans, advances or capital contributions in any other Person;

          (xiv) shall not, and shall not permit any of its Subsidiaries to, except with respect to agreements contemplated by or permitted pursuant to this Agreement, enter into any agreement, commitment or transaction (including, but not limited to, with respect to capital expenditures or purchase, sale or lease of assets or real estate) with aggregate consideration exceeding $250,000;

          (xv) shall not, and shall not permit any of its Subsidiaries, to enter into an agreement with any Affiliate of the Company, any family member of any Affiliate of the Company or any shareholder who owns more than 5% of the outstanding capital stock of the Company;

          (xvi) shall not, and shall not permit any of its Subsidiaries to, (A) make any material Tax election or settle or compromise any material Tax liability or (B) make any significant change in any Tax as accounting methods or system of internal accounting controls, except as may be appropriate to conform to changes in Tax laws or GAAP;

          (xvii) shall not, and shall not permit any of its Subsidiaries to, enter into, amend, or extend any collective bargaining or other labor agreement, except as required by law;

          (xviii) shall not, and shall not permit any of its Subsidiaries to, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect; and

          (xix) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (iv) through (xviii) or take any action which would make any representation or warranty in Article III hereof untrue or incorrect.

          (b)     The Parent:

          (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business; provided, however, that nothing contained in this proviso shall limit Parent's ability to authorize or propose, or enter into, agreements with respect to any acquisition, incur indebtedness or to issue any debt or equity securities;

          (ii) shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement;

          (iii) shall not agree, or permit any of its Subsidiaries to agree, in writing or otherwise, to take any of the foregoing actions described in clauses (i) and (ii) or take any action which would make any representation or warranty in Article IV hereof untrue or incorrect.

     Section 5.2   Proxy Material; Registration Statement.

          (a) The Company and the Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC, will use reasonable efforts to have cleared by the SEC and thereafter mail to their respective shareholders as promptly as practicable, a joint proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement (as hereinafter defined) and a form of proxy, in connection with the vote of each of the Company's and the Parent's shareholders with respect to the matters contemplated hereby (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and the Parent's shareholders, is herein called the "Joint Proxy Statement").

          (b) Parent will as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement of the Parent on Form S-4 (such registration statement together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"). Such Registration Statement shall be used for the purposes of registering with the SEC the issuance of Parent Common Stock to holders of Company Common Stock in connection with the Merger. In addition, each of Parent and the Company will upon reasonable advance notice provide the other with all information and other data as may be reasonably requested by Parent or the Company, as the case may be, in connection with the preparation and filing of the Registration Statement and the Joint Proxy Statement.

          (c) The Parent shall use its best efforts to cause the Registration Statement to become effective under the Securities Act and to comply with applicable state securities laws at the earliest practicable date and to remain effective until the Effective Time.

       Section 5.3 Shareholders' Meeting. Each of the Company and the Parent shall, in accordance with applicable law and their respective articles of incorporation and by laws, duly call, give notice of, convene and hold a meeting (which, as may be duly adjourned, shall be referred to as the "Company Meeting" or the "Parent Meeting," as the case may be, and together as the "Meetings") of its respective shareholders as soon as practicable for the purpose of, approving by the holders of a majority of the outstanding shares of Company Common Stock this Agreement and the Merger (the "Company Shareholder Approval") and in the case of Parent, a majority of the outstanding shares of Parent Common Stock actually present and voting (the "Parent Shareholder Approval"). The Company and Parent agree to use their reasonable best efforts to cause the Meetings to occur within forty-five (45) days after the date on which the Registration Statement becomes effective. Each of the Company and Parent shall include in the Joint Proxy Statement the recommendation of its Board of Directors that shareholders vote in favor of the Company Shareholder Approval or the Parent Shareholder Approval, as the case may be; in each case subject to the duties of the respective Boards of Directors to make any further disclosure to the shareholders (which shall not, unless expressly stated, constitute a withdrawal or adverse modification of such recommendation) and, in the case of the Company, to the right to change such recommendation or terminate this Agreement following receipt of a Superior Proposal (as defined in Section 5.10).

       Section 5.4  Approvals and Consents; Cooperation.

          (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (i) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (ii) promptly prepare and file with the Nasdaq National Market such listing applications or other notices covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company stock options, warrants, conversion rights or other rights or vesting or payment of other Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock;

          (iii) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

          (iv) cooperate with one another in obtaining the opinions described in Section 6.1(e) of this Agreement.

          (b) Subject to the limitations contained herein, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions.

       Section 5.5  Access to Information; Confidentiality.

          (a) From the date hereof to the Effective Time, the Company and Parent each shall (and shall cause its Subsidiaries to), upon reasonable notice to an executive officer (as defined in the Confidentiality Agreements (which such term is defined in this Section 5.5)) of the other, afford to the other, and the other's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours, in a manner so as not to interfere with its normal operations or of its Subsidiaries, to all its personnel, properties, books, contracts, commitments and records and of its Subsidiaries; provided that Company shall not be required to provide customer specific pricing information (other than any commitment for specific pricing for more than 360 days) and performance data.

          (b) During such period, the Company shall furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries pursuant to the requirements of applicable federal or state securities laws, (ii) a copy of all internally prepared interim financial statements, reports or memoranda and (iii) all other information concerning Company's business, financial results and conditions, properties and personnel as the Parent may reasonably request.

          (c)  No investigation or information furnished pursuant to this
Section 5.5 shall affect any representations or warranties made by the Company or the Parent herein or the conditions to the obligations of the Parent or the Company to consummate the Merger.

          (d) Parent and Company will keep all such information provided to it confidential in accordance with the terms of each of the Confidentiality Agreements, dated July 16, 1999, between the Parent and the Company (the "Confidentiality Agreements") the terms of which are incorporated herein by reference, as if such information were Evaluation Material (as such term is defined in each of the Confidentiality Agreements).

       Section 5.6  Affiliates. At least 45 days prior to the Effective
Time, the Company shall deliver to Parent a list, setting forth the names and addresses of all persons who are, at the time of the Company Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and for purposes of applicable interpretations regarding the pooling-of-interests method of accounting. The Company shall exercise its best efforts to deliver or cause to be delivered to Parent, at least 30 days prior to the Effective Time, from each affiliate of the Company identified in the foregoing list, a letter in the form attached as Exhibit A-1. The certificates representing Parent Common Stock received by such affiliates shall bear a customary legend. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list.

       Section 5.7  Rights Under Stock Plans.

          (a) Stock Options. Each outstanding option to purchase shares of Company Common Stock ("Option") granted under the Company's Stock Plans shall be assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions (including, without limitation, adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction), as were applicable under such Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Option would have been entitled to receive pursuant to the Merger had such holder exercised such Option in full immediately prior to the Effective Time (not taking into account whether or not such Option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such assumed Option, provided that the number of shares of Parent Common Stock that may be purchased upon exercise of any such assumed Option shall not include any fractional share and, upon exercise of such assumed Option, a cash payment shall be made for any fractional share based upon the last sale price per share of Parent Common Stock on the trading day immediately preceding the date of exercise. From and after the Effective Time, Parent and the Surviving Corporation shall comply with the terms of the Company Stock Plans and the Stock Purchase Plan, as in effect immediately prior to the Effective Time, with respect to Options outstanding at the Effective Time. The adjustments provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) or granted pursuant to the Stock Purchase Plan shall be in a manner consistent with Sections 422, 423 and 424 of the Code, as applicable.

          (b) Reservation and Registration of Shares. Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Options in accordance with this Section 5.7. As soon as practicable, but in any event within ten Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) or shall cause such Options to be deemed to be issued pursuant to a Parent stock option plan for which shares of Parent Common Stock previously have been registered, and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as such Options remain outstanding.

       Section 5.8  Filings; Other Action.

          (a) Subject to the terms and conditions herein provided, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust, competition or communications laws with respect to the transactions contemplated hereby.

          (b)  Without limiting the generality of the undertakings pursuant to
Section 5.8 (a): (i) each of Parent and the Company shall provide promptly to the Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws ("Government Antitrust Entity") information and documents requested by such Government Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) without in any way limiting the provisions of Section 5.8 (a)
(i) above, each of Parent and the Company shall file any Notification and Report

Form and related material required under the HSR Act as soon as practicable after the date hereof, and thereafter use its best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) each of the Company and Parent will keep the other informed of any material communication, and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 5.8 (b); and (iv) each of the Company and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences.

       Section 5.9 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

       Section 5.10 Company Acquisition Proposals. In light of the consideration given by the Board of Directors of the Company prior to the execution of this Agreement and in light of the Company's representations contained in Section 3.14, the Company agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, solicit or initiate, or encourage the submission of, any Acquisition Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Board of Directors from, at any time prior to the Company Shareholder Approval, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (x) no less favorable to the Company and (y) no less restrictive on the Person requesting such information than those contained in the Confidentiality Agreement from the Company to Parent; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that failure to take such action would create a reasonable possibility of a breach of their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), provided further that prior to initially furnishing such information to, or entering into discussions or negotiations with, such Person, the Company shall provide two (2) business days' advance written notice to Parent to the effect that it is furnishing information to, or entering into negotiations with, a Person. The Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals with respect to an Acquisition Proposal, within 24 hours after the Company obtains Knowledge of the receipt thereof, and shall give Parent five (5) business days' advance notice (which notice shall include the terms and conditions of such proposal) of the Company's intent to enter into a definitive agreement with respect to a Superior Proposal. Nothing contained herein shall prohibit the Company from disclosing to its shareholders the statement required by Rule 14e-2(a) under the Exchange Act with respect to an Acquisition Proposal by means of a tender offer. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other person that have been conducted heretofore with respect to a potential Acquisition Proposal. Except in connection with a Superior Proposal, the Company agrees to enforce and not to waive or release any confidentiality agreements which any persons have entered into with the Company.

       Section 5.11  Director and Officer Liability.

          (a) Parent, Merger Sub and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined below) as provided in the Company Amended and Restated Articles of Incorporation or by laws shall survive the Merger and continue in full force and effect.

          (b) For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers' and directors' liability insurance and fiduciary liability insurance covering the Indemnitees who, at the Effective Date, are covered by the Company's officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that neither Parent nor the Surviving Corporation will be required in order to maintain such policies to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of this Agreement (the "Cap") and provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then Parent shall, or shall cause the Surviving Corporation to, maintain policies that, in Parent's good faith judgment, provide the maximum coverage available at an annual premium equal to the Cap.

          (c) In addition to the other rights provided for in this Section 5.11 and not in limitation thereof, for six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable law, (i) indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors or employees of the Company or any of its Subsidiaries, and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees (collectively, the "Indemnitees") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, "Costs") in respect to any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative based on, or arising out of or relating to the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries and arising out of acts or omissions occurring on or prior to the Effective Time (including, without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an "Indemnifiable Claim") and (ii) advance to such Indemnitees all expenses incurred in connection with any Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, that the person to whom expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification from Parent or the Surviving Corporation; provided, however, that Parent shall not be liable for any settlement effected without its written consent.

          (d) Notwithstanding any other provisions hereof, the obligations of the Company, the Surviving Corporation and Parent contained in this Section 5.11 shall be binding upon the successors and assigns of Parent and the Surviving Corporation. In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Company or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 5.11.

       Section 5.12 Accountants' "Comfort" Letters. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

       Section 5.13 Additional Reports. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections
3.4 and 4.4 which it files with the SEC on or after the date hereof, and the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; provided, that the foregoing shall not apply to the financial statements contained therein (which are covered by the following sentence). Any consolidated financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and their results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and except that such financial statements will not include all of the notes required by GAAP).

       Section 5.14 Tax Treatment; Plan of Reorganization. Parent and the Company agree to treat the Merger as a reorganization within the meaning of
Section 368(a) of the Code. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. During the period from the date of this Agreement through the Effective Time, unless the parties shall otherwise agree in writing, none of Parent, the Company or any of their respective Subsidiaries shall knowingly take or fail to take any action which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective reasonable efforts to cause one or more of their responsible officers to execute and deliver certificates to confirm the accuracy of certain relevant facts as may be reasonably requested by counsel in connection with the preparation and delivery of the tax opinions described in Sections 6.2(f) and 6.3(d) hereof.

       Section 5.15 Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed upon by Parent and the Company. Unless otherwise required by applicable law or the requirements of any listing agreement with the Nasdaq Stock Market, Parent and the Company shall each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

       Section 5.16  Employee Plans and Benefits.

          (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company or any of its Subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries or group of such officers, directors, employees or consultants.

          (b) On or after the Effective Time, the Surviving Corporation and its Subsidiaries shall provide benefits, plans and programs to its employees which are no less favorable in the aggregate than those generally available to similarly situated employees in the same jurisdiction of Parent and its Subsidiaries. Nothing in this Agreement shall be construed as restricting the ability of Parent, the Surviving Corporation and Parent's Subsidiaries to establish such types and levels of compensation as they or any of them determine to be appropriate from time to time.

          (c) To the extent permitted under applicable law, each employee of the Company or its Subsidiaries shall be given credit for all service with the Company or its Subsidiaries (or service credited by the Company or its Subsidiaries) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility and vesting including, without limitation, for purposes of determining (i) short-term and long-term disability benefits; (ii) severance benefits; (iii) vacation benefits; and (iv) benefits under any retirement plan.

       Section 5.17 Sale of Shares by Parent. Parent, prior to the Effective Date, will sell shares of Parent Common Stock acquired by it within the two years preceding the Effective Date so that the accounting by the Parent of the business combination to be effected by the Merger as a "pooling of interests" will not be adversely affected.

                                  ARTICLE VI.

                           Conditions to the Merger

       Section 6.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC;

          (b) The Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

          (c) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall have been commenced (and be pending), or, to the Knowledge of the parties hereto, threatened, against the Company or Parent or any of their respective affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms of provisions of this Agreement or seeking material damages in connection therewith;

          (d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. All other consents and approvals (including any other consent or approval required pursuant to or in connection with the Antitrust Laws) of Governmental Entities necessary for consummation of the transactions contemplated hereby shall have been obtained, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect; and

          (e) The shares of Parent Common Stock to be issued pursuant to this Agreement and pursuant to the Company Stock Plans shall have been authorized for trading in the NASDAQ National Market.

       Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of the Company contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time (except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date) and there shall not be any Material Adverse Change with respect to the Company which is not primarily the result of facts, circumstances or events affecting the photomask industry generally;

          (b) The Company shall have performed all obligations and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects;

          (c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer, Chief Financial Officer or a Senior Vice President, certifying to the effects set forth in subsections (a) and (b) above;

          (d) Parent shall have received, dated as of the Closing Date, the Company Pooling Opinion from PricewaterhouseCoopers LLP and the Company Pooling Opinion from Deloitte & Touche LLP;

          (e) Effective demands for payment of dissenters' rights by shareholders of the Company shall not equal or exceed five percent of the outstanding shares of the Company Common Stock; and

          (f) Parent shall have received a written opinion of its tax counsel, Paul, Hastings, Janofsky & Walker LLP, reasonably acceptable to Parent and dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

       Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

          (a) The representations and warranties of Parent and Merger Sub contained herein shall be true and correct in all respects as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date;

          (b) Parent shall have performed all obligations and complied with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time in all material respects;

          (c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its President, any member of the office of Chief Executive Officer, Chief Financial Officer or an Executive Vice President, certifying to the effects set forth in subsections (a) and (b) above; and

          (d) The Company shall have received a written opinion of its tax counsel, O'Melveny & Myers LLP, reasonably acceptable to the Company and dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Closing Date, the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that the exchange in the Merger of the Parent Common Stock for Company Common Stock will not give rise to gain or loss to the shareholders of the Company with respect to such exchange (except to the extent of any cash paid in lieu of fractional shares or Dissenting Shares).

                                 ARTICLE VII.

                       Termination, Amendment and Waiver

       Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company or of Parent:

          (a)  by mutual written consent of Parent and the Company;

          (b) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case continuing ten (10) days following notice to the Company of such breach or untruth and of a nature such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by February 25, 2000;

          (c) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case continuing ten (10) days following notice to Parent of such breach or untruth and of a nature such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by February 25, 2000;

          (d) by either Parent or the Company (provided that the party seeking to so terminate this Agreement is not then in material breach of Section
     5.4 (a) (iii) or 5.8) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or filing or other action shall have become final and nonappealable;

          (e) by either Parent or the Company, if the Merger shall not have occurred by February 25, 2000, unless the failure to consummate the Merger is the result of a breach of covenant set forth in this Agreement or breach of any representation or warranty set forth in this Agreement by the party seeking to terminate this Agreement;

          (f) by either Parent or the Company (provided that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or at any adjournment or postponement thereof;

          (g) by either Parent or the Company (provided that if the terminating party is Parent, Parent shall not be in material breach of any of its obligations hereunder) if any approval of the shareholders of Parent required for the consummation of the merger shall not have been obtained by reason of the failure to obtain the required vote at the Parent Meeting or at any adjournment or postponement thereof;

          (h) by the Company, if, prior to approval of the Merger by its shareholders, a Superior Proposal has been made; provided, however, that before the Company may terminate this Agreement pursuant to this subsection
     7.1 (h), the Company shall give notice to Parent of the proposed termination under subsection 7.1 (h) (which notice may be the notice provided under Section 5.10) and Parent, within five (5) business days of receipt of such notice, shall have the right, in its sole discretion, to offer to amend this Agreement to provide for terms substantially similar to those of the Superior Proposal and the Company shall negotiate in good faith with Parent with respect to such proposed amendment; provided, further, that if Parent and the Company are unable to reach an agreement with respect to the Parent's proposed amendment within such five (5) business day period, the Company may terminate this Agreement pursuant to this subsection 7.1 (h);

          (i) by Parent, if the Board of Directors of the Company (i) withdraws or modifies adversely its recommendation of the Merger, (ii) recommends an Acquisition Proposal to Company shareholders or (iii) fails to call or hold the Company Meeting by reason of the receipt by the Company of an Acquisition Proposal; provided, that the parties agree that disclosure made by the Company regarding an Acquisition Proposal shall not, unless expressly stated, be treated as or deemed to be a withdrawal or adverse modification of any favorable recommendation of the Merger by the Board of Directors of the Company; or

          (j)  by the Company if the Average Parent Price is less than $16.00.

       Section 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors, except as set forth in Section 5.5(d), Section
7.5 and Article VIII which shall survive termination and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

       Section 7.3 Amendment. This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of the Company or Parent; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires approval by the shareholders of the Company or Parent without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provision of
Section 7.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing, signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

       Section 7.5  Termination Fee.

          (a) In the event (i) the Company terminates this Agreement pursuant to Section 7.1(h) or (ii) Parent terminates this Agreement pursuant to Section 7.1(b) or (i), then the Company shall pay Parent an amount equal to $3,640,000 (the "Termination Fee") by wire transfer of immediately available funds upon the occurrence of such event, and as a condition to termination in the case of termination pursuant to Section 7.1(h). The Termination Fee shall be the sole remedy of Parent for any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or of any representation or warranty of the Company that shall have become untrue.

          (b)  In the event (i) Company Shareholder Approval is not received,
(ii) prior to the Company Meeting there shall have been an Acquisition Proposal made and (iii) within six (6) months from the termination of the Agreement, the Company shall have entered into an agreement for, and within eighteen (18) months from such termination shall have consummated, a transaction substantially in the form proposed in such Acquisition Proposal with the party that made such Acquisition Proposal, then the Company shall pay Parent an amount equal to the Termination Fee by wire transfer of immediately available funds, payable upon consummation of such transaction.

          (c)  The Company agrees that the agreements contained in this Section
7.5 are an integral part of the transactions contemplated by this Agreement.

                                 ARTICLE VIII.

                              General Provisions

       Section 8.1 Nonsurvival of Representations. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

       Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

          (a)  if to the Company, to:

               Align-Rite International Holdings, Inc.
               2428 Ontario Street
               Burbank, California 91504
               Attention:  Mr. James L. McDonald

          with a copy to:

               O'Melveny & Myers LLP
               400 South Hope Street
               Los Angeles, California 90071
               Attention:  Richard A. Boehmer, Esq.

          (b)  if to Parent or Merger Sub, to:

               PHOTRONICS, INC.
               1061 East Indiantown Road
               Jupiter, Florida  33477
               Attention:  Mr. Jeffrey P. Moonan

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               399 Park Avenue
               New York, New York  10022
               Attention:  Steven L. Wasserman, Esq.


       Section 8.3  Definitions.  For purposes of this Agreement:

          (a) "Acquisition Proposal" means any proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally) for a merger, consolidation, liquidation, reorganization, tender offer or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, at least 50% of the voting securities of, or all or substantially all of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          (b) "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such first person.

          (c) "Antitrust Laws" mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          (d)  "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          (f) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (g) "Knowledge", "Know" or "Known" means, with respect to the matter in question, if any of the executive officers of the Company or its Subsidiaries listed on the Company Disclosure Letter, with respect to the Company and its Subsidiaries, or the executive officers of the Parent listed on the Parent Disclosure Letter, with respect to Parent and its Subsidiaries, has actual knowledge of such matter.

          (h) "Material Adverse Change" or "Material Adverse Effect" means, (i) any adverse change in or effect on the business, financial condition or results of operations of the Company or Parent, as the case may be, or its respective Subsidiaries that is material to the Company or Parent, as the case may be, and its respective Subsidiaries taken as a whole or (ii) any change or effect that has a material adverse effect on the ability of the Company, Merger Sub or Parent, as the case may be, to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          (i) "Person" means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

          (j) "Tax" means any and all federal, state, local, foreign or other tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, tax or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, real property, personal property, sales, use, transfer, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, alternative or add-on minimum, ad valorem or value added.

          (k) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (l) The following additional terms are all defined in the following sections of this Agreement.

                                                                      SECTION
                                                                      -------

Agreement........................................................    Recitals
Average Parent Price.............................................         2.3
Canceled Shares..................................................         2.3
Cap..............................................................     5.11(b)
Certificate of Merger............................................         1.3
Certificates.....................................................      2.4(b)
CGCL.............................................................         1.1
Closing..........................................................         1.2
Closing Date.....................................................         1.2
Company..........................................................    Recitals
Company Common Stock.............................................    Recitals
Company Disclosure Letter........................................ Article III
Company Group....................................................     3.13(a)
Company Intellectual Property Rights............................. 3.19(a)(ii)
Company Labor Matters............................................     3.18(b)
Company Pooling Opinion..........................................        3.12
Company Required Approvals.......................................      3.3(a)
Company SEC Reports..............................................         3.4
Company Shareholder Approval.....................................         5.3
Company Stock Plans..............................................         3.2
Company Meeting..................................................         5.3
Confidentiality Agreements.......................................         5.5
Contracts........................................................      3.3(b)
Conversion Number................................................         2.3
Conveyance Taxes.................................................        5.15
Costs............................................................     5.11(c)
Dissenting Shares................................................         2.5
Effective Time...................................................         1.3
Encumbrances.....................................................     3.17(a)
Environmental Claims.............................................         3.7
Environmental Laws...............................................         3.7
ERISA............................................................         3.8
Exchange Act.....................................................      3.3(a)
Exchange Agent...................................................      2.4(a)
Exchange Fund....................................................      2.4(a)
GAAP.............................................................         3.4
Government Antitrust Entity......................................      5.8(b)
HSR Act..........................................................      3.3(a)
Indemnifiable Claim..............................................     5.11(c)
Indemnitees......................................................     5.11(c)

Joint Proxy Statement............................................     5.2(a)
Meetings.........................................................        5.3
Merger...........................................................   Recitals
Merger Consideration.............................................        2.3
Merger Sub.......................................................   Recitals
Option...........................................................     5.7(a)
Parent...........................................................   Recitals
Parent Common Stock..............................................   Recitals
Parent Disclosure Letter......................................... Article IV
Parent Group.....................................................    4.13(a)
Parent Meeting...................................................        5.3
Parent Pooling Opinion...........................................       4.12
Parent Required Approvals........................................     4.3(a)
Parent SEC Reports...............................................        4.4
Parent Shareholder Approval......................................       4.12
PBGC.............................................................        3.8
Person...........................................................     8.3(j)
Real Property....................................................    3.17(a)
Registration Statement...........................................     5.2(b)
SEC..............................................................     3.4(a)
Securities Act...................................................     3.3(a)
Stock Purchase Plan..............................................        3.2
Subsidiary.......................................................        3.1
Superior Proposal................................................       5.10
Surviving Corporation............................................        1.1
Termination Fee..................................................     7.5(a)
Third-Party Intellectual Property Rights......................... 3.19(b)(i)
Voting Agreement.................................................   Recitals
Voting Shareholders..............................................   Recitals

       Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       Section 8.5 Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (provided, however, that the provisions of the Confidentiality Agreements shall remain valid and in effect) and, except for the provisions of Article II and Sections 5.7, 5.11 and 5.16, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

       Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to any applicable conflicts of law.

       Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in Los Angeles County in the State of California or in Los Angeles County in California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any such federal court or state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such federal or state courts.

       Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

       Section 8.10 Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The disclosure of any matter in any section of a Disclosure Letter hereto shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Material Adverse Effect for purposes of this Agreement.

       Section 8.11 Finders or Brokers. Except for CIBC World Markets Corp., with respect to the Company, and Banc of America Securities LLC, with respect to Parent, a copy of whose engagement agreements have been provided by the Company and Parent to the other, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        PHOTRONICS, INC.


                                        By: /s/ Michael J. Yomazzo
                                           --------------------------------
                                           Name:  Michael J. Yomazzo
                                           Title: Vice Chairman

                                        By: /s/ Jeffrey P. Moonan
                                           --------------------------------
                                           Name:  Jeffrey P. Moonan
                                           Title: Executive Vice President
                                                  Finance and Administration


                                        AL ACQUISITION CORP.


                                        By: /s/ Michael J. Yomazzo
                                           --------------------------------
                                           Name:  Michael J. Yomazzo
                                           Title: Vice Chairman


                                        By: /s/ Jeffrey P. Moonan
                                           --------------------------------
                                           Name:  Jeffrey P. Moonan
                                           Title: Vice President



                                        ALIGN-RIGHT INTERNATIONAL, INC.


                                        By: /s/ James L. McDonald
                                           --------------------------------
                                           Name:  James L. McDonald
                                           Title: Chairman of the Board,
                                                  Chief Executive Officer
                                                  and President

                                        By: /s/ Peter N. Katurich
                                           --------------------------------
                                           Name:  Peter N. Katurich
                                           Title: Vice President of Finance,
                                                  Chief Financial Officer

                               TABLE OF CONTENTS
                               -----------------

                                                                                       Page
                                                                                       ----
                                        ARTICLE I

                                       The Merger

Section 1.1   The Merger................................................................  2
Section 1.2   Closing...................................................................  2
Section 1.3   Effective Time............................................................  2
Section 1.4   Effects of the Merger.....................................................  2
Section 1.5   Articles of Incorporation and By Laws of the Surviving Corporation........  2
Section 1.6   Directors.................................................................  2
Section 1.7   Officers..................................................................  2

                                       ARTICLE II

                      Effect of the Merger on the Capital Stock of the
                     Constituent Corporations; Exchange of Certificates

Section 2.1   Capital Stock of Merger Sub...............................................  3
Section 2.2   Cancellation of Parent Owned Stock........................................  3
Section 2.3   Conversion of Company Common Stock........................................  3
Section 2.4   Exchange of Certificates..................................................  4
Section 2.5   Dissenters' Rights........................................................  6
Section 2.6   Stock Transfer Books......................................................  7

                                       ARTICLE III

                       Representations and Warranties of the Company

Section 3.1   Organization, Qualification, Etc..........................................  7
Section 3.2   Capital Stock.............................................................  8
Section 3.3   Corporate Authority Relative to this Agreement.  No Violation.............  8
Section 3.4   Reports and Financial Statements..........................................  9
Section 3.5   No Undisclosed Liabilities................................................ 10
Section 3.6   No Violation of Law....................................................... 10
Section 3.7   Environmental Laws and Regulations........................................ 10
Section 3.8   Employees; No Undisclosed Employee Benefit Plan Liabilities or
              Severance Arrangements.................................................... 11
Section 3.9   Absence of Certain Changes or Events...................................... 12
Section 3.10  Investigations; Litigation................................................ 12
Section 3.11  Joint Proxy Statement; Registration Statement; Other Information.......... 12
Section 3.12  Accounting and Tax Matters................................................ 13
Section 3.13  Taxes..................................................................... 13
Section 3.14  Opinion of Financial Advisor.............................................. 14
Section 3.15  Required Vote of the Company Shareholders................................. 14
Section 3.16  Insurance................................................................. 14

Section 3.17  Property........................................................................ 15
Section 3.18  Personnel; Labor Relations...................................................... 15
Section 3.19  Intellectual Property........................................................... 16
Section 3.20  Material Contracts.............................................................. 16
Section 3.21  Suppliers and Customers......................................................... 17
Section 3.22  Year 2000 Matters............................................................... 17

                                         ARTICLE IV

                    Representations And Warranties of Parent And Merger Sub

Section 4.1   Organization, Qualification, Etc................................................ 17
Section 4.2   Capital Stock................................................................... 18
Section 4.3   Corporate Authority Relative to this Agreement. No Violation.................... 18
Section 4.4   Reports and Financial Statements................................................ 19
Section 4.5   No Undisclosed Liabilities...................................................... 20
Section 4.6   No Violation of Law............................................................. 20
Section 4.7   Environmental Laws and Regulations.............................................. 20
Section 4.8   No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements...... 20
Section 4.9   Absence of Certain Changes or Events............................................ 21
Section 4.10  Investigations; Litigation...................................................... 21
Section 4.11  Joint Proxy Statement; Registration Statement; Other Information................ 21
Section 4.12  Accounting and Tax Matters...................................................... 21
Section 4.13  Tax Matters..................................................................... 22
Section 4.14  Vote of Parent Shareholders..................................................... 22
Section 4.15  Opinion of Financial Advisor.................................................... 23
Section 4.16  Material Contracts.............................................................. 23

                                             ARTICLE V

                                             Covenants

Section 5.1   Conduct of Business by the Company or Parent.................................... 23
Section 5.2   Proxy Material; Registration Statement.......................................... 26
Section 5.3   Shareholders' Meeting........................................................... 26
Section 5.4   Approvals and Consents; Cooperation............................................. 26
Section 5.5   Access to Information; Confidentiality.......................................... 27
Section 5.6   Affiliates...................................................................... 28
Section 5.7   Rights Under Stock Plans........................................................ 28
Section 5.8   Filings; Other Action........................................................... 29
Section 5.9   Further Assurances.............................................................. 29
Section 5.10  Company Acquisition Proposals................................................... 29
Section 5.11  Director and Officer Liability.................................................. 30
Section 5.12  Accountants' "Comfort" Letters.................................................. 31
Section 5.13  Additional Reports.............................................................. 31
Section 5.14  Tax Treatment; Plan of Reorganization........................................... 32
Section 5.15  Public Announcements............................................................ 32
Section 5.16  Employee Plans and Benefits..................................................... 32
Section 5.17  Sale of Shares by Parent........................................................ 33

                                                                          Page
                                     ARTICLE VI

                              Conditions to the Merger

Section 6.1   Conditions to the Obligations of Each Party................. 33
Section 6.2   Conditions to the Obligations of Parent and Merger Sub...... 34
Section 6.3   Conditions to the Obligations of the Company................ 34

                                    ARTICLE VII

                         Termination, Amendment and Waiver

Section 7.1   Termination................................................. 35
Section 7.2   Effect of Termination....................................... 36
Section 7.3   Amendment................................................... 37
Section 7.4   Extension; Waiver........................................... 37
Section 7.5   Termination Fee............................................. 37

                                     ARTICLE VIII

                                  General Provisions

Section 8.1   Nonsurvival of Representations.............................. 37
Section 8.2   Notices..................................................... 38
Section 8.3   Definitions................................................. 38
Section 8.4   Counterparts................................................ 41
Section 8.5   Entire Agreement, No Third-Party Beneficiaries.............. 41
Section 8.6   Assignment.................................................. 42
Section 8.7   Governing Law............................................... 42
Section 8.8   Enforcement................................................. 42
Section 8.9   Severability................................................ 42
Section 8.10  Interpretation.............................................. 42
Section 8.11  Finders or Brokers.......................................... 42

                                                                        ANNEX B


                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]



                                                              September 15, 1999



Board of Directors
Photronics, Inc.
15 Secor Rd.
Brookfield, CT 06804

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to Photronics, Inc. (the "Purchaser") of the Conversion Number (as defined below) proposed in connection with the proposed merger (the "Merger") of Align-Rite International, Inc. (the "Company") with ABC Merger Sub, Inc. ("Acquisition Sub"), a wholly-owned subsidiary of the Purchaser. Pursuant to the terms of the draft Agreement and Plan of Merger, dated as of September 10, 1999 (the "Agreement"), among the Company, the Purchaser and Acquisition Sub, the Company will become a wholly-owned subsidiary of the Purchaser, and shareholders of the Company will receive for each share of issued and outstanding common stock, par value $0.01 per share, of the Company (the "Company Common Stock") held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser or as to which dissenters' rights have been perfected, a number (the "Conversion Number") of shares of common stock of the Purchaser, par value $0.01 per share (the "Purchaser Common Stock"), equal to one share of Purchaser Common Stock multiplied by a fraction, the numerator of which is $23.09 and the denominator of which shall be the Average Parent Price (all terms not defined herein shall have the meanings set forth in the Agreement), with the Average Parent Price subject to recalculation if the Closing Date is more than five business days after the Company Meeting. If the Average Parent Price is less than $21.00, the Conversion Number shall be 1.0995; and if the Average Parent Price is greater than $28.25, the Conversion Number shall be 0.8173. The Conversion Number shall be further subject to adjustments for stock splits, dividends and the like. The terms and conditions of the Merger are more fully set out in the Agreement.

You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests in accordance with U.S. Generally Accepted Accounting Principles and that the transaction will be treated as a tax-free re-organization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;

(iii) analyzed certain financial forecasts prepared by the management of the Company with respect to the Company and certain financial forecasts for the Purchaser prepared by the management of the Purchaser;

(iv) reviewed information relating to certain potential strategic, financial and operational benefits anticipated from the transactions contemplated by the Agreement (the "Transactions"), prepared by the managements of the Company and the Purchaser, respectively;

(v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

(vi) reviewed and discussed with senior executives of the Purchaser and the Company information relating to certain potential strategic, financial and operational benefits anticipated from the Transactions;

(vii) reviewed the pro forma impact of the Transactions on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;

(viii) reviewed and considered in the analysis, information prepared by members of senior management of the Company and the Purchaser relating to the relative contributions of the Company and the Purchaser to the combined company;

(ix) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;

(x) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

(xi) reviewed the financial terms, including premiums paid, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(xii) participated in discussions with representatives of the Company and the Purchaser and their financial and legal advisors;

(xiii) reviewed the Agreement; and,

(xiv) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. In arriving at our opinion, we have relied upon the estimates of the Purchaser and the Company relating to certain potential strategic, financial, and operational benefits anticipated from the Merger. With respect to the financial forecasts, including information relating to certain potential strategic, financial and operational benefits anticipated from the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

     We have acted as sole financial advisor to the Board of Directors of the Purchaser in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Transactions. In addition, the Purchaser has agreed to offer to retain us, for a fee, as its exclusive private placement agent for certain shares.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Purchaser, except that this opinion may be included in its entirety in any filing made by the Purchaser in respect of the Transactions with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, Banc of America Securities LLC expresses no opinion or recommendation as to how the shareholders of the Purchaser and the Company should vote at the shareholders meetings held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Conversion Number under the terms of the Agreement is fair from a financial point of view to the Purchaser.

                                Very truly yours,

                                BANC OF AMERICA SECURITIES LLC



                                /s/ Donna M. Hitscherich
                                ---------------------------------------
                                Name:  Donna M. Hitscherich
                                Title: Managing Director

                           [Letterhead of CIBC World
                                 Markets Corp.]
                                                                         ANNEX C



Personal and Confidential
-------------------------

                                                              September 15, 1999

Align-Rite International
2438 Ontario Street
Burbank, California  91504

Gentlemen:

     You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion (the "Fairness Opinion") to the Board of the Directors of Align-Rite International ("Align-Rite"), from a financial point of view, of the exchange ratio (the "Exchange Ratio") used to calculate the number of shares of Photronics Inc. ("Photronics") Common Stock that the shareholders of Align-Rite will receive pursuant to the merger, as provided in the Agreement and Plan of Merger (the "Merger Agreement"), by and among Align-Rite, Photronics and a wholly-owned subsidiary of Photronics. The Exchange Ratio is subject to a lower collar of 1.0995 and an upper collar of 0.8173.

  In arriving at our Fairness Opinion, we:

(a)  reviewed the form of the Merger Agreement dated September 15, 1999;

(b) reviewed the audited financial statements of Align-Rite for the fiscal years ended March 31, 1998 and 1999, and the unaudited financial statements of Align-Rite for the three months ended June 30, 1998 and 1999;

(c) reviewed the audited financial statements of Photronics for the fiscal years ended November 2, 1997 and November 1, 1998, and the unaudited financial statements of Photronics for the nine months ended August 1, 1999;

(d) reviewed financial projections for Align-Rite, prepared and supplied by Align-Rite's management, for the periods ending March 31, 2000 and 2001;

(e) reviewed financial projections for Photronics, prepared and supplied by Photronics' management, for the periods ending October 31, 1999, 2000 and 2001;

(f) held discussions with senior management of Align-Rite and Photronics with respect to the business and prospects for future growth of Align-Rite and Photronics;

(g) reviewed and analyzed certain publicly available financial data and historical trading price information for certain companies we deemed comparable to Align-Rite and Photronics;

(h) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

(i) performed discounted cash flow analyses of Align-Rite using certain assumptions of future performance provided to us by the management of Align-Rite;

(j) performed discounted cash flow analyses of Photronics using certain assumptions of future performance provided to us by the management of Photronics;

(k) reviewed certain publicly available research analyst reports on Align-Rite and Photronics;

(l) reviewed historical market prices, trading volume and relative price performance for shares of Align-Rite common stock and Photronics common stock;

(m) utilized estimates for the future financial performance of Align-Rite and Photronics, provided by the managements of Align-Rite and Photronics, to calculate the relative contributions of Align-Rite and Photronics to the pro forma combined company, and reviewed the pro forma stock ownership and pro forma enterprise value of the combined company;

(n) analyzed the pro forma impact of the merger on Photronics' earnings per share for the fiscal years ending October 31, 2000 and October 31, 2001, based on financial projections provided by the managements of Align-Rite and Photronics;

(o) reviewed publicly available information concerning Align-Rite and Photronics that we deemed relevant; and

(p) performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Fairness Opinion we, at the direction of Align-Rite, relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information reviewed by us, as well as all of the financial and other information provided to or discussed with us by Align-Rite and Photronics and their employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results, and certain assumptions for the future performance, of Align-Rite and Photronics provided to us or discussed with us, we assumed, at the direction of Align-Rite's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Align-Rite's or Photronics' management, as the case may be, and provided a reasonable basis upon which we could form an opinion. We further relied upon the assurance of management of Align-Rite and Photronics that they are unaware of any facts that would make the information provided to us incomplete in any meaningful respect or misleading in any respect. We assume no responsibility for and express no view as to any forecasts or the information or assumptions on which they are based. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Align-Rite or Photronics or their affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Photronics' or Align-Rite's operations following the Merger, or the price at which Photronics Common Stock will trade subsequent to the Merger. We have assumed that the Merger will be completed in accordance with the terms of the Merger Agreement. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

  As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

  We have acted as financial advisor to Align-Rite in connection with the Merger and to the Board of Directors of Align-Rite in rendering this opinion and will receive a fee for our services. CIBC World Markets may in the future provide investment banking or other financial advisory services to Align-Rite or Photronics.

  In the ordinary course of business, CIBC World Markets acts as a market maker and broker in publicly traded securities of Align-Rite and Photronics, and also provides research coverage for Align-Rite and Photronics. In the ordinary course of business, CIBC World Markets and its affiliates may also actively trade securities of Align-Rite and Photronics for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of Align-Rite from a financial point of view. This Fairness Opinion is for the exclusive use of the Board of Directors of Align-Rite. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Align-Rite without the prior written approval of CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion, subject to the approval of CIBC World Markets of references to it or this opinion therein, in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, filed by Align-Rite or Photronics in connection with the Merger.

                                 Very truly yours,



                                 /s/ CIBC World Markets Corp
                                 ---------------------------
                                 CIBC World Markets Corp.

                                                                         ANNEX D


              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW
                                  SECTION 1300.

 REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT
                         FAIR MARKET VALUE; DEFINITIONS.

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or
(B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT.

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS.

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301, 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS ON DISSENTING SHARES. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short- form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                  ANNEX E

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-K
                            ------------------------

[X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

                    FOR THE FISCAL YEAR ENDED MARCH 31, 1999

[ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
      SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 026240

                         ALIGN-RITE INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 CALIFORNIA                                      954528353
       (STATE OF OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                     2428 ONTARIO STREET, BURBANK, CA 91504
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICER) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (818) 843-7220

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: None

 SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: Common Stock, $.01
                                   par value

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. Yes [X] No [ ]

     As of May 28, 1999, the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $58,542,354 based upon the average bid and ask prices of the Common Stock as reported on the Nasdaq National Market on such date. Shares of Common Stock held by officers, directors and holders of more than ten percent of the outstanding Common Stock have been excluded from this calculation because such persons may be deemed to be affiliates. The determination of affiliate status is not necessarily a conclusive determination for other purposes.

     As of May 28, 1999, the Registrant had outstanding 4,546,979 shares of Common Stock.

                      DOCUMENTS INCORPORATED BY REFERENCE:

     Portions of the registrant's definitive proxy statement, which will be filed with the Securities and Exchange Commission within 120 days after March 31, 1999 are incorporated by reference under Part III.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                            ITEM NUMBER AND CAPTION

                                                                    PAGE
                                                                   NUMBER
                                                                   ------
                                 PART I
 1.  Business....................................................     3
 2.  Properties..................................................     7
 3.  Legal Proceedings...........................................     7
 4.  Submission of Matters to a Vote of Security Holders.........     8

                                 PART II
 5.  Market for the Registrant's Common Equity and Related
     Shareholder Matters.........................................     9
 6.  Selected Financial Data.....................................    10
 7.  Management's Discussion and Analysis of Financial Condition
     and Results of Operations...................................    11
7A.  Quantitative and Qualitative Disclosures About Market
     Risk........................................................    16
 8.  Financial Statements and Supplementary Data.................    17
 9.  Changes in and Disagreements with Auditors on Accounting and
     Financial Disclosure........................................    38

                                PART III
10.  Directors and Executive Officers of the Registrant..........    38
11.  Executive Compensation and Related Matters..................    38
12.  Security Ownership of Certain Beneficial Owners and
     Management..................................................    38
13.  Certain Relationships and Related Transactions..............    38

                                 PART IV
14.  Exhibits, Financial Statement Schedules and Reports on Form
     8K..........................................................    38

                                     PART I

ITEM 1. BUSINESS

GENERAL

     Align-Rite International Inc., a California corporation ("ARII") together with its wholly-owned subsidiaries, the ("Company"), manufactures and markets quality photomasks for the global semiconductor industry. Photomasks are required for the manufacture of virtually all integrated circuits, which are essential components in consumer and industrial electronic products. Photomasks are precision photographic quartz or glass plates containing microscopic images of integrated circuits. The Company images integrated circuit patterns onto photomasks using electron beam, laser beam and optical microlithography methods at its manufacturing facilities in Burbank, California, Bridgend, Wales and Heilbronn, Germany.

     The Company is comprised of ARII, incorporated on April 27, 1995, and its wholly-owned subsidiaries Align-Rite International Limited ("ARI"), Align-Rite Corporation ("ARC"), Align-Rite Limited ("ARL"), Align-Rite B.V. ("ARBV"), and Align-Rite GmbH ("ARGmbH"). ARII and its subsidiaries are collectively referred to herein as the "Company". All significant intercompany accounts and transactions have been eliminated.

     ARII, ARI and ARBV are primarily holding companies into which their respective subsidiaries are consolidated. On July 21, 1995, ARII completed an initial public offering of Common Stock, as part of which all of the outstanding Ordinary Shares of ARI were exchanged for the Common Stock of ARII.

     The Company's principle executive offices are located at 2428 Ontario Street, Burbank, California, 91504. The Company's telephone number is (818) 843-7220.

INDUSTRY OVERVIEW

     Photomasks are a key element in the manufacture of semiconductors. Photomasks are used as master images to transfer integrated circuit patterns onto semiconductor wafers during the fabrication of integrated circuits and, to a lesser extent, other types of electronic components, such as thin film magnetic recording heads, advanced printed circuit boards and flat panel displays. Each circuit design normally consists of a series of eight to twenty-five separate circuit patterns, each of which is imaged onto a separate photomask. The completed series of photomasks are then used to successively image each separate circuit pattern onto a single semiconductor wafer.

     Photomasks are primarily manufactured by independent manufacturers, with some production by captive manufacturers. Captive manufacturers are considered the internal photomask manufacturing operations of semiconductor businesses which produce photomasks almost exclusively for their own use in the fabrication of integrated circuits. Since 1987, there has been an industry trend to divest or close captive photomask operations of semiconductor manufacturers in the United States and Europe. The Company believes this trend is attributable to:
(i) substantial ongoing capital investment requirements; (ii) significant operating and maintenance costs; (iii) the presence of reliable, independent manufacturers of photomasks in the United States and Europe; and (iv) a trend by semiconductor manufacturers to focus on the core components of their businesses. As a result, the Company believes that the share of the market served by independent manufacturers of photomasks has successively increased each year since 1987.

     The purchasers of photomasks consist primarily of semiconductor manufacturers and integrated circuit design businesses in the United States, Europe and the Pacific Rim. The semiconductor industry has been in a downturn for the last eighteen months, but despite this applications for integrated circuits such as cellular telephones, pagers, automotive control systems, medical products, computers and printers, electronically controlled industrial equipment, satellites, security systems and consumer appliances have continued to proliferate. The demand for Photomasks is driven largely by increases in the number of semiconductor designs and the complexity of integrated circuits. According to VLSI Research, the worldwide demand for photomasks will exceed $2.0 billion in 1999 with growing demand in both units and dollars forecast for the next three years at a CAGR in excess of 15%.

     The number of significant independent photomask manufacturers (companies with estimated annual photomask sales in excess of $5.0 million) in the United States and Europe has decreased as a result of industry consolidation, closing of operations and competitive pressures on photomask manufacturers. These competitive pressures were mainly the result of the implementation of sophisticated software programs used to reduce errors in integrated circuit design, which had the effect of reducing the number of photomask iterations normally required to create a working integrated circuit, as well as shortening photomask delivery cycles. The shortened photomask delivery cycles also reduced the need for backup photomask sets.

     The Company believes that the following trends are increasing the demand for photomasks and the photomask industry's importance in the semiconductor manufacturing process:

     Customization of Semiconductor Designs. Growing demand for semiconductors, including application specific integrated circuits (ASICs), application specific standard products (ASPs), embedded microcontrollers and a growing variety of memory products, has generated increasing demand for photomasks as each new type of semiconductor device requires additional new and often more advanced photomasks.

     Increasing Device Complexity. As the complexity of semiconductor devices has increased in response to continued efforts to improve the performance and functionality of these devices through greater transistor densities and smaller feature sizes, the number of successive layers of patterns required to manufacture an integrated circuit has increased, resulting in an increase in the number of photomasks used to manufacture to microprocessors in 1991 was 14 as compared to 25 photomasks now required for the most advanced generation of microprocessors.

     Decreasing Size of Semiconductor Designs. The semiconductor industry's growth is driven by its ability to produce smaller and more powerful semiconductor chips at lower costs. As semiconductor line widths become as small as the wavelength of the illumination sources in optical lithography, the semiconductor manufacturing process becomes increasingly dependent upon high precision photomasks to deliver process results to more demanding specifications and tolerances. Future generations of wafer lithography equipment are expected to increase the need for high precision photomasks, thereby further increasing demand for advanced photomasks with tighter specifications. Development of increasingly small design features is likely to generate increased demand for advanced photomasks that can accurately and reliably replicate intricate design features.

     Proliferation of Semiconductor Applications. Semiconductor devices of all types are continuing to proliferate into new products, including cellular telephones, pagers, automobiles, medical products, household appliances and other consumer electronic products. In addition, the demand for semiconductor devices from traditional markets such as personal computers is growing significantly as semiconductor content in electronic systems increases and as personal computers expand further into homes and other new market segments. The Company believes that the proliferation of semiconductor applications will leads to an increase in semiconductor design activity and resulting demand for photomasks.

     The Company believes that all of these changes in the semiconductor industry are increasing the demand for photomasks and increasing the already important role of photomasks in the semiconductor manufacturing process.

SALES AND MARKETING

     Because each photomask is unique, the Company works closely with each customer to define and communicate precisely the specification required by the customer. The Company endeavors to develop long-term customer relationships primarily with semiconductor manufacturers and other electronics companies whose annual independent photomask expenditures range from $250,000 to $10,000,000. An important market segment for the Company is custom integrated circuit manufacturers, as they typically require a higher volume of photomasks and use integrated circuit pattern sizes, which are now, and are expected to remain for several years, within the Company's current technological capabilities. In addition, the Company focuses its marketing efforts on analog, linear and mixed signal integrated circuit manufacturers, and to a lesser degree with manufacturers of other electronic components such as thin-film magnetic recording heads and advanced printed circuit boards. The Company believes these segments, which require a substantial volume of photomasks, represent growing markets within the semiconductor and electronics industry.

     The Company targets various aspects of customer businesses including second sourcing opportunities. Second sourcing is the standard practice in the semiconductor industry of maintaining at least two, and sometimes three, sources for critical materials used in the manufacturing process, including photomasks. Initially, the Company seeks to become a qualified supplier. After demonstrating its reliability, the Company then pursues a greater percentage of the customer's business.

     The Company also targets corporate outsourcing opportunities. These opportunities are presented by: (i) semiconductor manufacturers which operate captive photomask manufacturing operations and which outsource a portion of their photomask requirements in order to have a reliable second source of supplies, (ii) captive manufacturers which outsource during peak demand periods rather than invest in additional manufacturing capacity; and (iii) semiconductor manufacturers concentrating on the core components of their business which have closed or reduced the scale of their internal photomask manufacturing operations.

     The Company primarily conducts its strategic sales and marketing activities at its facilities in Burbank, California, Bridgend, Wales, and in Heilbronn, Germany. The Company maintains sales and technical service centers in California, Arizona, Colorado, Connecticut, France and The Netherlands. The Company may expand its international presence by opening additional sales and technical service centers in other strategic international locations.

STRATEGIC ALLIANCE PARTNERS

     The Company has formed three (3) strategic alliances: 1.) Harris Advanced Imaging Group, a captive photomask manufacturer located in Florida, 2.) Innova, Inc. a photomask manufacturer in Hsinchu, Taiwan, and 3.) Telefunken Microelectronic Group based in Heilbronn, Germany. These alliances allow each partner to: (i) exploit economies of scale for raw material purchases through the use of collective bargaining with photomask raw material suppliers; (ii) provide additional manufacturing resources by allowing for mutual use of each other's photomask manufacturing resources; (iii) share advancements in process technology; and (iv) in the case of Innova, Inc., positions the Company to sell its products into the Pacific Rim.

     The Company announced in May 1999 that it had signed a non-binding letter of intent to purchase Harris Corporation's Imaging Technology Group (ITG) semiconductor business unit, a photomask manufacturer located in Melbourne, Florida. The acquisition is subject to a number of conditions, including the preparation, negotiation and approval of a definitive agreement satisfactory completion of due diligence obtaining required regulatory and other approvals, and final agreement on the financial terms of the transaction.

PRODUCTS AND MANUFACTURING PROCESS

     Photomasks are manufactured by the Company in accordance with the integrated circuit design patterns provided on a confidential basis by its customers. These proprietary circuit design patterns are typically developed using sophisticated computer-aided design systems. The final design of each integrated circuit results in a series or set of precise individual circuit patterns to be imaged onto a series of typically eight to twenty-five separate photomasks. The series or set of patterned photomasks replicates the customer's integrated circuit design. The photomasks are then used to successively image a unique pattern from each photomask in the set onto a semiconductor wafer. This imaging is typically accomplished on a wafer imaging system by transferring light throughout the photomask onto a micron-thick photosensitive polymer or "photoresist" that is spread over the surface of the semiconductor wafer. Chemicals are then used to wash away either the light-exposed or the unexposed areas of the photoresist on the wafer depending upon the needs of the semiconductor manufacturer. The imaged integrated circuit pattern on the photoresist is then transferred to the surface of the wafer by a chemical etching process.

     The Company currently images photomasks using electron beam, laser beam, and optical microlithography methods.

LASER BEAM IMAGING

     Laser beam photomask imaging systems typically utilize eight laser beams, which simultaneously image the circuit design patterns onto a photomask. The primary benefit of these systems is shorter imaging and processing times, and it requires a less complex chemical process as compared to electron beam photomask imaging systems. Laser beam photomask imaging systems permit photomask manufacturers to address a segment of the market that frequently require response times of approximately twenty-four hours or less between order placement and shipment of the finished photomasks. The Company currently operates three Core 2564 laser beam imaging systems, two in the United States and one in Europe.

     The Company currently has one ETEC Alta 3500 System installed in Europe with another system presently being installed in the U.S., which now give the Company advanced lithography capability. These systems will allow the Company to meet the challenging requirements for placement, critical dimension, butting and alignment control imposed by .25 micron photomask production.

ELECTRON BEAM IMAGING

     When utilizing the electron beam photomask imaging process, the photomask patterns are produced from the customer's integrated circuit design data following the conversion of this data into compatible electron beam system language. The electron beam photomask imaging system uses a single electron beam scanning system to write the integrated circuit pattern onto the photomask in an environmentally controlled vacuum chamber. The electron beam photomask imaging process makes it possible to achieve extremely small patterns, finer line resolution, and precise pattern size and pattern placement tolerances. The Company currently operates seven electron beam photomask imaging systems, four in the United States and three in Europe.

OPTICAL IMAGING

     In addition to electron beam and laser beam lithography manufacturing methods, the Company uses, to a lesser degree, optical microlithography methods. In the optical photomask imaging process, magnetic tapes containing the integrated circuit design patterns are used to "drive" a microlithographic imaging system, known as a pattern generator, which "writes" the pattern onto a reticle using a columnated mercury exposure system. The reticle is typically a single image of the integrated circuit pattern five times larger than the actual size of the finished circuit. The reticle image is then photographically reduced to the final size of the circuit and printed as many as several hundred times on a master photomask by an optical photorepeater. The master photomask may be used to project the circuit patterns onto semiconductor wafers or may be used to make reprints which are used to contact print the circuit patterns onto the wafer. Photomasks manufactured using optical processes are typically less expensive but are also less precise and have lower resolution than electron beam or laser imaged photomasks. The Company has a number of pattern generators and photorepeaters at each of its manufacturing facilities.

MATERIALS AND SUPPLIES

     The raw materials utilized by the Company include photoblanks, which are high precision quartz or glass plates, pellicles, which are transparent cellulose membranes that protect the surface of the photomask, and electronic grade chemicals which are used during the manufacturing process.

     The Company does not currently have long-term supply agreements with any of its raw material suppliers. As a relatively small number of quality quartz or glass producers exist, there can be no assurance that the Company will not experience difficulties in the future in obtaining the timely or necessary supply of raw materials. Any difficulty or delay in obtaining an adequate supply of raw materials or any significant increase in the price of raw materials could have a material adverse effect on the Company's operations. In addition, fluctuations in foreign currency exchange rates could have a material adverse effect on the price of raw materials purchased outside of the United States.

COMPETITION

     The photomask industry is highly competitive. In the United States, the Company competes with Dupont Photomasks, Inc. ("DuPont") and Photronics, Inc., and to a lesser extent, with other significantly smaller independent manufacturers. In Europe, the Company primarily competes with Compugraphics International Limited, DuPont, and Photronics, Inc. The Company also competes, to a lesser extent, with certain semiconductor companies who manufacture photomasks primarily for their own internal needs.

     The Company's ability to compete primarily depends upon its technical capabilities, the capacity of its manufacturing facilities, the consistency of product quality, customer service and technical support, product pricing and the timeliness of product delivery. The Company also believes that its proximity to customers is an important competitive factor in certain market segments.

EMPLOYEES

     As of March 31, 1999, the Company employed approximately 171 people in the United States and 123 in Europe on a full time basis. None of the Company's employees except for its employees in Germany are currently represented by a labor union. The Company's German subsidiary is subject to German law, which binds it as a member of a selected industry group to agreements reached by industry management and employee representatives. The Company believes that its employee relations are good.

ITEM 2. PROPERTIES

     The Company's main executive, administrative and manufacturing offices are located in a 33,000 square foot facility in Burbank, California under several leases, all of which expire in the year 2000. The Company maintains the right to renew these leases for additional five-year terms. In addition, the Company currently operates its foreign operations from a 26,000 square foot facility, located in Bridgend, Wales under a lease which expires in 2006 and a 15,000 square foot facility located in Heilbronn, Germany which expires in 2007.

     The Company also has approximately 20,000 square feet of office space under various leases and rental agreements in multiple locations throughout the United States and Europe in support of its sales force and technical support staff.

     The Company believes that its existing and planned facility additions are adequate for its current and short-term manufacturing needs. The Company also believes additional space would be readily available at commercially reasonable terms, should the Company find a need to expand its operations.

ITEM 3. LEGAL PROCEEDINGS

     The Company is not currently a party to any legal proceedings the adverse outcome of which would have a material adverse effect on the financial condition or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

EXECUTIVE OFFICERS OF THE REGISTRANT

     The executive officers of the Company as of March 31, 1999 are as follows:

          NAME            AGE                             POSITION
          ----            ---                             --------
James L. Mac Donald.....  52    Chairman of the Board, President and Chief Executive Officer
Petar N. Katurich.......  36    Vice President of Finance, Chief Financial Officer, and
                                Secretary

     JAMES L. MAC DONALD founded the Company in 1970 and since then has served as its Chairman of the Board, President and Chief Executive Officer. Mr. Mac Donald is a Director of the British American Chamber of Commerce and a Fellow of the Institute of Directors.

     PETAR N. KATURICH has served as Chief Financial Officer of the Company since October 1992 and Vice President of Finance since April 1998. From 1991 to 1992, Mr. Katurich was employed by a division of Cooke Media Group. From 1985 to 1990, Mr. Katurich was employed at PricewaterhouseCoopers LLP. Mr. Katurich is a Certified Public Accountant.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER
MATTERS

     The Company's Common Stock is traded on the Nasdaq National Market under the trading symbol "MASK". The Company's Common Stock began trading on July 21, 1995 upon completion of an initial public offering of the Company's Common Stock. The range of daily closing prices on a per share basis for the Company's Common Stock for the twelve months ended March 31, 1999 was:

                                                               HIGH      LOW
                                                              ------    ------
Year Ended March 31, 1999:
  Fourth quarter............................................  $14.13    $11.56
  Third quarter.............................................  $14.50    $ 8.69
  Second quarter............................................  $15.06    $ 9.88
  First quarter.............................................  $17.25    $13.25
Year Ended March 31, 1998:
  Fourth quarter............................................  $17.13    $13.00
  Third quarter.............................................  $24.00    $12.75
  Second quarter............................................  $23.88    $12.00
  First quarter.............................................  $14.75    $ 9.94

     The reported closing sales price of the Company's Common Stock on the Nasdaq National Market on March 31, 1999 was $11.56. As of March 31, 1999 there were 87 holders of record of the Company's Common Stock.

     ARII has 35,000,000 shares of authorized Common Stock of $.01 par value, of which 4,539,579 were outstanding as of March 31, 1999.

     ARII has not issued any Preferred Stock. ARII has elected not to pay any cash dividends on its Common Stock as it currently intends to retain its earnings to fund the development and growth of its business. In addition, the Company's bank lines of credit includes certain restrictions and requirements relating to the prohibition of dividend declarations or payments. The Company, at this time, does not anticipate declaring or paying any cash dividends in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA

     The following selected consolidated financial data set forth below at March 31, 1999, and 1998 and for each of the three years in the period ended March 31, 1999, are derived from the audited financial statements of the Company included herein. The selected consolidated financial data as of March 31, 1997 and 1996 and for the periods ended March 31, 1996 and 1995 are derived from the audited consolidated financial statements of the Company, which are not included herein. The information set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

                                                      FISCAL YEARS ENDED MARCH 31,
                                           ---------------------------------------------------
                                            1999       1998       1997       1996       1995
                                           -------    -------    -------    -------    -------
                                                   (THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statement of Operations
  Data:
  Net sales..............................  $52,443    $46,721    $38,001    $33,290    $25,404
  Cost of sales..........................   34,410     29,236     23,530     20,491     15,887
                                           -------    -------    -------    -------    -------
     Gross profit........................   18,033     17,485     14,471     12,799      9,517
  Selling, general and administrative
     expenses............................    8,610      7,442      6,072      5,571      4,515
  Research and Development...............      926        509        333        198         --
                                           -------    -------    -------    -------    -------
  Income from operations.................    8,497      9,534      8,066      7,030      5,002
  Interest (income) expense, net.........      107       (122)      (308)      (345)       151
  Other expense (income), net............       17       (132)        (7)        20         49
                                           -------    -------    -------    -------    -------
     Income before income tax provision,
       minority interest, cumulative
       effect of change in accounting
       principle and extraordinary
       item..............................    8,373      9,788      8,381      7,355      4,802
Income tax provision.....................    3,069      3,688      3,056      2,219      1,216
Minority interest........................       --         --         --        172        162
                                           -------    -------    -------    -------    -------
Net income...............................  $ 5,304    $ 6,100    $ 5,325    $ 4,964    $ 3,424
                                           =======    =======    =======    =======    =======
Basic earnings per share.................  $  1.18    $  1.37    $  1.21    $  1.46    $  3.05
                                           =======    =======    =======    =======    =======
Shares used in per share computation.....    4,495      4,439      4,386      3,393      1,123
                                           =======    =======    =======    =======    =======
Diluted earnings per share...............  $  1.09    $  1.25    $  1.11    $  1.12    $  1.17
                                           =======    =======    =======    =======    =======
Shares used in per share computation.....    4,869      4,865      4,799      4,446      2,933
                                           =======    =======    =======    =======    =======
Consolidated Balance Sheet Data:
  Cash and cash equivalents..............  $ 6,328    $ 5,523    $ 6,734    $12,707    $ 3,861
  Working capital........................    2,130      6,636     10,727     17,254      3,849
  Property and equipment, net............   61,333     33,575     22,089      8,517      6,506
  Total assets...........................   80,292     51,158     38,781     30,422     17,261
  Long-term debt, less current
     portion(1)..........................   15,208         --         --         --      1,905
  Total shareholders' equity.............   43,302     37,766     31,373     25,285      5,977

---------------
(1) As of March 31, 1999, includes $10,008,000 of equipment payables to be refinanced. See Note 6 of Notes to Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All references in this section to 1999, 1998 and 1997 relate to the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items from the Company's Consolidated Statements of Operations as a percentage of net sales for the periods indicated:

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                      FISCAL YEARS ENDED MARCH 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                      -------    -------    -------
Net sales...........................................   100.0%     100.0%     100.0%
Cost of sales.......................................    65.6       62.6       61.9
                                                       -----      -----      -----
Gross profit........................................    34.4       37.4       38.1
Selling, general & administrative expenses..........    16.4       15.9       16.0
Research and development............................     1.8        1.1        0.9
                                                       -----      -----      -----
Income from operations..............................    16.2       20.4       21.2
Interest (income) expense, net......................      .2        (.3)      (0.8)
Other (income) expense, net.........................      --        (.3)        --
                                                       -----      -----      -----
Income before provision for income taxes............    16.0       21.0       22.0
Provision for income taxes..........................     5.9        7.9        8.0
                                                       -----      -----      -----
Net income..........................................    10.1%      13.1%      14.0%
                                                       =====      =====      =====

  1999 Compared with 1998

     Net Sales -- Net sales were $52.4 million during 1999, an increase of 12.2% compared to net sales of $46.7 million during 1998. The year was marked by significant photomask product pricing pressures throughout the semiconductor sector. This was primarily caused by the general slowdown in chip sales throughout the semiconductor industry.

     Net Sales of U.S. operations were $29.6 million or 8% higher compared to the prior year's net sales of $27.5 million. The U.S. operations overall customer base increased as compared to the prior year. Net sales of European operations were $22.8 million or 18.1% higher compared to prior year net sales of $19.3 million. The 18% increase in European sales was effected by several factors including photomask product pricing pressures and a slow down in the release of new designs from its customers during the second half of 1999. Second half sales were down 19% from the first half of the year. Despite the slowdown, the Company moved aggressively forward with the ordering and installation of several new high end pieces of equipment. Late in the third quarter, the Company installed an ALTA 3500 laser imaging tool in Europe in order to facilitate the Company's move to manufacture higher end product including photomask products which meet .25 micron semiconductor design rules and manufacturing standards.

     Gross Profit -- Gross profit increased to $18.0 million during 1999, an increase of 3.1% as compared to $17.5 million during 1998, resulting primarily from increased sales. As a percentage of net sales, gross profit decreased to 34.4% in 1999, compared to 37.4% in 1998. The primary costs that affect gross profit are materials, labor, depreciation, and overhead. The decrease was primarily attributable to higher costs associated with depreciation, which increased 39.9% in 1999 to $6.0 million up from $4.3 million in the prior year. The Company anticipates that current and planned capital expenditures will cause fixed costs to be higher in the future.

     Selling, General and Administrative Expenses -- Selling, general and administrative expenses include salaries of sales personnel, marketing expense, general and administrative expense and product distribution expense. Selling, general and administrative expenses increased to $8.6 million during 1999, an increase of

15.7% compared to $7.4 million in 1998. As a percentage of net sales, selling, general and administrative expenses increased to 16.4% in 1999 compared with 15.9% in 1998. The increase in selling, general and administrative costs was primarily attributable to increased sales expense due to the Company addition of sales personnel which will position the Company to address its program to penetrate the high end photomask product sector of the market. The Company anticipates that selling, general and administrative costs will continue to grow, however, they are expected to remain consistent as a percentage of sales.

     Research and Development -- Research and development ("R&D") expense is comprised primarily of personnel costs, material consumption, depreciation and engineering costs. The Company spent $926,000 or 1.8% of sales in 1999 as compared with $509,000 or 1.1% in the prior year. The Company believes it will continue to spend approximately 2% of sales on R&D projects primarily relating to establishing new technologies including .25 micron, Optical Proximity Correction and Phase Shift product manufacturing capabilities. The Company anticipates that R&D expense will continue to increase in absolute dollar terms in the future reflecting its strategy of advancing technology.

     Interest Income -- Interest income was $134,000 in 1999, compared to $122,000 in 1998. The amounts for interest income are consistent from year to year as the Company maintained approximately an equivalent amount of cash throughout the year.

     Interest Expense -- Interest expense increased from zero in 1998 to $241,000 in 1999. This was entirely attributable to the Company drawing down its line of credit throughout the year. The Company anticipates that it will continue to expand upon the utilization of its line of credit and consequently interest expense is anticipated to increase significantly during the next fiscal year.

     Provision for Income Taxes -- The effective income tax rate decreased to 36.7% in 1999 from 37.7% in 1998. The slight decrease in the effective income tax rate is attributable to lower state taxes paid due to application of available credits from capital expenditure purchases.

  1998 Compared with 1997

     Net Sales -- Net sales were $46.7 million during 1998, an increase of 23% compared to net sales of $38.0 million during 1997. The increase in net sales is attributable to increased demand from the Company's customers, the acquisition of the photomask business unit of Temic and the utilization of increased capacity through the addition of several key pieces of manufacturing equipment.

     Net Sales of U.S. operations were $27.5 million or 7% higher compared to the prior year's net sales of $25.8 million. The U.S. operations overall customer base increased as compared to the prior year, but sales volume was affected by a drop in demand from thin-film head customers by 19%. Net sales of European operations were $19.3 million or 58% higher compared to prior year net sales of $12.2 million. The 58% increase in European sales was driven by an increase in the overall demand from the customer base and an increase in sales volume. European sales also include the new manufacturing facility in Heilbronn, Germany, which began operations under the Company's control beginning June 1, 1997.

     The Company, in anticipation of future sales growth, continues to invest in capital equipment to accommodate its customers who are continually enhancing their product designs to smaller and more sophisticated geometries which the Company believes helps drive the demand for photomasks. The Company intends to install additional laser core imaging systems in both the U.S. and Europe to address the demand for more advanced photomask products.

     Gross Profit -- Gross profit increased to $17.0 million during 1998, an increase of 20.6% as compared to $14.1 million during 1997, resulting primarily from higher costs associated with increased sales. As a percentage of net sales, gross profit decreased slightly to 35.9% in 1998, compared to 37.2% in 1997. The primary costs that affect gross profit are materials, labor, depreciation, and overhead. The slight decrease was primarily attributable to higher costs associated with depreciation, which increased 54.8% in 1998 to $4.3 million from $2.8 million in the prior year. The Company anticipates that with the capital expenditures planned and those already purchased fixed costs will be higher in the future.

     Selling, General and Administrative Expenses -- Selling, general and administrative expenses include salaries of sales personnel, marketing expense, general and administrative expense and product distribution expense. Selling, general and administrative expenses increased to $7.4 million during 1998, an increase of 22.6% compared to $6.1 million in 1997. As a percentage of net sales, selling, general and administrative expenses decreased slightly to 15.9% in 1998 compared with 16.0% in 1997. The increase in selling, general and administrative costs was primarily attributable to the purchase of the photomask division of Temic in June 1997. The Company anticipates that selling, general and administrative costs will continue to grow, however as a percentage of sales they will be consistent.

     Interest Income -- Interest Income decreased to $122,000 in 1998, compared to $308,000 in 1997. The decrease was attributable to lower cash balances on deposit as a result of a large capital expenditure program taking place throughout the year.

     Provision for Income Taxes -- The effective income tax rate increased to 37.5% in 1998 from 36.4% in 1997. The slight increase in the effective income tax rate is attributable to a higher income tax rate from the ARGmbH's operations compared to other manufacturing locations.

LIQUIDITY AND CAPITAL RESOURCES

     As compared to March 1998, total assets at March 31, 1999 grew 56.9% to $80.3 million and shareholders' equity grew 14.7% to $43.3 million. The Company's cash and cash equivalents increased $800,000 to $6.3 million at March 31, 1999. The increase was primarily a result of the Company drawing down $6.2 million of its available credit line to finance capital expenditures related to the construction of cleanrooms and equipment purchases in connection with the Company's expansion of manufacturing capacity in its U.S. and European manufacturing sites.

     Net cash provided by operating activities was $19.1 million in 1999, compared to $15.3 million in 1998. Operating cash flows in 1999 reflect lower net income and higher non-cash charges related to depreciation and higher accrued expense balances coupled with unpaid equipment payables at year end.

     Accounts receivable decreased slightly to $7.2 million at the end of 1999, from $7.4 million at the end of 1998. During 1999, inventories remained relatively consistent at $2.9 million at the end of 1999, compared to $2.8 million at the end of 1998. Inventory levels which consist primarily of raw materials, chemicals and supplies were adequate to support the sales growth and the expected continued increases in sales demand for the Company's products in 2000.

     Accounts payable decrease slightly to $4.2 million from $4.4 million in the prior year. The Company incurred over $33.9 million in capital expenditures throughout the year and as a consequence equipment payable of $17.6 million remain unpaid as of year end compared to $1.2 million in the prior year. The Company will utilize a combination of its existing line of credit and cash flow to pay down the equipment payable balances throughout fiscal 2000.

     In 1999, cash used in investing activities totaled $23.9 million compared to $16.8 million in 1998. The Company's capital expenditures during 1999 were the highest in the Company's history and primarily related to the construction of cleanrooms and the purchase of equipment which will support and complement new process development and higher-end products and will increase revenue generating capacity of each of its manufacturing sites located in the United States and Europe. Investments in capital equipment have been, and are anticipated to continue to be, a significant use of the Company's capital resources.

     In 1999, cash from financing activities was $5.6 million. Cash from financing activities included the net draw down of $5.2 million from its $25 million lines of credit. Obligations for equipment payables which the Company has the ability and intent to further draw down on its available lines of credit during fiscal year 2000 have been classified as long-term at March 31, 1999. Furthermore, cash from financing activities was provided by the sale of 68,592 shares of ARII's Common Stock through the exercise of stock options, which generated net proceeds of $162,989. In addition, 7,007 shares of Common Stock were issued through the Company's Employee Stock Purchase Plan which generated net proceeds of $69,229. The Company also received $149,511 of grant income from a government source in Europe.

     During the year ended March 31, 1999, the Company increased its available lines of credit from $20.0 million to $25.0 million. The lines of credit bear interest at 1.25% above LIBOR. Under the terms of these lines of credit, the Company would not be able to enter into certain transactions or declare dividends without receiving prior written consent from the bank and would be required to comply with certain financial covenants as well as maintain certain financial ratios. The above lines of credit expire on September 30, 2000, if not renewed.

     Management believes that funds generated from operations together with its cash and cash equivalents will be sufficient to meet its normal operating requirements during the coming year. If these funds prove to be insufficient, or if new opportunities require the Company to supplement its financial resources, the Company may use established credit lines with its corporate banker and or seek additional financing or pursue other sources of financing; however, there can be no assurance other sources of financing will be available at commercially viable terms, if at all.

     The Company announced in May 1999 that it had signed a non-binding letter of intent to purchase Harris Corporation's Imaging Technology Group (ITG) semiconductor business unit, a photomask manufacturer located in Melbourne, Florida. The acquisition is subject to a number of conditions, including the preparation, negotiation and approval of a definitive agreement, satisfactory completion of due diligence, obtaining required regulatory and other approvals, and final agreement on the financial terms of the transaction.

READINESS FOR YEAR 2000

     Background. As the year 2000 approaches, a critical issue has emerged regarding how existing application software programs, operating systems and embedded computer chips can accommodate the year 2000 date value. The Company has a year 2000 project team in place with overall responsibility for the Company's year 2000 compliance programs. In addition, executive management regularly monitors the status of the Company's year 2000 remediation plans.

     Project. The Company has identified potential year 2000 risks in four categories: Software Information Systems Manufacturing Engineering facilities; internal business software and information technology systems; systems other than information technology systems ("Non-IT systems"); and third-party suppliers to the Company. The Company's year 2000 project includes the following phases for the first three categories above: (1) identifying year 2000 risks;
(2) assigning priorities to identified risks; (3) testing year 2000 compliance for risks determined to be material to the Company; (4) correcting problems determined to be material and not year 2000 compliant; (5) retesting corrections that have been implemented; and (6) developing contingency plans. With respect to the Company's third-party suppliers, the Company's year 2000 project consists of the following phases: (1) contacting critical suppliers for information concerning their year 2000 readiness; (2) prioritizing suppliers as to relative importance; (3) validating supplier responses regarding year 2000 compliance.

     Assessment. The product that the Company sells to customers consist of no date related issues; therefore, the Company believes that its current product offerings are year 2000 compliant.

     Internal business software and systems consist primarily of the Company's business information systems in the United States and Europe. The Company has completed its initial year 2000 project phases with respect to its business systems, and is in the process of developing, implementing and testing the necessary modifications. The Company believes that its internal business software and systems will be year 2000 compliant. However, if the Company's business systems are not year 2000 compliant, the Company could experience interruptions to its production process, development programs and general business operations. The Company has been advised by the suppliers of its manufacturing equipment, which consist primarily of micro-lithography writing tools, process and inspection tools in the various buildings the Company occupies, that such systems are year 2000 compliant.

     Third-party suppliers provide raw materials and in some case manufacturing services incorporated by the Company into the products and systems it sells. The Company is requiring that each of its key suppliers certify whether they are year 2000 compliant. The Company has also prioritized its suppliers as critical or non-critical to the Company's business. Based on information received from these suppliers, the Company estimates that approximately 80% of its critical suppliers are presently year 2000 compliant. The Company plans to monitor its critical suppliers and either develop alternate sources or increase inventory levels prior to the year 2000 for those suppliers considered to be at risk of not achieving year 2000 compliance. However, there can be no assurance that such alternate sources will be available or that adequate inventory levels will be attainable if necessary, and the Company could experience raw materials and or parts shortages and production interruptions if one or more key third-party suppliers experience year 2000 problems.

     Costs. Incremental costs of the Company's year 2000 project have primarily consisted of upgrades to the Company's existing manufacturing and inspection equipment. Such costs in the aggregate have not been material to the Company's financial position, results of operations or cash flows. The balance of the effort for the Company's year 2000 project has been by employees of the Company whose costs for this project are not tracked separately. The Company currently believes that costs for the remainder of the year 2000 compliance project will not be material to the Company's financial position, results of operations or cash flows.

     Risks. The Company's results of operations, financial condition and cash flows could be materially and adversely affected if the Company or any of its critical suppliers or customers do not achieve year 2000 compliance. Although the Company's year 2000 compliance project is expected to minimize the Company's risks of experiencing a year 2000 problem, inherent risks and uncertainties exist despite the Company's efforts. There can be no assurance that a failure on the part of the Company, its products, its suppliers or its customers will not be disruptive to the Company's business. As a result of these uncertainties the Company is unable to determine at this time whether the consequences of year 2000 failures will have a material effect on the Company's results of operations, financial condition or cash flows.

FOREIGN OPERATIONS AND INFLATION

     Foreign operations are subject to certain risks inherent to conducting business abroad, including product prices and currency exchange controls, fluctuation in the relative value of currencies and restrictive governmental actions. Changes in the relative value of currencies occur from time to time and may, in certain instances, have a material adverse effect on the Company's results of operations and cash flows. The Company does not hedge foreign currency risks, and the effects of these risks are difficult to predict. The risks associated with foreign operations have not, to date, had a material adverse impact on the Company's results of operations and cash flows. There can, however, be no assurance that such risks will not have a material adverse impact on the Company's financial position, results of operations, and cash flows in the future. See Note 14 of Notes to Consolidated Financial Statements for segment information concerning the Company's operations.

     The effects of inflation are experienced by the Company through increases in the cost of labor, services and raw materials. In general, these costs have been anticipated and were offset to some degree by periodic increases in the prices of its products and or higher manufacturing capacity utilization rates. The Company does not believe, however, that inflation has had a material effect on the results of operations in the past. There can be no assurance that the Company's financial position, results of operations and cash flows will not be materially affected by the effects of inflation any trends in the future.

EURO CONVERSION

     A single currency called the euro was introduced in Europe in January 1, 1999. Eleven of the fifteen member countries of the European Union ("EU") adopted the euro as their common legal currency as of that date. Fixed conversion rates between these participating countries' existing currencies (the "legacy currencies") and the euro were established as of that date. The legacy currencies will remain legal tender as denominations of the euro until at least 2002 (but not later than July 1, 2002). During this transition period, parties may settle transactions using either the euro or participating country's legal currency.

     The Company is still in the process of evaluating the effect, if any, of the euro on its pricing of products in the eleven participating countries. The Company does not expect a material impact on its results of operations from foreign currency gains or losses as a result of its transition to the euro as the functional currency for its subsidiaries based in EU countries.

FORWARD LOOKING STATEMENTS

     The preceding "Business" section and this "Management's Discussion and Analysis of Financial Conditions and Results of Operations" section contain various "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which represent the Company's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position and cash flows to differ materially, including the following: the Company's belief that total photomask production in the United States and Europe will continue to expand in 1999; the Company's belief that the custom integrated circuit manufacturing segment of the market represents a growing market; the Company's belief that outsourcing of photomask manufacturing will continue in the future; the Company's belief that European demand will continue to be strong going forward; the Company's potential expansion in certain international markets and any corresponding increase in manufacturing capacity; the Company's expectation that it will be able to finance such capital expenditures and, any other expansion, with existing funds and funds generated from operations and its available lines of credit; the Company's intention to expand its laser beam imaging capabilities by installing two Etec Alta 3500 systems and the belief that such systems will allow the Company to meet the requirements imposed by .25 micron photomask production, and the Company's intention to assess and modify its computer software systems to ensure that they are Year 2000 compliant; and the Company's belief that it anticipates selling, general and administrative costs as a percentage of net sales to remain consistent.

     The Company cautions that the above statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including, without limitation, the following: a change in economic conditions in the Company's markets which could adversely affect the level of demand for the Company's products; failure of the Company to anticipate, respond to or utilize changing technologies used in the production of photomasks; greater than anticipated competition; manufacturing difficulties or capacity limitations; shortage of raw materials; delays in the delivery of recently purchased manufacturing equipment to the Company; greater than anticipated capital investment requirements; and currency fluctuations or changes in political conditions with respect to the Company's foreign operations.

ITEM 7A -- QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's operations include manufacturing and sales activities in the U.S. and Europe. As a result, the Company's financial results could be affected by factors such as change in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company operates. The Company's operating results are exposed to changes in exchange rates between the U.S. dollar and various foreign currencies, including the British pound and the German mark. When the U.S. dollar strengthens against these currencies, the value of the nonfunctional currency sales decrease. When the U.S. dollar weakens, the functional currency amount of sales increases.

INTEREST RATE RISK

     The Company does not hold financial instruments for trading or speculative purposes. The financial assets of the Company are not subject to significant interest rate risk due to their short duration. The financial liabilities of the Company that are subject to interest rate risk are its long-term debt (principally its lines of credit expiring in September 2000). The Company does not use any derivatives or similar instruments to manage its interest rate risk. A 90 basis-point increase in interest rates affecting the Company's financial instruments would have an immaterial effect on the Company's 1998 and 1997 pretax earnings.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                              PAGE NO.
                                                              --------
Report of Independent Accountants...........................     18
Financial Statements:
  Consolidated Balance Sheets at March 31, 1999 and 1998....     19
  For the years ended March 31, 1999, 1998, and 1997:
     Consolidated Statements of Operations..................     20
     Consolidated Statements of Comprehensive Income........     21
     Consolidated Statements of Shareholders' Equity........     22
     Consolidated Statements of Cash Flows..................     23
Notes to Consolidated Financial Statements..................     24
Supporting Consolidated Financial Statement Schedule:
     Report of Independent Accountants on Financial
      Statement Schedule....................................     36
     Schedule II. Valuation and Qualifying Accounts.........     37

     Schedules other than those listed above have been omitted since they are not required, are not applicable, or the required information is shown in the consolidated financial statements or related notes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Align-Rite International, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity, cash flows and comprehensive income present fairly, in all material respects, the financial position of Align-Rite International, Inc. and its subsidiaries (the "Company) at March 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Los Angeles, California
May 28, 1999

                         ALIGN-RITE INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     AT MARCH 31,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $ 6,328,191    $ 5,523,416
  Accounts receivable, less allowance for doubtful accounts
     of $458,157 and $278,495 at March 31, 1999 and 1998,
     respectively...........................................    7,171,122      7,395,086
  Inventories...............................................    2,882,010      2,783,070
  Prepaid and other current assets..........................      141,918        212,395
  Deferred taxes............................................    1,176,152        622,219
                                                              -----------    -----------
          Total current assets..............................   17,699,393     16,536,186
  Property and equipment, net...............................   61,332,883     33,574,694
  Intangible assets, less accumulated amortization of
     $106,456 and $50,211 at March 31, 1999 and 1998,
     respectively...........................................      808,840        915,296
  Other assets..............................................      355,251        131,986
  Deferred tax asset, non-current...........................       95,271             --
                                                              -----------    -----------
          Total assets......................................  $80,291,638    $51,158,162
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $ 4,181,964    $ 4,371,569
  Equipment payables, current portion.......................    7,636,000      1,200,000
  Accrued expenses and other current liabilities............    3,328,260      2,927,039
  Taxes payable.............................................      422,678      1,401,983
                                                              -----------    -----------
          Total current liabilities.........................   15,568,902      9,900,591
  Equipment payables, long-term portion.....................   10,008,000             --
  Deferred taxes............................................    5,355,680      2,792,938
  Other liabilities.........................................      856,804        698,301
  Long-term debt............................................    5,200,000             --
  Commitments and contingencies
  Shareholders' equity:
     Common stock -- $.01 par value
     Authorized -- 35,000,000 shares; 4,539,579 and
      4,463,980 shares issued and outstanding at March 31,
      1999 and 1998, respectively...........................       45,396         44,640
  Additional paid-in-capital................................   19,045,282     18,589,170
  Retained earnings.........................................   24,098,121     18,794,209
  Accumulated other comprehensive income....................      113,453        338,313
                                                              -----------    -----------
          Total shareholders' equity........................   43,302,252     37,766,332
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $80,291,638    $51,158,162
                                                              ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            FOR THE YEARS ENDED MARCH 31,
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
Net sales...........................................  $52,442,520    $46,721,054    $38,000,597
Cost of sales.......................................   34,410,436     29,235,531     23,530,297
                                                      -----------    -----------    -----------
          Gross profit..............................   18,032,084     17,485,523     14,470,300
Selling, general and administrative expenses........    8,609,775      7,442,474      6,072,166
Research and development............................      926,000        509,000        333,000
                                                      -----------    -----------    -----------
          Income from operations....................    8,496,309      9,534,049      8,065,134
Interest expense....................................      240,602             --             --
Interest income.....................................     (133,614)      (121,776)      (308,531)
Other expense (income), net.........................       16,742       (132,239)        (7,562)
                                                      -----------    -----------    -----------
  Income before provision for income taxes..........    8,372,579      9,788,064      8,381,227
Income tax provision................................    3,068,667      3,687,563      3,056,440
                                                      -----------    -----------    -----------
Net income..........................................  $ 5,303,912    $ 6,100,501    $ 5,324,787
                                                      ===========    ===========    ===========
Basic earnings per share............................  $      1.18    $      1.37    $      1.21
                                                      ===========    ===========    ===========
Shares used in per share computation................    4,495,200      4,439,147      4,386,387
                                                      ===========    ===========    ===========
Diluted earnings per share..........................  $      1.09    $      1.25    $      1.11
                                                      ===========    ===========    ===========
Shares used in per share computation................    4,869,419      4,865,176      4,798,753
                                                      ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                             FOR THE YEARS ENDED MARCH 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
Net income............................................  $ 5,303,912    $6,100,501    $5,324,787
Other comprehensive income:
  Foreign currency translation adjustments............     (224,860)       (9,686)      304,740
                                                        -----------    ----------    ----------
Comprehensive income..................................  $ 5,079,052    $6,090,815    $5,629,527
                                                        ===========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1999, 1998 AND 1997

                                                                                        ACCUMULATED
                                        COMMON STOCK       ADDITIONAL                      OTHER           TOTAL
                                     -------------------    PAID-IN-      RETAINED     COMPREHENSIVE   SHAREHOLDERS'
                                      SHARES     AMOUNT      CAPITAL      EARNINGS        INCOME          EQUITY
                                     ---------   -------   -----------   -----------   -------------   -------------
Balance at March 31, 1996..........  4,346,415   $43,464   $17,828,915   $ 7,368,921     $ 43,259       $25,284,559
  Net income.......................         --        --            --     5,324,787           --         5,324,787
  Exercise of stock options........     64,257       643        83,578            --           --            84,221
  Issuance of Common Stock in
     connection with employee stock
     purchase plan purchases.......      5,116        51        47,784            --           --            47,835
  Compensation related to stock
     options granted...............         --        --       110,616            --           --           110,616
  Tax benefit resulting from
     exercise of options...........         --        --       215,747            --           --           215,747
  Translation adjustments..........         --        --            --            --      304,740           304,740
                                     ---------   -------   -----------   -----------     --------       -----------
Balance at March 31, 1997..........  4,415,788    44,158    18,286,640    12,693,708      347,999        31,372,505
  Net income.......................         --        --            --     6,100,501           --         6,100,501
  Exercise of stock options........     41,172       412        82,745            --           --            83,157
  Issuance of Common Stock in
     connection with employee stock
     plan purchases................      7,020        70        67,813            --           --            67,883
  Compensation related to stock
     options granted...............         --        --       110,616            --           --           110,616
  Tax benefit resulting from
     exercise of options...........         --        --        41,356            --           --            41,356
  Translation adjustments..........         --        --            --            --       (9,686)           (9,686)
                                     ---------   -------   -----------   -----------     --------       -----------
Balance at March 31, 1998..........  4,463,980    44,640    18,589,170    18,794,209      338,313        37,766,332
  Net income.......................                                        5,303,912                      5,303,912
  Exercise of stock options........     68,592       686       162,303            --           --           162,989
  Issuance of Common Stock in
     connection with employee stock
     plan purchases................      7,007        70        69,159            --           --            69,229
  Compensation related to stock
     options granted...............         --        --       110,616            --           --           110,616
  Tax benefit resulting from
     exercise of options...........         --        --       114,034            --           --           114,034
  Translation adjustments..........         --        --            --            --     (224,860)         (224,860)
                                     ---------   -------   -----------   -----------     --------       -----------
Balance at March 31, 1999..........  4,539,579   $45,396   $19,045,282   $24,098,121     $113,453       $43,302,252
                                     =========   =======   ===========   ===========     ========       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          FOR THE YEARS ENDED MARCH 31,
                                                   --------------------------------------------
                                                       1999            1998            1997
                                                   ------------    ------------    ------------
Cash flows from operating activities:
  Net income.....................................  $  5,303,912    $  6,100,501    $  5,324,787
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............     5,989,157       4,280,554       2,773,946
     Deferred tax provision......................     1,913,538       1,203,388         860,328
     Bad debt expense............................       179,662           7,002              --
     Gain on sale of property and equipment......            --              --          (9,543)
     Compensation related to stock options
       granted...................................       110,616         110,616         110,616
Changes in assets and liabilities:
  Accounts receivable trade and other............        18,306      (1,283,994)        (21,197)
  Inventories....................................      (108,184)       (604,130)       (312,192)
  Prepaids and other assets......................      (153,929)        883,354         (59,128)
  Trade accounts payable.........................      (136,068)        702,438         230,377
  Equipment payables.............................     6,435,000       1,200,000              --
  Accrued expenses and other current
     liabilities.................................      (420,961)      2,689,525       1,197,086
                                                   ------------    ------------    ------------
          Net cash provided by operating
            activities...........................    19,131,049      15,289,254      10,095,080
                                                   ------------    ------------    ------------
Cash flows from investing activities:
  Purchase of property and equipment.............   (23,886,405)    (14,300,383)    (16,001,528)
  Payments for business acquisition, net of cash
     received....................................            --      (2,467,000)             --
  Proceeds from the sale of property and
     equipment...................................            --              --          12,000
                                                   ------------    ------------    ------------
          Net cash used in investing
            activities...........................   (23,886,405)    (16,767,383)    (15,989,528)
                                                   ------------    ------------    ------------
Cash flows from financing activities:
  Proceeds from line of credit...................     6,200,000              --              --
  Principal payments on line of credit...........    (1,000,000)             --              --
  Proceeds from stock options exercised..........       162,989          83,157          84,221
  Proceeds from sale of stock under employee
     stock purchase plan.........................        69,229          67,883          47,835
  Grant income received..........................       149,511         119,731              --
                                                   ------------    ------------    ------------
          Net cash provided by financing
            activities...........................     5,581,729         270,771         132,056
                                                   ------------    ------------    ------------
Effect of exchange rate on cash..................       (21,598)         (2,956)       (210,835)
                                                   ------------    ------------    ------------
Net increase (decrease) in cash..................       804,775      (1,210,314)     (5,973,227)
Cash and cash equivalents, beginning of year.....     5,523,416       6,733,730      12,706,957
                                                   ------------    ------------    ------------
Cash and cash equivalents, end of year...........  $  6,328,191    $  5,523,416    $  6,733,730
                                                   ============    ============    ============
Supplemental disclosures of cash flow
  information:
Cash paid during the year for:
  Interest.......................................  $    211,111              --              --
  Income taxes...................................  $  1,819,397    $  1,970,600    $  1,876,000
Non-cash activities:
  Tax benefit related to stock options...........  $    114,034    $     41,356    $    215,747
  Equipment purchases to be refinanced under
     available lines of credit...................  $ 10,008,000              --              --

  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. BUSINESS AND BASIS OF CONSOLIDATION:

     The Consolidated Financial Statements include the accounts of Align-Rite International, Inc. ("ARII"), a California corporation, incorporated on April 27, 1995, and its wholly-owned subsidiaries, Align-Rite International Limited ("ARI"), Align-Rite Corporation ("ARC"), and Align-Rite Limited ("ARL"), Align-Rite B.V. ("ARBV") and Align-Rite GmbH ("ARGmbH"). The principal activity of ARII, ARI and ARBV is that of holding companies into which their respective subsidiaries are consolidated. ARII and its subsidiaries are collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated.

     The Company manufactures quality photomasks in the United States and Europe. Photomasks are required for the manufacture of virtually all integrated circuits, which are essential components in consumer and industrial electronic products. Photomasks are precision photographic quartz or glass plates containing microscopic images of integrated circuits. The Company images integrated circuit patterns onto photomasks using electron beam, laser beam and optical microlithography methods at its manufacturing facilities in Burbank, California, Bridgend, Wales and Heilbronn, Germany.

     The Company maintains a policy and practice of restricting ARC from paying dividends or making certain other distributions in order to minimize tax consequences resulting from its current corporate structure.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

  Inventories

     Inventories consist primarily of raw materials and are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis. Management periodically reviews the composition of inventory in order to identify obsolete, slow moving or otherwise unsaleable items. If such items are observed and there are no alternative uses of the inventory, the Company will take a write-down to net realizable value in the period that the units are identified as impaired. Historically, inventory write-downs have been insignificant and consistently within management's expectations.

     The Company purchases a majority of its raw materials from a foreign supplier. The Company does not hedge foreign currency risks.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, ranging from three to ten years. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions. Leasehold improvements are amortized over the shorter of the life of the lease or the improvement. Maintenance and repairs are charged to expense as incurred while renewals and

                         ALIGN-RITE INTERNATIONAL, INC.

improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation or amortization with any resulting gain or loss included in the Statement of Operations.

  Intangible and Other Long-lived Assets

     Intangible assets consist primarily of goodwill, and are amortized on a straight-line basis over 15 years.

     The carrying values of intangible and other long-lived assets are reviewed quarterly to determine if any impairment indicators are present. If it is determined that such indicators are present and the review indicates that the assets will not be recoverable, in whole or in part, based on undiscounted estimated cash flows over the remaining amortization period, their carrying values are reduced to estimated fair market value. Impairment indicators include, among other conditions, cash flow deficits, an historic or anticipated decline in revenues or operating profit, adverse legal or regulatory developments, and a material decrease in the fair value of some or all of the assets.

  Research and Development

     Research and development costs are expensed as incurred.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Revenue Recognition

     The Company recognizes revenue when the title to goods passes to the customer, generally upon shipment. The Company provides an accrual for estimated volume discounts for certain customers at the time of shipment and adjusts this accrual as needed based upon actual results.

  Net Income Per Common Share

     Net income per common share ("basic EPS") is computed by dividing net income available to common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. The computation of net income per common share -- assuming dilution ("diluted EPS") is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

  Accounting for Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, at the date of grant, between the fair value of the Company's Common Stock and the exercise price. Pursuant to the provision of APB No. 25 and its related interpretations, the Company treats all members of the Board of Directors as functionally equivalent employees and, accordingly, no

                         ALIGN-RITE INTERNATIONAL, INC.

compensation expense is recorded for stock option awards to such individuals if the exercise price of the stock option equals the market value of the underlying stock on the date of grant.

  Translation of Foreign Currencies

     Translation of foreign currencies is accounted for using the local currency as the functional currency of the Company's foreign subsidiaries. All assets and liabilities are translated at exchange rates in effect on the balance sheet dates while revenues and expenses are translated at average rates in effect for the period. The resulting gains and losses are included in a separate component of shareholders' equity. Realized gains (losses) on foreign currency transactions are reflected in net income and were not significant for 1999, 1998 and 1997.

  Comprehensive Income

     In 1998, the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 130, "Reporting Comprehensive Income," and accordingly has included a separate Statement of Comprehensive Income. Comprehensive income generally represents all changes in shareholders' equity during the period except those resulting from investments by, or distributions to, shareholders.

  Segment Information

     In 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of a Business Enterprise and Related Information. "SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information. See
Note 15.

  Reclassifications

     Certain amounts in the prior year financial statements have been reclassified to conform with the current year classifications.

 3. INVENTORIES:

     Inventories, by component, consist of the following at March 31:

                                                                 1999          1998
                                                              ----------    ----------
Raw materials...............................................  $2,700,400    $2,531,358
Work-in-process.............................................      91,465       123,873
Supplies....................................................      90,145       127,839
                                                              ----------    ----------
                                                              $2,882,010    $2,783,070
                                                              ==========    ==========

                         ALIGN-RITE INTERNATIONAL, INC.

 4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at March 31:

                                                               1999           1998
                                                            -----------    -----------
Plant and machinery.......................................  $69,943,388    $49,678,066
Leasehold improvements....................................    1,628,692      1,453,590
Furniture and fixtures....................................    2,712,634      4,038,457
                                                            -----------    -----------
                                                             74,284,714     55,170,113
Less, accumulated depreciation and amortization...........  (27,669,910)   (22,235,256)
                                                            -----------    -----------
                                                             46,614,804     32,934,857
Construction in progress..................................   14,718,079        639,837
                                                            -----------    -----------
                                                            $61,332,883    $33,574,694
                                                            ===========    ===========

     At March 31, 1999 and 1998, the Company had approximately $15,300,000 and $13,700,000, respectively, of fully depreciated assets still in use.

 5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

     Accrued and other current liabilities consists of the following at March
31:

                                                                 1999          1998
                                                              ----------    ----------
Volume discounts............................................  $  766,455    $  450,250
Bonuses.....................................................      81,995       362,657
Vacation and payroll........................................   1,191,395     1,068,987
Deferred revenue............................................      50,982       178,176
Audit and legal fees........................................     245,717       221,516
Sales tax payable...........................................     673,134       116,903
Other.......................................................     318,582       528,550
                                                              ----------    ----------
                                                              $3,328,260    $2,927,039
                                                              ==========    ==========

 6. LONG-TERM DEBT:

     ARC maintains a line of credit agreement with a bank to obtain financing of up to $15,000,000 at a variable interest rate, equal to 1.25% above the bank's LIBOR rate (4.97% at March 31, 1999), per annum, expiring on September 30, 2000, if not extended. The line of credit is guaranteed by ARII and ARI and has certain restrictions and requirements relating to, among other things: prohibition of dividend declarations or payments, prohibition of the repurchase of the Company's common stock, maintenance of properties and insurance, the maintenance of certain financial ratios, and the limitations on additional borrowings, additional loans, liens and encumbrances assumed, and the transfer of assets. During the year ended March 31, 1999, the Company borrowed $6,200,000, of which $5,200,000 remained outstanding at March 31, 1999. All borrowings plus accrued interest, if any, are due upon expiration of this line of credit.

     Additionally, ARII maintains a line of credit agreement with a bank to obtain financing of up to $10,000,000 at a variable interest rate, equal to 1.25% above the bank's LIBOR rate, per annum, expiring on September 30, 2000, if not extended. The line of credit is guaranteed by ARC and ARI. This agreement contains similar restrictive covenants to those described in the ARC line of credit agreement above. At March 31, 1999, no amounts were outstanding under this agreement.

                         ALIGN-RITE INTERNATIONAL, INC.

     The Company intends to refinance equipment payables of $10,008,000 that were outstanding as of March 31, 1999 utilizing the above lines of credit. Accordingly, this amount has been classified as a non-current liability at March 31, 1999.

 7. INCOME TAXES:

     The components of the United States and foreign income before provision for income taxes and minority interest and the components of the provisions for income taxes are as follows:

                                                     FOR THE YEARS ENDED MARCH 31,
                                                 --------------------------------------
                                                    1999          1998          1997
                                                 ----------    ----------    ----------
Income before provision for income taxes and
  minority interest:
     United States.............................  $4,458,235    $5,231,768    $5,054,202
     Foreign...................................   3,914,344     4,556,296     3,327,025
                                                 ----------    ----------    ----------
          Total................................  $8,372,579    $9,788,064    $8,381,227
                                                 ==========    ==========    ==========
Provision for income taxes:
  Current
     Federal...................................  $  262,523    $  881,122    $1,467,145
     State.....................................       1,600         1,600         1,600
     Foreign...................................     891,006     1,601,453       727,367
                                                 ----------    ----------    ----------
                                                  1,155,129     2,484,175     2,196,112
  Deferred
     Federal...................................   1,136,708       972,350       724,177
     State.....................................     312,054       (30,704)     (152,593)
     Foreign...................................     464,776       261,742       288,744
                                                 ----------    ----------    ----------
                                                  1,913,538     1,203,388       860,328
                                                 ----------    ----------    ----------
          Total................................  $3,068,667    $3,687,563    $3,056,440
                                                 ==========    ==========    ==========

     The difference between the Company's effective income tax rate and the United States federal statutory rate are as follows:

                                                               FOR THE YEARS ENDED
                                                                    MARCH 31,
                                                             ------------------------
                                                             1999      1998      1997
                                                             ----      ----      ----
Federal statutory rate.....................................  34.0%     34.0%     34.0%
State taxes, net of federal benefit........................   2.5%     (0.2)%      --
Other......................................................   0.2%      3.9%      2.5%
                                                             ----      ----      ----
          Total............................................  36.7%     37.7%     36.5%
                                                             ====      ====      ====

                         ALIGN-RITE INTERNATIONAL, INC.

     The components of temporary differences which give rise to the Company's net deferred taxes at March 31, 1999 and 1998 are as follows:

                                                               1999           1998
                                                            -----------    -----------
Deferred tax assets:
  State tax credits.......................................  $   621,648    $   426,991
  Inventory capitalization................................      225,369             --
  AMT credit..............................................      233,000             --
  Foreign accrued interest................................      497,583        462,514
  Deferred revenue........................................      212,114             --
  Net operating losses....................................      164,854         29,372
  Other...................................................      430,021        307,131
                                                            -----------    -----------
                                                              2,384,589      1,226,008
  Valuation allowance.....................................           --        (29,372)
                                                            -----------    -----------
  Gross deferred tax assets...............................    2,384,589      1,196,636

Deferred tax liabilities:
  Depreciation and amortization...........................   (6,409,606)    (3,306,394)
  Other...................................................      (59,240)       (60,961)
                                                            -----------    -----------
  Gross deferred tax liabilities..........................   (6,468,846)    (3,367,355)
                                                            -----------    -----------
  Net deferred taxes......................................  $(4,084,257)   $(2,170,719)
                                                            ===========    ===========

     As a result of the Company's earnings history, management believes that a valuation allowance for the Company's gross deferred tax assets was not required at March 31, 1999. A valuation allowance of $29,372 was provided at March 31, 1998 based primarily on carryforward amounts which were not expected to be utilized by the foreign entity relating to capital leases and net operating loss carryforwards.

     At March 31, 1999, the Company had a federal operating loss carryforward of approximately $165,000 which begins to expire in 2019. For State Franchise Tax purposes in 1999 and 1998, the Company generated excess California prior year manufacturers' investment credits of approximately $622,000 and $430,000, respectively; these credits begin expiring in 2005.

 8. COMMITMENTS AND CONTINGENCIES:

     The Company leases its facilities and certain equipment under noncancelable operating leases expiring through March 2006. The facility leases require the Company to maintain and repair the leased premises and pay its pro rata share of increases in real property taxes over the base year. All leases provide for renewal options and are subject to consumer price index adjustments at various times during the lease or renewal periods.

                         ALIGN-RITE INTERNATIONAL, INC.

     Future minimum lease payments related to noncancelable operating leases at March 31, 1999 are summarized below:

                                                              OPERATING
                                                                LEASES
                                                              ----------
2000........................................................  $  873,545
2001........................................................     675,203
2002........................................................     648,511
2003........................................................     667,713
2004........................................................     668,863
Thereafter..................................................   2,050,369
                                                              ----------
                                                              $5,584,204
                                                              ==========

     Rent expense for the years ended March 31, 1999, 1998 and 1997 was $1,013,571, $847,254 and $489,991, respectively.

 9. NET INCOME PER COMMON SHARE

     In 1998, the Company adopted SFAS No. 128, "Earnings Per Share." This statement requires dual presentation of newly defined basic and diluted earnings per shares ("EPS") on the face of the income statement for all entities with complex capital structures. The following table provides a reconciliation of the numerators and denominators of the basic and diluted per share computations for the years ended March 31, 1999, 1998 and 1997:

                                                   INCOME          SHARES        PER SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------

Year Ended March 31, 1999:
  Basic EPS....................................  $5,303,912       4,495,200        $1.18
  Effect of dilutive securities:
     Stock Options.............................          --         374,219
                                                 ----------       ---------
  Diluted EPS..................................  $5,303,912       4,869,419        $1.09
                                                 ==========       =========
Year Ended March 31, 1998:
  Basic EPS....................................  $6,100,501       4,439,147        $1.37
  Effect of dilutive securities:
     Stock Options.............................          --         426,029
                                                 ----------       ---------
  Diluted EPS..................................  $6,100,501       4,865,176        $1.25
                                                 ==========       =========
Year Ended March 31, 1997:
  Basic EPS....................................  $5,324,787       4,386,387        $1.21
  Effect of dilutive securities:
     Stock Options.............................          --         412,366
                                                 ----------       ---------
  Diluted EPS..................................  $5,324,787       4,798,753        $1.11
                                                 ==========       =========

     The computation of Diluted EPS excludes the effect of unexercised anti-dilutive securities. The numbers of such securities excluded were approximately 189,000, 138,000 and 136,000 for the years ended March 31, 1999, 1998 and 1997, respectively.

10. RETIREMENT PLANS:

     Effective October 1, 1994, ARC established a qualified 401(k) Profit Sharing Plan (the "Plan") available to all employees who meet the Plan's eligibility requirements. Employees can elect to contribute from 1% to 15% of their earnings to the Plan. This Plan, which is a defined contribution plan, provides that ARC will, at its discretion, make contributions to the Plan on a periodic basis. Additionally, the employer will

                         ALIGN-RITE INTERNATIONAL, INC.

match 25% of the first 6% of the employees contribution, which amounts vest over five years. Terminations and forfeitures from the Plan are used to reduce the employer's contribution. ARC made contributions to the Plan of $80,241, $68,380 and $48,241 in 1999, 1998, and 1997.

     In the United Kingdom, two defined contribution plans exist: the Standard Life Pension Scheme and the Standard Life Executive Pension Scheme (the "Plans"). The Plans are Inland Revenue approved plans. ARL contributes between 4% and 10% of the employees current salary for all member employees and contributes 8% for one employee in regards to the Executive Scheme. Membership in the Plans is subject to a qualifying period to be specified for each individual. Employer contributions to the Plans in 1999, 1998 and 1997 were $88,310, $66,438 and $22,423, respectively.

11. EMPLOYEE STOCK PURCHASE PLAN

     The Company has an Employee Stock Purchase Plan which enables substantially all employees to purchase shares of Common Stock on annual offering dates at a purchase price of 85% of the fair market value of the shares on the grant date or, if lower, 85% of the fair market value of the shares on the exercise date. A maximum of 75,000 shares are authorized for subscription, of which 7,007, 7,020 and 5,116 shares were purchased in the fourth quarter of 1999, 1998 and 1997 at $9.88, $9.67 and $9.35 per share, respectively.

12. STOCK OPTION PLANS:

     ARI adopted an Employee Share Option Scheme in 1987 (the "1987 Plan"), in which share options were granted to executives and key employees to purchase ARI's Ordinary Shares. After giving effect to the Company's initial public offering, 354,625 options were outstanding and exercisable. As of March 31, 1999, the Company had 166,165 shares outstanding under the 1987 Plan. Upon exercise, these shares are exchangeable on a one-for-one basis with the Common Stock of the Company. No future grants of options under the 1987 Plan will be made. Options granted prior to August 31, 1994 expire ten years from the date of grant. Options granted subsequent to August 31, 1994 expire five years from the date of grant. Options automatically expire thirty days after termination of employment.

     In April 1995, the Company and its shareholders adopted a Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, awards of any combination of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights and performance shares may be granted to executives and key employees to purchase 415,000 shares of the Company's Common Stock. An additional 150,000 awards were authorized for grant in September of 1998.

     Incentive stock options shall be no less than 100% of the fair market value of the Company's Common Stock on the date of grant (110% if granted to an employee who owns 10% or more of the Common Stock). No incentive stock option may be granted to anyone other than a full-time employee of the Company. Options expire ten years after the date of grant and automatically expire ninety days after termination of employment.

                         ALIGN-RITE INTERNATIONAL, INC.

     A summary of the status of the Company's stock options as of March 31, 1999, 1998 and 1997, and the changes during the years ended on those dates, are presented below:

                                         1999                    1998                    1997
                                 --------------------    --------------------    --------------------
                                            WEIGHTED                WEIGHTED                WEIGHTED
                                 NUMBER      AVERAGE     NUMBER      AVERAGE     NUMBER      AVERAGE
                                   OF       PRICE PER      OF       PRICE PER      OF       PRICE PER
                                 SHARES       SHARE      SHARES       SHARE      SHARES       SHARE
                                 -------    ---------    -------    ---------    -------    ---------
Balance, beginning.............  564,075     $ 4.21      547,762     $ 2.83      596,521     $ 2.43
Options granted................   87,295     $12.71       58,500     $15.56       18,500     $11.30
Options canceled...............  (20,051)    $15.26       (1,015)    $ 2.20       (3,002)    $ 8.25
Options exercised..............  (68,592)    $ 2.38      (41,172)    $ 2.06      (64,257)    $ 1.31
                                 -------                 -------                 -------
Balance, end...................  562,727     $ 5.33      564,075     $ 4.21      547,762     $ 2.83
                                 =======                 =======                 =======
Options exercisable at
  year-end.....................  402,087     $ 4.13      417,307     $ 2.97      414,652     $ 2.11
                                 =======                 =======                 =======
Weighted average fair value of
  options granted during the
  year.........................              $ 9.86                  $ 9.02                  $ 4.32
                                             ======                  ======                  ======
Options available for grant....  156,927
                                 =======

     The following table summarizes information about stock options outstanding at March 31, 1999:

                                                            OUTSTANDING                 EXERCISABLE
                                                  --------------------------------   ------------------
                                                             WEIGHTED
                                                              AVERAGE     WEIGHTED             WEIGHTED
                                                             REMAINING    AVERAGE              AVERAGE
                                                            CONTRACTUAL   EXERCISE             EXERCISE
              EXERCISE PRICE RANGE                SHARES       LIFE        PRICE     SHARES     PRICE
              --------------------                -------   -----------   --------   -------   --------
$0 to $5.00.....................................  392,561       4.0        $ 2.22    314,583    $ 1.94
$5.01 to $10.00.................................   27,171       7.0        $ 8.31     26,671    $ 8.29
$10.01 to $15.00................................  108,995       9.0        $12.45     43,165    $12.56
$15.01 to $20.00................................   34,000       8.5        $16.14     17,668    $16.18
                                                  -------                            -------
  $0 to $20.00..................................  562,727       5.4        $ 5.33    402,087    $ 4.13
                                                  =======                            =======

     The fair value of options granted during 1999, 1998 and 1997 approximated $861,000, $323,000 and $196,000, respectively, on the dates of grants using the Black-Scholes option-pricing model with the following assumptions: (i) divided yield of 0%, (ii) expected volatility of 62%, 61% and 40% for 1999, 1998 and 1997, respectively, (iii) weighted average risk-free interest rates of 5.25%, a range between 6.1% to 6.6% and 6.5% for 1999, 1998 and 1997, respectively, (iv) weighted average expected life of 10.0, 5.0 and 5.0 years for 1999, 1998 and 1997, respectively and (v) assumed forfeiture rate of 0%, 1% and 1% for 1999, 1998 and 1997, respectively.

                         ALIGN-RITE INTERNATIONAL, INC.

     Had compensation costs for the Company's stock option and purchase plans been determined based upon the methodology prescribed under SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts below:

                                                              UNAUDITED
                                                              PRO FORMA
                                                              ----------
Year Ended March 31, 1999
  Net income................................................  $4,434,457
  Basic earnings per share..................................        0.99
  Diluted earnings per share................................        0.91
Year Ended March 31, 1998
  Net income................................................  $5,636,065
  Basic earnings per share..................................        1.27
  Diluted earnings per share................................        1.16
Year Ended March 31, 1997
  Net income................................................  $5,128,821
  Basic earnings per share..................................        1.17
  Diluted earnings per share................................        1.07

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts, and additional awards in future years are anticipated.

     Options granted in connection with the 1987 Plan and 1995 Plan were at exercise prices denominated in British pounds and U.S. dollars, respectively. The price per share for options issued prior to April 1, 1995, in terms of U.S. dollars, using the March 31, 1997 exchange rate, ranged from $.82 to $2.82.

     On July 25, 1995, the Company granted 111,396 options at an exercise price of $3.32 per share to the Chairman and Chief Executive Officer which vest at a rate of 10% per year except the last installment which vests 60 days prior to the tenth anniversary of the grant. Additionally, any unvested options will automatically vest in the event of death, disability, termination without cause, or if a change-in-control occurs. The difference between the option grant price and the fair market value of the Common Stock at the date of grant (total of $1,106,160) will be charged to operations at a rate of 10% per year.

     The Company has reserved 719,654 shares of Common Stock for issuance upon the exercise of options.

13. CONCENTRATION OF CREDIT RISK:

     Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

     The Company maintains cash and cash equivalents with various domestic and foreign financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, United States cash balances may exceed Federal Deposit Insurance Corporation insurance limits. No such deposit insurance is provided for deposits with foreign institutions.

                         ALIGN-RITE INTERNATIONAL, INC.

     The Company's customers are concentrated in the United States and Europe, primarily within the high technology industry. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information and, to date, such losses have been within management's expectations. During the years ended March 31, 1999, 1998 and 1997, net sales, as a percentage of consolidated net sales, of its largest customers is as follows:

                                      1999                         1998                         1997
                           --------------------------   --------------------------   --------------------------
                                        PERCENTAGE OF                PERCENTAGE OF                PERCENTAGE OF
                             AMOUNT       NET SALES       AMOUNT       NET SALES       AMOUNT       NET SALES
                           ----------   -------------   ----------   -------------   ----------   -------------
Customer A...............  $4,951,045         9.4%      $4,159,612        8.9%       $5,253,000       13.8%
Customer B...............   3,743,562         7.1%       3,748,399        8.0%        2,458,000        6.5%
Customer C...............   3,669,631         7.0%       3,650,696        7.8%        2,382,000        6.3%
                                            -----                        ----                         ----
                                             23.5%                       24.7%                        26.6%
                                            =====                        ====                         ====

14. SEGMENT INFORMATION

     As described in Note 2, the Company adopted SFAS No. 131 in fiscal year 1999. The Company has two reportable business segments: the United States and Europe.

     The Company conducts operations worldwide and is managed on a geographical basis, with those geographic segments being the United States and Europe. The United States segment, which is based in Burbank, California, covers the U.S., Canada and Latin America. The European segment, which is based in Bridgend, Wales and Heilbronn, Germany, covers all European countries. Sales to Asia Pacific from both segments are immaterial to the group and therefore, not deemed a separate segment. The Company's operations are primarily concentrated in the United States and Europe.

     The accounting policies of the geographic segments are the same as those described in the summary of significant accounting policies. The Company allocates resources to and evaluates performance of its geographic segments based on operating income. Transfers between geographic areas have not been significant and are recorded using internal transfer prices set by the Company.

                                                    FOR FISCAL YEAR MARCH 31, 1999
                                              -------------------------------------------
                                              UNITED STATES      EUROPE          TOTAL
                                              -------------    -----------    -----------
Net revenue from unaffiliated customers.....   $29,649,805     $22,792,715    $52,442,520
                                               ===========     ===========    ===========
Income from operations......................   $ 3,820,662     $ 4,675,647    $ 8,496,309
                                               ===========     ===========    ===========
Depreciation and amortization...............   $ 2,955,000     $ 3,034,157    $ 5,989,157
                                               ===========     ===========    ===========
Long-lived assets...........................   $33,238,531     $28,903,192    $62,141,723
                                               ===========     ===========    ===========
Identifiable assets.........................   $42,039,081     $38,252,557    $80,291,638
                                               ===========     ===========    ===========

                                                    FOR FISCAL YEAR MARCH 31, 1998
                                              -------------------------------------------
                                              UNITED STATES      EUROPE          TOTAL
                                              -------------    -----------    -----------
Net revenue from unaffiliated customers.....   $27,467,497     $19,253,557    $46,721,054
                                               ===========     ===========    ===========
Income from operations......................   $ 4,378,444     $ 5,155,605    $ 9,534,049
                                               ===========     ===========    ===========
Depreciation and amortization...............   $ 2,525,601     $ 1,754,953    $ 4,280,554
                                               ===========     ===========    ===========
Long-lived assets...........................   $20,972,311     $13,517,679    $34,489,990
                                               ===========     ===========    ===========
Identifiable assets.........................   $28,697,454     $22,430,708    $51,128,162
                                               ===========     ===========    ===========

                         ALIGN-RITE INTERNATIONAL, INC.

                                                    FOR FISCAL YEAR MARCH 31, 1997
                                              -------------------------------------------
                                              UNITED STATES      EUROPE          TOTAL
                                              -------------    -----------    -----------
Net revenue from unaffiliated customers.....   $25,868,264     $12,132,333    $38,000,597
                                               ===========     ===========    ===========
Income from operations......................   $ 4,930,530     $ 3,134,604    $ 8,065,134
                                               ===========     ===========    ===========
Depreciation and amortization...............   $ 1,765,281     $ 1,008,665    $ 2,773,946
                                               ===========     ===========    ===========
Long-lived assets...........................   $13,522,995     $ 8,566,077    $22,089,072
                                               ===========     ===========    ===========
Identifiable assets.........................   $24,867,768     $13,912,904    $38,780,672
                                               ===========     ===========    ===========

15. QUARTERLY FINANCIAL SUMMARY -- UNAUDITED

                                                                      QUARTERS
                                                      ----------------------------------------
          FOR THE YEARS ENDED MARCH 31,                FIRST     SECOND      THIRD     FOURTH
          -----------------------------               -------    -------    -------    -------
                                                         (THOUSANDS, EXCEPT PER SHARE DATA)
1999
Revenues..........................................    $13,690    $13,993    $12,082    $12,677
Gross profit......................................      5,138      5,360      3,612      3,923
Income before provision for income taxes..........      2,870      2,907      1,185      1,410
Net income                                              1,785      1,811        805        903
Earnings per share:
  Basic...........................................    $  0.40    $  0.40    $  0.18    $  0.20
  Diluted.........................................       0.36       0.37       0.17       0.19
1998
Revenues..........................................    $10,616    $11,424    $11,689    $12,992
Gross profit......................................      4,130      4,293      4,349      4,713
Income before provision for income taxes..........      2,340      2,390      2,377      2,681
Net income........................................      1,448      1,491      1,480      1,682
Earnings per share:
  Basic...........................................    $  0.33    $  0.34    $  0.34    $  0.38
  Diluted.........................................       0.33       0.31       0.30       0.34

16. SUBSEQUENT EVENT -- UNAUDITED

     On May 24, 1999, the Company signed a non-binding letter of intent to purchase Harris Corporation's Imaging Technology Group (ITG) semiconductor business unit, a photomask manufacturer located in Melbourne, Florida. The acquisition is subject to a number of conditions, including the preparation, negotiation and approval of a definitive agreement, satisfactory completion of due diligence, obtaining required regulatory and other approvals, and final agreement on the financial terms of the transaction terms of the agreement have not been disclosed.

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of Align-Rite International, Inc.

     Our report on the consolidated financial statements of Align-Rite International, Inc. and its subsidiaries is included on page 18 of this Form 10-K. In connection with our audits of such financial statements, we have audited the related financial statement schedule as of March 31, 1999, 1998 and 1997 and for each of the three years in the period ended March 31, 1999, as included on page 17 of this Form 10-K.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

Los Angeles, California
May 28, 1999

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                              BALANCE AT     CHARGED    CREDITED TO   DEDUCTIONS   BALANCE AT
                                             BEGINNING OF   COSTS AND      OTHER         FROM        END OF
                                                PERIOD      EXPENSES     ACCOUNTS      RESERVES      PERIOD
                                             ------------   ---------   -----------   ----------   ----------
Year ended March 31, 1999
  Allowance for doubtful receivables.......    $278,495     $179,662           --           --      $458,157
  Deferred tax asset valuation allowance...    $ 29,372           --           --      $29,372      $     --
Year ended March 31, 1998
  Allowance for doubtful receivables.......    $271,493     $  7,002           --           --      $278,495
  Deferred tax asset valuation allowance...    $ 26,000     $  3,372           --           --      $ 29,372
Year ended March 31, 1997
  Allowance for doubtful receivables.......    $152,633           --     $118,860           --      $271,493
  Deferred tax asset valuation allowance...    $ 26,000           --           --           --      $ 26,000

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information required under this Item is incorporated by reference from the Company's definitive Proxy Statement to be filed in connection with the Company's 1999 annual meeting of shareholders. Reference is made to that portion of the Proxy Statement entitled "Election of Directors." In addition, information regarding executive officers of the Company is set forth under the caption "Executive Officers of the Registrant" in Part I hereof.

ITEM 11. EXECUTIVE COMPENSATION AND RELATED MATTERS

     Information required under this Item is incorporated by reference from the Company's definitive Proxy Statement to be filed in connection with the Company's 1999 annual meeting of shareholders. Reference is made to that portion of the Proxy Statement entitled "Executive Compensation and Other Information."

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information required under this Item is incorporated by reference from the Company's definitive Proxy Statement to be filed in connection with the Company's 1999 annual meeting of shareholders. Reference is made to that portion of the Proxy Statement entitled "Security Ownership of Principal Shareholders and Management."

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information required under this Item is incorporated by reference from the Company's definitive Proxy Statement to be filed in connection with the Company's 1999 annual meeting of shareholders. Reference is made to that portion of the Proxy Statement entitled "Executive Compensation and Other Information" and "Certain Transactions."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORT ON FORM 8-K

     1. FINANCIAL STATEMENTS

     Financial Statements of the Registrant are listed in the index to Consolidated Financial Statements and filed under Item 8, "Financial Statements and Supplementary Data," included elsewhere in the Form 10-K.

     2. FINANCIAL STATEMENT SCHEDULE

     Financial Statement Schedule of the Registrant is listed in the index to Consolidated Financial Statements and filed under Item 8, "Financial Statements and Supplementary Data," included elsewhere in this Form 10-K.

     3. REPORT ON FORM 8-K

     None.

     4. EXHIBITS

    EXHIBIT
    NUMBER                       DESCRIPTION OF EXHIBIT
    -------                      ----------------------
       3.1    Articles of Incorporation of the Company, previously filed as Exhibit 3.1 to Registration Statement No. 33-91978, on
              Form S-1, which is incorporated herein by reference.
       3.2    Form of Amended and Restated Articles of Incorporation of
              the Company filed as Exhibit 3.2 to Registration Statement
              No. 33-91978, on Form S-1, which is incorporated herein by reference.
       3.3    Bylaws of the Company filed as Exhibit 3.3 to Registration
              Statement No. 33-91978, on Form S-1, which is incorporated herein by reference.
      10.1    Forms of Indemnity Agreement between the Company and each of its executive officers and directors filed as Exhibit 10.1 to Registration Statement No. 33-91978, on Form S-1, which is incorporated herein by reference.
      10.2    Align-Rite International, Inc. Stock Option Plan filed as
              Exhibit 10.2 to Registration Statement No. 33-91978, on Form
              S-1, which is incorporated herein by reference.
      10.3    Letter of Advice of Borrowing Terms dated April 20, 1995,
              between National Westminster Bank and ARL, Letter of Credit dated September 15, 1994 between National Westminster Bank and ARL and Mortgage Debenture dated February 10, 1992
              between National Westminster Bank and ARL filed as Exhibit
              10.4 to Registration Statement No. 33-91978, on Form S-1,
              which is incorporated herein by reference.
      10.4    Lease dated January 18, 1980 between Walton Emmick and Form of Lease between ARC and Denise McLaughlan, Sharyn Schrick, and Sandra Bowman, for ARC's corporate headquarters located at 2428 Ontario Street, Burbank, California filed as Exhibit
              10.5 to Registration Statement No. 33-91978 on Form S-1,
              which is incorporated herein by reference.
      10.5    Lease dated April 12, 1995 between Shire Family Trusts and
              ARC, for part of ARC's corporate headquarters located at
              2504 Ontario Street, Burbank, California filed as Exhibit
              10.6 to Registration Statement No. 33-91978 on Form S-1,
              which is incorporated herein by reference.
      10.6    Agreement dated May 30, 1984 between MGC and ARL under Lease dated May 30, 1984 between MGC and ARL and Agreement
              relating to the Leasehold Property dated March 24, 1992, for headquarters located at 1 Technology Drive, Bridgend, Wales,
              U.K. filed as Exhibit 10.7 to Registration Statement No.
              33-91978 on Form S-1, which is incorporated herein by
              reference.
      10.7    Master Equipment Sub-Lease Agreement dated May 30, 1984
              between MGC and ARL, Agreement dated March 24, 1992 between
              MGC, ARL and ARI and Lease Payment Restructuring Agreement
              dated January 27, 1994 between MGC, ARL and ARI filed as
              Exhibit 10.8 to Registration Statement No. 33-91978 on Form
              S-1, which is incorporated herein by reference.
      10.8    Shareholders Agreement dated May 30, 1984 between MGC, the several persons listed on Schedule 1 attached thereto and
              ARC and Supplemental Shareholders Agreement dated March 26,
              1986 between MGC and ARI filed as Exhibit 10.9 to
              Registration Statement No. 33-91978 on Form S-1, which is
              incorporated herein by reference.

    EXHIBIT
    NUMBER                       DESCRIPTION OF EXHIBIT
    -------                      ----------------------
      10.9    Form of Debenture dated March 16, 1988 between ARI and each of WGTC Nominees Limited, Prutec Limited, F&C Enterprise
              Trust PLC, H&Q Ventures IV, H&Q Ventures International IV
              and Hamquist (the "Loan Parties"), and Form of Deed of
              Amendment dated December 24, 1990 between ARI and each of
              the Loan Parties, with a Schedule attached hereto listing
              debenture amounts for each of the Loan Parties filed as
              Exhibit 10.10 to Registration Statement No. 33-91978 on Form
              S-1, which is incorporated herein by reference.
     10.10    Letters dated October 12, 1993 and October 18, 1994 from the
              Secretary of State for Wales ("Wales") to ARL for Grants to
              ARL, Notification Letter dated April 21, 1995 from
              PricewaterhouseCoopers LLP to Wales and Consent Letter dated
              April 24, 1995 from Wales to ARL filed as Exhibit 10.11 to
              Registration Statement No. 33-91978 on Form S-1, which is
              incorporated herein by reference.
     10.11    Employment Agreement dated March 31, 1995 between James L.
              Mac Donald and the Company filed as Exhibit 10.12 to
              Registration Statement No. 33-91978 on Form S-1, which is
              incorporated herein by reference.
     10.13    The Rules and Ancillary Documentation for Align-Rite
              International, Plc Employee Share Option Scheme, as amended, filed as Exhibit 10.14 to Registration Statement No.
              33-91978, on Form S-1, which is incorporated herein by
              reference.
     10.14    Strategic Relationship Agreement, dated April 1, 1993, among
              Harris and ARI, ARC and ARL filed as Exhibit 10.15 to
              Registration Statement No. 33-91978, on Form S-1, which is incorporated herein by reference.
     10.15    ETEC Core System Purchase Agreement between Etec Systems,
              Inc. and filed as Exhibit 10.16 to Registration Statement
              No. 33-91978, on Form S-1, which is incorporated herein by reference.
     10.16    Align-Rite International, Inc. Employee Stock Purchase Plan
              filed as Exhibit 10.1 to Registration Statement No. 33-00232 on Form S-8, which is incorporated herein by reference.
     10.17    1998 Credit Agreement -- Align-Rite
              Corporation -- Align-Rite Corporation 1998 Credit Agreement
              filed as Exhibit 10.17 to Align-Rite International, Inc.
              Annual Report on Form 10-K for the year ended March 31,
              1998, which is incorporated herein by reference.
     10.18    Amendment of Commercial Credit Agreements -- Align-Rite
              International, Inc. -- Align-Rite International, Inc.
              Amendment of Commercial Credit Agreements filed as Exhibit
              10.18 to Align-Rite International, Inc. Annual Report on
              Form 10-K for the year ended March 31, 1998, which is
              incorporated herein by reference.
        21    Subsidiaries of the Registrant.
        23    Consent of PricewaterhouseCoopers LLP.
        27    Financial Data Schedule

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          ALIGN-RITE INTERNATIONAL, INC.

Date: June 29, 1999                       By:    /s/ JAMES L. MAC DONALD
                                            ------------------------------------
                                                    James L. Mac Donald
                                              Chairman of the Board, President
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                /s/ JAMES L. MAC DONALD                   Date: June 29, 1999
--------------------------------------------------------
                  James L. Mac Donald
          Chairman of the Board, President and
                Chief Executive Officer

                 /s/ PETAR N. KATURICH                    Date: June 29, 1999
--------------------------------------------------------
                   Petar N. Katurich
                Vice President Finance,
                Chief Financial Officer,
                 Secretary and Director

                    /s/ GEORGE WELLS                      Date: June 29, 1999
--------------------------------------------------------
                      George Wells
                        Director

                   /s/ WILLIAM ELDER                      Date: June 28, 1999
--------------------------------------------------------
                     William Elder
                        Director

                    /s/ ALAN DUNCAN                       Date: June 29, 1999
--------------------------------------------------------
                      Alan Duncan
                        Director


                                                                         ANNEX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
                            ------------------------

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1999

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM ____________ TO ____________ .

                         COMMISSION FILE NUMBER 026240

                         ALIGN-RITE INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                  CALIFORNIA                                     95-4528353
       (STATE OF OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)

         2428 ONTARIO ST. BURBANK, CA                              91504
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)


                                 (818) 843-7220
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.



                 CLASS                               OUTSTANDING AT JULY 9, 1999
                 -----                               ---------------------------

      Common Stock, $.01 par value                         4,547,279 Shares


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         ALIGN-RITE INTERNATIONAL, INC.

                                     INDEX



                                                                       PAGE
                                                                       ----

                       PART I. FINANCIAL INFORMATION
Item 1.  Financial Statements (unaudited)
         Consolidated Balance Sheets at June 30, 1999 and March 31,
         1999........................................................    3
         Consolidated Statements of Operations for the Three Months
         ended June 30, 1999 and 1998................................    4
         Consolidated Statements of Comprehensive Income for the
         Three Months ended June 30, 1999 and 1998...................    5
         Consolidated Statements of Cash Flows for the Three Months
         ended June 30, 1999 and 1998................................    6
         Notes to Consolidated Financial Statements..................    7
         Management's Discussion and Analysis of Results of
Item 2.  Operations and Financial Condition..........................    9
         Quantitative and Qualitative Disclosures about Market
Item 3.  Risk........................................................   12

                      PART II. FINANCIAL INFORMATION
Item 6.  Exhibits and Reports on Form 8-K............................   13
         Signatures..................................................   14
         Statement Regarding Computation of Earnings Per Share.......   15

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                         ALIGN-RITE INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                          (UNAUDITED -- 000'S OMITTED)

                                     ASSETS

                                                              AT JUNE 30,    AT MARCH 31,
                                                                 1999            1999
                                                              -----------    ------------
Current assets:
  Cash and cash equivalents.................................    $ 4,550        $ 6,328
  Accounts receivable, net..................................      8,250          7,171
  Inventories, primary raw materials........................      2,941          2,882
  Prepaid and other current assets..........................      1,403          1,318
                                                                -------        -------
          Total current assets..............................     17,144         17,699
Property and equipment, net.................................     60,223         61,333
Other assets................................................      1,508          1,259
                                                                -------        -------
          Total assets......................................    $78,875        $80,291
                                                                =======        =======

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................    $ 3,939        $ 4,182
  Equipment payables, current portion.......................      2,908          7,636
  Accrued expenses and other................................      2,754          3,328
  Taxes payable.............................................        930            423
                                                                -------        -------
          Total current liabilities.........................     10,531         15,569
Equipment payables, long-term portion.......................     10,760         10,008
Long-Term Debt..............................................      7,200          5,200
Deferred taxes..............................................      5,355          5,355
Other liabilities...........................................        774            857
Shareholders' equity:
Common stock:
  Authorized -- 35,000 shares $.01 par value;
     Issued -- 4,548 and 4,540 shares, respectively.........         45             45
Additional paid-in capital..................................     19,107         19,045
Retained earnings...........................................     25,206         24,098
Accumulated other comprehensive income......................       (103)           114
                                                                -------        -------
          Total shareholders' equity........................     44,255         43,302
                                                                -------        -------
          Total liabilities and shareholders' equity........    $78,875        $80,291
                                                                =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE THREE MONTHS ENDED JUNE 30,
              (UNAUDITED -- 000'S OMITTED, EXCEPT PER SHARE DATA)



                                                               1999       1998
                                                              -------    -------

Net sales...................................................  $13,361    $13,690
Cost of sales...............................................    9,066      8,552
                                                              -------    -------
  Gross profit..............................................    4,295      5,138
Selling, general and administrative expenses................    2,238      2,102
Research and development....................................      259        202
                                                              -------    -------
  Income from operations....................................    1,798      2,834
Interest income (expense) and other, net....................      (70)        36
                                                              -------    -------
Income before provision for income taxes....................    1,728      2,870
Provision for income taxes..................................      620      1,085
                                                              -------    -------
Net income..................................................  $ 1,108    $ 1,785
                                                              =======    =======
Per share information:
  Basic earnings per share..................................  $   .24    $   .40
  Shares used in per share computation......................    4,547      4,468
  Diluted earnings per share................................  $   .23    $   .36
  Shares used in per share computation......................    4,882      4,893


  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE THREE MONTHS ENDED JUNE 30,
                          (UNAUDITED -- 000'S OMITTED)



                                                               1999      1998
                                                              ------    ------

Net income..................................................  $1,108    $1,785
Other comprehensive income:
  Foreign currency translation adjustments..................    (217)       25
                                                              ------    ------
Comprehensive income........................................  $  891    $1,810
                                                              ======    ======


  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED JUNE 30,
                          (UNAUDITED -- 000'S OMITTED)

                                                               1999       1998
                                                              -------    -------
Cash flows from operating activities:
Net income:.................................................  $ 1,108    $ 1,785
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation and amortization.............................    1,795      1,368
  Bad debt expense..........................................        2         --
  Compensation related to stock options granted.............       27         27
Changes in assets and liabilities:
  Accounts receivable.......................................   (1,107)      (560)
  Inventories...............................................      (68)       (21)
  Prepaids and other assets.................................     (387)       104
  Trade accounts payable....................................     (195)     2,202
  Equipment Payables........................................   (4,728)        --
  Accrued expenses and other liabilities....................     (100)       (83)
                                                              -------    -------
       Net cash (used in) provided by operating
        activities..........................................   (3,653)     4,822
                                                              -------    -------
Cash flows from investing activities:
  Purchase of property and equipment........................     (109)    (6,503)
                                                              -------    -------
       Net cash used in investing activities................     (109)    (6,503)
Cash flows from financing activities:
  Proceeds from line of credit..............................    2,000         --
  Stock options exercised...................................       14          9
                                                              -------    -------
       Net cash provided by financing activities............    2,014          9
                                                              -------    -------
Effect of exchange rate on cash.............................      (30)         8
Net decrease in cash........................................   (1,778)    (1,664)
                                                              -------    -------
Cash and cash equivalents, beginning of year................    6,328      5,523
                                                              -------    -------
Cash and cash equivalents, end of year......................  $ 4,550    $ 3,859
                                                              =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the three months ended June 30 for:
       Income taxes.........................................  $    --    $   275
Non-cash activities:
  Equipment purchases to be refinanced under available lines
     of credit..............................................  $   752    $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                         ALIGN-RITE INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

1. BUSINESS AND BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Align-Rite International, Inc. ("ARII"), a California corporation, incorporated on April 27, 1995, and its wholly-owned subsidiaries, Align-Rite International Limited ("ARI"), Align-Rite Corporation ("ARC"), Align-Rite Limited ("ARL"), Align-Rite BV ("ARBV"), and Align-Rite GmbH ("ARGMBH"). ARII and its subsidiaries are collectively referred to as the "Company". All significant intercompany accounts and transactions have been eliminated.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statement presentation. In the opinion of management, the accompanying consolidated balance sheets and related interim consolidated statements of operations and cash flows include all adjustments (consisting only of normal recurring items) considered necessary for their fair presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. The consolidated results of operations for the three months ended June 30, 1999 are not necessarily indicative of results to be expected for the year ended March 31, 2000. The information included in this Form 10-Q should be read in conjunction with the Company's audited consolidated financial statements and notes thereto as of March 31, 1999 and 1998 and for the three years in the period ended March 31, 1999 as filed on Form 10K. Certain items shown in the prior financial statements have been reclassified to conform with the presentation of the current period.

     The principal activity of ARII, ARI and ARBV is that of holding companies into which their respective subsidiaries are consolidated. ARC, ARL and ARGMBH manufacture and market quality photomasks in the United States and Europe. Photomasks, which are precision photographic quartz or glass plates, contain microscopic images of integrated circuits. These are used primarily by semiconductor manufacturers as master images to transfer circuit patterns onto silicon wafers during the fabrication of integrated circuits.

     The Company maintains a policy and practice of restricting ARC from paying dividends or making certain other distributions in order to minimize tax consequences resulting from its current corporate structure.

2. SEGMENT INFORMATION

     The Company adopted SFAS No. 131 in fiscal year 1999. The Company has two reportable business segments: the United States and Europe.

     The Company conducts operations worldwide and is managed on a geographical basis, with those geographic segments being the United States and Europe. The United States segment, which is based in Burbank, California, covers the U.S., Canada and Latin America. The European segment, which is based in Bridgend, Wales and Heilbronn, Germany, covers all European countries. Sales to Asia Pacific from both segments are immaterial to the group and therefore, not deemed a separate segment. The Company's operations are primarily concentrated in the United States and Europe.

     The accounting policies of the geographic segments are the same as those described in the summary of significant accounting policies. The Company allocates resources to and evaluates performance of its geographic segments based on operating income. Transfers between geographic areas have not been significant and are recorded using internal transfer prices set by the Company.


                                                        FOR THE THREE MONTHS ENDED JUNE 30, 1999
                                                       ------------------------------------------
                                                       UNITED STATES      EUROPE         TOTAL
                                                       -------------    ----------    -----------
Net revenue from unaffiliated customers..............   $7,748,000      $5,613,000    $13,361,000
                                                        ==========      ==========    ===========
Income from operations...............................   $  635,000      $1,163,000    $ 1,798,000
                                                        ==========      ==========    ===========
Deprecation and amortization.........................   $  850,000      $  894,000    $ 1,795,000
                                                        ==========      ==========    ===========



                                                        FOR THE THREE MONTHS ENDED JUNE 30, 1998
                                                       ------------------------------------------
                                                       UNITED STATES      EUROPE         TOTAL
                                                       -------------    ----------    -----------
Net revenue from unaffiliated customers..............   $7,502,000      $6,188,000    $13,690,000
                                                        ==========      ==========    ===========
Income from operations...............................   $1,135,000      $1,699,000    $ 2,834,000
                                                        ==========      ==========    ===========
Deprecation and amortization.........................   $  780,000      $  588,000    $ 1,368,000
                                                        ==========      ==========    ===========

3. ACQUISITION

     On July 2, 1999, the Company completed the acquisition of Harris Imaging Technology Group (ITG), a photomask manufacturer located in Melbourne, Florida for approximately $13,250,000. The acquisition will be accounted for as a purchase and is not material to the financial position or results of operations of the Company.

ITEM 2. MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Net sales for the three months ended June 30, 1999, decreased 2% to $13,361,000, compared to $13,690,000 in the same period in the prior fiscal year. The decrease in net sales for the quarter of 2% is primarily due to a decrease in customer demand as a result of the prevailing lackluster rate of new design activity throughout the semiconductor industry. The Company continues to experience strong competitive conditions including product-pricing pressures in most sectors of the photomask market. Average selling prices have declined compared to the prior year. However, the Company achieved a 5% sequential increase as pricing pressures, while not improving dramatically, have stabilized throughout the industry.

     European net sales for the three months ended June 30, 1999 decreased 9% to $5,613,000, compared with $6,188,000 for the same period in the prior year. United States net sales for the three months ended June 30, 1999 increased 3% to $7,748,000, compared with $7,502,000 in the same period of the prior year.

     Gross profit as a percentage of net sales for the three months ended June 30, 1999, decreased to 32.1%, compared to 37.5% in the same period in the prior year. The decrease in gross profit as a percentage of net sales for the three months ended June 30, 1999 is primarily attributable to higher operating costs, lower capacity utilization and product pricing pressures. Depreciation expense for June 30, 1999 increased 28% to $1,744,000, compared to $1,368,000 in the prior fiscal year. As the Company continues to invest in capital equipment to keep pace with increased demand, the Company anticipates that its gross profit will fluctuate slightly based on the timing of equipment purchases and related increases in depreciation expense.

     Selling, general and administrative expenses include salaries of sales personnel, marketing expense, general and administrative expense and product distribution expense. Selling, general and administration expenses for the three months ended June 30, 1999 increased slightly to $2,238,000, compared with $2,102,000, in the prior fiscal year. Selling general and administrative expenses as a percentage of net sales increased to 16.8%, compared with 15.4% in the same period in the prior year. The Company believes selling, general and administrative, as a percentage of sales will remain at approximately 16%.

     Research and development ("R&D") expense is comprised primarily of personnel costs, material consumption, depreciation and engineering costs. The Company spent $259,000 for the three months ended June 30, 1999, compared to $202,000 in the related prior period. The Company believes it will continue to spend approximately 2% to 3% of sales on R&D related projects. The Company anticipates that R&D expense will continue to increase in absolute terms and as a percentage of sales in the future, reflecting its strategy of advancing their technology.

     Interest income was $28,000 for the three months ended June 30, 1999, as compared to $36,000 for the same period in the prior year. The amounts for interest income are relatively consistent as the Company maintained a slightly lower cash balance throughout the quarter as compared to the prior year.

     Interest expense for the three months ended June 30, 1999 was effected by the Company's $7.2 million draw down on its available line-of-credit. Interest expense associated with this draw down was $92,000 for the quarter and as the Company draws down further on its line, interest expense will continue to increase in the future.

     For the three months ended June 30, 1999, the Company's effective income tax rate decreased to 35.9% from 37.8% in the prior year's quarter. The decrease in the effective income tax rate is attributable to lower state taxes due to application of available credits from capital expenditure purchases.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash and cash equivalents were $4,550,000 at June 30, 1999. Net cash used in operating activities amounted to $3,653,000 for the three months ended June 30, 1999, compared to $4,822,000 provided by operations for the same period in the prior year. Operating cash flows for the three months ended June 30, 1999 reflect lower net income, increased non-cash charges related to depreciation and amortization expenses and a significant decrease in equipment payables primarily related to fixed assets purchased that were paid down during the three months ended June 30, 1999.

     For the three months ended June 30, 1999, cash used in investing activities totaled $109,000, compared to $6,503,000 in the related prior year period. The Company's investing activities during the three months ended June 30, 1999 were minimal. Cash from financing activities included a $2,000,000 draw down from its $25 million lines-of-credit. As of June 30, 1999, the Company had borrowed $7.2 million from its available lines. Equipment payables for which the Company has the ability and intent to refinance utilizing its available lines-of-credit during fiscal year 2000 have been classified as long-term at June 30, 1999.

     Management believes that funds generated from operations together with its cash and cash equivalents will be sufficient to meet the Company's normal operating requirements for the next 12 months. If these funds prove to be insufficient, or if new opportunities require the Company to supplement its financial resources, the Company may use established credit lines with its corporate bankers or pursue other sources of financing; however, there can be no assurance other sources of financing will be available at commercially viable terms, if at all.

     On July 2, 1999, the Company completed the acquisition of Harris Imaging Technology Group (ITG), a photomask manufacturer located in Melbourne, Florida. Under the terms of the asset purchase agreement, the purchase price paid by the Company was $13,250,000. The Company has borrowed $13,250,000 from its existing lines-of-credit and has received a commitment from the related bank to increase the lines-of-credit from $25 million to $35 million.

  Readiness for Year 2000

     Background. As the year 2000 approaches, a critical issue has emerged regarding how existing applications software programs, operating systems and embedded computer chips can accommodate the year 2000 date value. The Company has a year 2000 project team in place with overall responsibility for the company's year 2000 compliance programs. In addition, executive management regularly monitors the status of the Company's year 2000 remediation plans.

     Project. The Company has identified potential year 2000 risks in four categories; Software Information Systems Manufacturing Engineering facilities; internal business software and information technology systems; systems other than information technology systems ("Not-IT systems"); and third-party suppliers to the Company. The Company's year 2000 project includes the following phases for the first three categories above: (1) identifying year 2000 risks;
(2) assigning priorities to identified risks; (3) testing year 2000 compliance for risks determined to be material to the Company; (4) correcting problems determined to be material and not year 2000 compliant; (5) retesting corrections that have been implemented; and (6) developing contingency plans. With respect to the Company's third-party suppliers, the Company's year 2000 project consists of the following phases: (1) contacting critical suppliers for information concerning their year 2000 readiness; (2) prioritizing suppliers as to relative importance; (3) validating supplier responses regarding year 2000 compliance.

     Assessment. The product that the Company sells to customers consists of no date related issues; therefore, the Company believes that its current product offerings are year 2000 compliant.

     Internal business software and systems consist primarily of the Company's business information systems in the United States and Europe. The Company has completed its initial year 2000 project phases with respect to its business systems, and is in the process of developing, implementing and testing the necessary modifications. The Company believes that its internal business software and systems will be year 2000 compliant. However, if the Company's business systems are not year 2000 compliant, the Company could experience interruptions to its production process, development programs and general business operations. The Company has been advised by the suppliers of its manufacturing equipment, which consist primarily of microlithography writing tools, process and inspection tools in the various building the Company occupies, that such systems are year 2000 compliant.

     Third-party suppliers provide raw materials and in some cases, manufacturing services incorporated by the Company into the products and systems it sells. The Company is requiring that each of its key suppliers certify whether they are year 2000 compliant. The Company has also prioritized its suppliers as critical or non-critical to the Company's business. Based on information received from these suppliers, the Company estimates that approximately 85% of its critical suppliers are presently year 2000 compliant. The Company plans to monitor its critical suppliers and either develop alternate sources or increase inventory levels prior to the year 2000 for those suppliers considered to be at risk of not achieving year 2000 compliance. However, there can be no assurance that such alternate sources will be available or that adequate inventory levels will be attainable if necessary, and the Company could experience raw materials and or parts shortages and production interruptions if one or more key third-party suppliers experience year 2000 problems.

     Costs. Incremental costs of the Company's year 2000 project have primarily consisted of upgrades to the Company's existing manufacturing and inspection equipment. Such costs in the aggregate have not been material to the Company's financial position, results of operations or cash flows. The balance of the effort for the Company's year 2000 project has been by employees of the Company whose costs for this project are not tracked separately. The Company currently believes that costs for the remainder of the year 2000 compliance project will not be material to the Company's financial position, results of operations or cash flows.

     Risks. The Company's results of operations, financial condition and cash flows could be materially and adversely affected if the Company or any of its critical suppliers or customers do not achieve year 2000 compliance. Although the Company's year 2000 compliance project is expected to minimize the Company's risks of experiencing a year 2000 problem, inherent risks and uncertainties exist despite the Company's efforts. There can be no assurance that a failure on the part of the Company, it products, its suppliers or its customers will not be disruptive to the Company's business. As a result of these uncertainties the Company is unable to determine at this time whether the consequences of year 2000 failures will have a material effect on the Company's results of operations, financial condition or cash flows.

  Foreign Operations and Inflation

     Foreign operations are subject to certain risks inherent to conducting business abroad, including product prices and currency exchange controls, fluctuation in the relative value of currencies and restrictive governmental actions. Changes in the relative value of currencies occur from time to time and may, in certain instances, have a material adverse effect on the Company's results of operations and cash flows. The Company does not hedge foreign currency risks, and the effects of these risks are difficult to predict. The risks associated with foreign operations have not, to date, had a material adverse impact on the Company's results of operations and cash flows. There can, however, be no assurance that such risks will not have a material adverse effect on the Company's financial position, results of operations and cash flows in the future.

     The effects of inflation are experienced by the Company through increases in cost of labor, services and raw materials. In general, these costs have been anticipated and were offset by some degree by periodic increases in the prices of its products or higher manufacturing capacity utilization rates. The Company does not believe, however, that inflation has had a material effect on its results of operations in the past. There can be no assurance that the Company's financial positions, results of operations and cash flows will not be materially affected by inflationary trends in the future.

     Euro Conversion. A single currency called the euro was introduced in Europe on January 1, 1999. Eleven of the fifteen member countries of the European Union ("EU") adopted the euro as their common legal currency as of that date. Fixed conversion rates between these participating countries' existing currencies (the "legacy currencies") and the euro were established as of that date. The legacy currencies will remain legal tender as denominations of the euro until at least 2002 (but not later than July 1, 2002). During this transition period, parties may settle transaction using either the euro or participating country's legal currency.

     The Company is still in the process of evaluating the effect, if any, of the euro on its pricing of products in the eleven participating countries. The Company does not expect a material impact on its results of operations from foreign currency gains or losses as a result of its transition to the euro as the functional currency for its subsidiaries based in EU countries.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

     In addition to historical information, this report includes certain forward-looking statements regarding events and financial and industry trends which may affect the Company's future operating results and financial position. Such statements include, but are not limited to, statements as to: (i) the Company's belief that its gross profit will fluctuate based upon the timing of equipment purchases; (ii) the Company's belief that selling, general and administrative costs as a percentage of sales should remain consistent; (iii) the Company's belief that R&D expenses will continue to increase as a percentage of sales; (iv) the sufficiency of funds to meet the Company's normal operating requirements over the next 12 months; and (v) the Company's belief regarding year 2000 compliance of its internal business software and systems and its current product offerings. Such statements represent the Company's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such risks and uncertainties include but are not limited to: adverse economic conditions in the Company's markets which could adversely affect the level of demand for the Company's products, failure of the Company to anticipate, respond to or utilize changing technologies used in production of photomasks; greater than anticipated levels of competition and competitive pricing, manufacturing difficulties or capacity limitations; shortage of raw materials; delays in delivery of recently purchased manufacturing equipment to the Company; greater than anticipated capital investment requirements; and currency fluctuations or changes in political conditions with respect to the Company's foreign operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Reference is made to "Quantitative and Qualitative Disclosures about Market Risk" section of the Company's Annual Report on Form 10-K for the year ended March 31, 1999.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     None

ITEM 2. CHANGES IN SECURITIES

     None

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

ITEM 6. EXHIBITS AND REPORTS OF FORM 8-K

(a) Exhibits



      11.1     Statement regarding computation of Net Income per common
               share.
      27       Financial Data Schedule


(b) Reports on Form 8-K.

     No reports on Form 8-K were filed during the quarter ended June 30, 1999, however, a report on Form 8-K was filed on July 16, 1999 relating to the acquisition of certain assets from Harris Corporation on July 2, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     Date: August 13, 1999                Align-Rite International, Inc.

                                          James Mac Donald
                                          Chairman of the Board, President &
                                          Chief Executive Director

                                          Petar Katurich
                                          Vice President of Finance,
                                          Chief Financial Officer & Secretary

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

  The Connecticut Stock Corporation Act (the "Act") provides for indemnification of directors, officers, shareholders, employees and agents of a corporation. Under the Act, a corporation is required to indemnify a director against judgments and other expenses of litigation when he is sued by reason of his being a director in any proceeding brought, other than on behalf of the corporation, if a director is successful on the merits in defense, or acted in good faith and in a manner reasonably believed to be in the best interests of the corporation, or in a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a proceeding brought on behalf of a corporation (a derivative action), a director is entitled to be indemnified by the corporation for reasonable expenses of litigation, if the director is finally adjudged not to have breached his duty to the corporation. In addition, a director is entitled to indemnification for both derivative and non-derivative actions, if a court determines, upon application, that the director is fairly and reasonably entitled to be indemnified.

  Article Ninth of the Company's Certificate of Incorporation limits directors' monetary liability for actions or omissions made in good faith, which are later determined to be a breach of their duty as directors of the Company.Article Ninth does not eliminate or limit a director's liability for breaches of fiduciary duty for actions or omissions which (i) involved a knowing and culpable violation of law; (ii) enabled a director or an associate (as defined in the Act) to receive an improper personal economic gain; (iii) showed a lack of good faith and conscious disregard for his duty as a director under circumstances where the director was aware that his actions created an unjustifiable risk of serious injury to the Company; (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of his duty; or (v) involved the improper distribution of Company assets to its shareholders or an improper loan to an officer, director or 5% shareholder. Article Ninth also does not preclude suits for equitable relief, such as an injunction, nor would it shield directors from liability for violations of the federal securities laws. Moreover, Article Ninth does not limit the liability of directors for any act or omission that occurred prior to the date the Article became effective and does not limit the potential liability of officer-directors in their capacity as officers.

Item 21. Exhibits.

2.1  -    Agreement and Plan of Merger dated as of September 15, 1999 among
          Photronics, Inc., AL Acquisition Corp. and Align-Rite International, Inc. (Included as Annex A to the joint proxy statement/prospectus)

5.1  -    Opinion of Paul, Hastings, Janofsky and Walker LLP*

8.1  -    Opinion of O'Melveny & Myers LLP*

23.1 -    Consent of PricewaterhouseCoopers LLP

23.2 -    Consent of Deloitte & Touche LLP

24.1 -    Power of Attorney (See Part II, page 4)

99.1 - Voting Agreement dated as of September 15, 1999 among Photronics, Inc. and certain shareholders of Align-Rite International, Inc. (Incorporated by reference to Exhibit 10.1 to Photronics, Inc.'s Current Report on Form 8-K, filed September 24, 1999)


-----------------------
*   To be filed by amendment

99.2 - Voting Agreement dated as of September 15, 1999 between Align-Rite International, Inc. and a certain shareholder of Photronics, Inc. (Incorporated by reference to Exhibit 10.2 to Photronics, Inc.'s Current Report on Form 8-K, filed September 24, 1999)


Item 22.  Undertakings.



(a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 ((S)230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, thereof, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10 (b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Brookfield, State of Connecticut, on the 7th day of October, 1999.

                                       PHOTRONICS, INC.



                                  By:  /s/ Constantine S. Macricostas
                                       -------------------------------
                                       Constantine S. Macricostas,
                                       Chairman of the Board


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael J. Yomazzo and Jeffrey P. Moonan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Title                       Date

/s/ Constantine S. Macricostas     Chairman of the Board of        October 7, 1999
---------------------------------  Directors and Director
Constantine S. Macricostas         Principal Executive Officer)


/s/ Michael J. Yomazzo             Vice Chairman of the Board      October 7, 1999
---------------------------------  and Director
Michael J. Yomazzo

/s/ Robert J. Bollo                Vice President/Finance          October 7, 1999
---------------------------------  Chief Financial Officer
Robert J. Bollo                    (Principal Financial and
                                   Accounting Officer)


/s/ Walter M. Fiederowicz          Director                        October 7, 1999
---------------------------------
Walter M. Fiederowicz

/s/ Joseph A. Fiorita, Jr.         Director                        October 7, 1999
---------------------------------
Joseph A. Fiorita, Jr.

                               INDEX TO EXHIBITS


Exhibit
Number     Exhibit

2.1  -    Agreement and Plan of Merger dated as of September 15, 1999 among
          Photronics, Inc., AL Acquisition Corp. and Align-Rite International,
          Inc. (Included as Annex A to the joint proxy statement/prospectus)

5.1  -    Opinion of Paul, Hastings, Janofsky and Walker LLP*

8.1  -    Opinion of O'Melveny & Myers LLP*

23.1 -    Consent of PricewaterhouseCoopers LLP

23.2 -    Consent of Deloitte & Touche LLP

24.1      Power of Attorney (See Part II, page 4)

99.1 -    Voting Agreement dated as of September 15, 1999 among Photronics, Inc.
          and certain shareholders of Align-Rite International, Inc.
          (Incorporated by reference to Exhibit 10.1 to Photronics, Inc.'s
          Current Report on Form 8-K, filed September 24, 1999)

99.2 -    Voting Agreement dated as of September 15, 1999 between Align-Rite
          International, Inc. and a certain shareholder of Photronics, Inc.
          (Incorporated by reference to Exhibit 10.2 to Photronics, Inc.'s
          Current Report on Form 8-K, filed September 24, 1999)


--------------------
*    To be filed by amendment

                                      II-5